As filed with the Securities and Exchange Commission on September 21, 2004
Registration No. 333-
Registration Nos. 333-            Through 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MedCath Holdings Corp.*

(Exact Name of Registrant as Specified in its Charter)

Delaware	8062	20-1288809
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

10720 Sykes Place

Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. James E. Harris

Executive Vice President, Chief Financial Officer and Secretary
10720 Sykes Place
Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

B.T. Atkinson, Esq.
Thomas H. O’Donnell, Jr., Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
Telephone: (704) 331-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Unit(1)	Offering Price(1)	Fee

9 7/8% Senior Notes due 2012	150,000	1,000	$150,000,000	$19,005
Guarantees of 9 7/8% Senior Notes due 2012(2)(3)	—	—	—	—

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of Regulation C of the Securities Act of 1933, as amended.
(2)	Each Registrant other than MedCath Corporation is a subsidiary of MedCath Holdings Corp. and is guaranteeing payment of the notes. MedCath Corporation, the parent of MedCath Holdings Corp., also is guaranteeing payment of the notes. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the guarantees.
(3)	No separate consideration will be received for the guarantees of the notes by the subsidiaries of MedCath Holdings Corp.

*	Information regarding additional registrants is contained in the “Table of Additional Registrants” on the following page.

     The Registrant and the Additional Registrants named below hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Additional Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective in such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Subsidiary	State of Organization	IRS Employer ID No.

AHH Management, Inc.	North Carolina	56-2003949
Austin MOB, Inc.	North Carolina	56-2125119
DTO Management, Inc.	North Carolina	56-2024676
HHBF, Inc.	North Carolina	56-2000564
Harlingen Hospital Management, Inc.	North Carolina	56-2141739
Harlingen Partnership Holdings, Inc.	Arizona	56-2273436
Heart Research Centers International, LLC	North Carolina	56-2043517
Hospital Management IV, Inc.	North Carolina	56-1962569
Interim Diagnostics Solutions, LLC	Delaware	56-2435793
Lafayette Hospital Management, Inc.	North Carolina	56-2245956
Louisiana Hospital Management, Inc.	North Carolina	56-2216160
MedCath of Arkansas, Inc.	North Carolina	56-1934920
MedCath Cardiology Consulting & Management, Inc.	Arizona	85-0513100
MedCath Corporation	Delaware	56-2248952
MedCath Diagnostics, LLC	North Carolina	56-2106114
MedCath Finance Company, LLC	North Carolina	20-1300482
MedCath Incorporated	North Carolina	56-1635096
MedCath Nuclear Services, LLC	North Carolina	56-2237167
MedCath of Texas, Inc.	North Carolina	56-1779872
Metuchen Nuclear Management, LLC	Delaware	52-2361916
Milwaukee Hospital Management, Inc.	North Carolina	56-2273826
NM Hospital Management, Inc.	North Carolina	56-2103479
San Antonio Holdings, Inc.	Arizona	56-2279735
San Antonio Hospital Management, Inc.	North Carolina	56-2249590
Sioux Falls Hospital Management, Inc.	North Carolina	56-2141521
Southern Arizona Heart, Inc.	North Carolina	56-1943269
Venture Holdings, Inc.	Arizona	56-1968784

The primary standard industrial classification of all of the additional registrants is 8062. The principal executive offices of all of the additional registrants is 10720 Sykes Place, Charlotte, North Carolina 28277. Their telephone number is (704) 708-6600.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction when the offer or sale is not permitted.

THIS PROSPECTUS IS SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2004.

PROSPECTUS

MedCath Holdings Corp.

Offer to Exchange

Registered 9 7/8% Senior Notes due 2012
For Any and All Outstanding
Unregistered 9 7/8% Senior Notes due 2012

      We are offering to exchange new registered 9 7/8% Senior Notes due 2012 for all of our outstanding unregistered 9 7/8% Senior Notes due 2012.

Terms of the Exchange Notes:

•	The new registered notes, which we refer to as the “exchange notes,” will be identical in all material respects to the outstanding unregistered notes, which we refer to as the “original notes.”

Terms of the Exchange Offer:

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless we extend it.

•	Tenders of original notes may be withdrawn anytime before 5:00 p.m., New York City time, on the expiration date.

•	We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You should carefully review all of the procedures for tendering original notes under the caption “The Exchange Offer” beginning on page 28 of this prospectus. If you do not comply with these procedures, we are not obligated to exchange your original notes for exchange notes.

•	We will not receive any proceeds from this exchange offer.

•	If you currently hold original notes and fail to validly tender them, you will continue to hold an unregistered original note and your ability to transfer it will be restricted.

•	When the exchange notes are issued, they will be registered under the Securities Act of 1933, as amended, and will not be subject to any restrictions on transfer.

•	Although the exchange notes will be registered, we do not intend to list them on any securities exchange or arrange for them to be quoted on any quotation system. Consequently, we do not anticipate an active public market for the exchange notes.

      Both acceptance and rejection of this exchange offer involves risks. Some of the risks associated with the exchange offer and an investment in the exchange notes are described under the caption “Risk Factors” beginning on page 10 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities administrator has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2004.

     If you are a broker-dealer that receives exchange notes for your own account pursuant to this exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes received in exchange for original notes where the original notes were acquired by you as a result of market-making or other trading activities. We have agreed to make this prospectus available to any broker-dealer in connection with any such resale for a period of 180 days after the date of the expiration of this exchange offer. For more information, see the section entitled “Plan of Distribution” in this prospectus.

      This prospectus incorporates business and financial information about us that is not included in or delivered with this document. You may obtain a copy of the information incorporated by reference into this prospectus by following the procedures described under the caption “Where You Can Find More Information About MedCath” contained elsewhere in this prospectus. In addition, we will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus. Written or telephone requests should be directed to Mr. J. Arthur Parker, Senior Vice President and Treasurer, 10720 Sykes Place, Charlotte, North Carolina 28277, telephone: (704) 708-6600. You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by  or at least five business days in advance of the expiration of this exchange offer.

      This prospectus is a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by MedCath Holdings Corp. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from us as indicated above or from the SEC upon payment of the fees prescribed by the SEC. See “Where You Can Find More Information About MedCath.”

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      You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you purchase, offer or sell the notes. We have no responsibility therefore.

      You should assume that the information appearing in this prospectus and the information incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

      No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources contained in or incorporated by reference into this prospectus, and nothing contained in or incorporated by reference into this prospectus is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

      We make no representation to you that the notes are a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus implies that any information set forth in this prospectus is correct as of any date after the date of this prospectus.

MARKET, RANKING AND OTHER DATA

      The data included or incorporated by reference in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus.

      Medicare reimbursement for inpatient acute services is generally made pursuant to a prospective payment system. Providers are paid a predetermined amount per discharge according to one of approximately 500 diagnosis related groups (“DRGs”). A discharge is assigned to a DRG based on diagnosis, principal procedure, patient age and discharge destination. Each DRG has a weight established for it based primarily on Medicare billing and cost data. Each weight, which is updated annually, reflects the relative cost, across all hospitals, of treating cases classified in that DRG.

      In this prospectus, we base statements regarding the market positions of our hospitals on the Medicare Provider Analysis and Review (“MedPar”) database that is published annually by the Centers for Medicare and Medicaid Services (“CMS”). The MedPar database contains the inpatient records, organized by DRG, for all Medicare beneficiaries who receive hospital inpatient services. In determining our local market share for cardiovascular care, we use the number of cardiovascular DRG procedures performed in that market as reported in the MedPar database. We include the following cardiovascular DRGs in determining our market

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share: cardiac catheterization; by-pass and valves; cardiovascular implantables and angioplasty; and vascular procedures. The statements in this prospectus regarding the market positions of our hospitals therefore do not take into account cardiovascular procedures that are not reimbursed by Medicare.

      We make reference in this prospectus to reports prepared by The Lewin Group, Inc., or The Lewin Group, a nationally recognized consultant to the health and human services industries. In 1999, we engaged The Lewin Group to determine how cardiac care services provided in our hospitals compare on measures of patient severity, quality and community impact to cardiac services provided at peer community hospitals across the United States that perform open-heart surgery. The study, which has been updated annually, analyzed publicly available Medicare data for federal fiscal years 2000, 2001 and 2002 using an all patient refined — diagnosis related group cardiac case mix index. Cardiac case mix index calculations were based on Medicare discharges and were calculated using the general approach used by CMS. Quality of care was measured through an analysis of in-hospital mortality, average length of stay, discharge destination and patient complications.

      We make reference in this prospectus to patient discharge surveys. These surveys were conducted by each of our hospitals that were open during fiscal 2003. Approximately 20% of our hospital patients completed these surveys, ranging from a low of approximately six percent to a high of approximately 32%. We believe that a completion rate of 15% to 20% is typical for our industry.

TERMS USED IN THIS PROSPECTUS

      Unless otherwise noted, the following terms used in this prospectus will have the meanings below:

•	the terms “MedCath Holdings Corp.” and the “issuer” refer to MedCath Holdings Corp., a wholly-owned subsidiary of MedCath Corporation and the issuer of the notes, and not to any of its consolidated subsidiaries;

•	the term “MedCath Corporation” refers to MedCath Corporation, which has no assets other than the issuer’s capital stock;

•	the terms the “Company,” “MedCath,” “we,” “us” and “our” refer to MedCath Corporation and its consolidated subsidiaries and unconsolidated affiliate investments;

•	references in this prospectus to “we,” “us” and “our” for periods prior to July 27, 2001 are references to MedCath Corporation’s predecessor company, MedCath Holdings, Inc., and its consolidated subsidiaries and unconsolidated affiliate investments;

•	references to fiscal years are to our fiscal years ending September 30. For example, “fiscal 2003” refers to our fiscal year ended September 30, 2003; and

•	the term “notes” refers to the original notes and the exchange notes collectively.

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SUMMARY

      This summary highlights important information about our business and this exchange offer. It does not include all information you should consider before investing in the exchange notes. For a more complete understanding of this exchange offer, you are encouraged to read this entire document and the documents incorporated herein carefully.

Our Company

      We are a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. We own and operate hospitals in partnership with physicians whom we believe have established reputations for clinical excellence as well as with community hospital systems. We opened our first hospital in 1996, and currently have ownership interests in and operate 13 hospitals. We have majority ownership of 12 of these 13 hospitals and a minority interest in one. Each of our majority-owned hospitals is a freestanding, licensed general acute care hospital that provides a wide range of health services, and the medical staff at each of our hospitals includes qualified physicians in various specialties. Our hospitals have a total of 759 licensed beds and are located in nine states: Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin.

      In addition to our hospitals, we own and/or manage cardiac diagnostic and therapeutic facilities. We began our cardiac diagnostic and therapeutic business in 1989. We currently own and/or manage 26 cardiac diagnostic and therapeutic facilities. Eleven of these facilities are located at hospitals operated by other parties and offer invasive diagnostic and, in some cases, therapeutic procedures. The remaining 15 facilities are not located at hospitals and offer only diagnostics procedures.

      Our principal executive offices are located at 10720 Sikes Place, Charlotte, NC 28277 and our telephone number is (704) 708-6600. Our corporate website address is www.medcath.com. Information contained on our website does not constitute a part of this prospectus.

The Exchange Offer

      On July 7, 2003, we issued $150.0 million in aggregate principal amount of 9 7/8% Senior Notes due 2012 in a private offering that was exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to have this Registration Statement effective within 180 days of the issuance of the original notes. As of the date of this prospectus, there is $150.0 million in aggregate principal amount of original notes outstanding.

The exchange offer	We are offering to exchange registered 9 7/8% Senior Notes due 2012 for a like principal amount of unregistered 9 7/8% Senior Notes due 2012. The exchange notes will be governed by the same indenture as the original notes. The terms of the exchange notes will be identical in all material respects to the original notes, except that the exchange notes:

• will be registered under the Securities Act and will not contain any restrictive legends;

• will not have registration rights; and

• will not have the right to additional interest if we do not perform our obligations under the registration rights agreement on a timely basis.

Expiration date; extension of tender period; termination; and amendment	This exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. You must tender your outstanding original notes prior to this time if you want to participate in the exchange offer. We may terminate the exchange offer in the event of circumstances described under the caption “Exchange Offer” beginning on page 28. We have the right to amend any of the terms of the exchange offer subject to our obligations under the registration rights agreement.

Resales of exchange notes without further registration; prospectus delivery	Based on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to unrelated third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

• any exchange notes you may receive will be acquired in the ordinary course of your business;

• you are not engaged in, and do not intend to engage in and do not have any arrangement or understanding with any person to participate in the distribution of the original notes or exchange notes;

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are an affiliate of ours, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any affiliate of ours to distribute the exchange notes; and

• if you are a broker-dealer and you receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

We will not seek a SEC staff interpretation in connection with our exchange offer. We cannot assure you that the SEC staff would make a similar interpretation with respect to our exchange offer.

Conditions to the exchange offer	The exchange offer is subject to various conditions. All conditions must be satisfied or waived prior to the expiration of the exchange offer.

Procedures for tendering original notes	A holder who wishes to tender original notes in the exchange offer must do either of the following by 5:00 p.m., New York City time, on or prior to the expiration date:

• properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “Exchange Agent;” or

• if the original notes are tendered under the book-entry transfer procedures described below, transmit an agent’s message to the exchange agent.

In addition, one of the following must occur by 5:00 p.m., New York City time, on or prior to the expiration date:

• the exchange agent must receive certificates representing your original notes, along with the letter of transmittal, on or before the expiration date; or

• the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

• the holder must comply with the guaranteed delivery procedures described below.

Do not send letters of transmittal or certificates representing original notes to us or the Depository Trust Company. Send these documents only to the exchange agent.

Special procedures for beneficial owners	If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your interest in the original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with the procedures for tendering original notes described in this prospectus and the letter of transmittal.

Guaranteed delivery procedures for tendering original notes	If you cannot deliver any necessary documentation or comply with the applicable procedures under the Depository Trust Company’s standard operating procedures for electronic tenders on or before the expiration date, you may tender your original notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Exchange offer; Registration rights; Consequences of failing to tender	Under a registration rights agreement executed as part of the sale of the original notes, we and the guarantors agreed to use our reasonable best efforts to exchange the original notes for exchange notes registered under the Securities Act on or prior to 180 days after the issue date of the original notes; or file under certain circumstances a shelf registration statement to cover resales of the original notes and to cause the registration statement to be declared effective by the SEC. If we fail to satisfy these obligations, we have agreed to pay additional interest to holders of the original notes under certain circumstances. See “The Exchange Offer.”

This exchange offer is intended to satisfy our obligations under the registration rights agreement. If you are eligible to participate in the exchange offer and do not tender your original notes, you will not be entitled to any exchange or registration rights with respect to the original notes except in limited circumstances.

Withdrawal	You may withdraw your tender of original notes at any time before the exchange offer expires. Withdrawals may not be rescinded. If you change your mind again, you may tender your original notes by following the exchange offer procedures before the exchange offer expires.

Accrued interest	Interest on the exchange notes will accrue from the most recent interest payment date on which interest was paid on the original notes or, if no interest has been paid on the original notes, from July 7, 2004.

Acceptance of original notes; delivery of exchange notes	We will accept for exchange any and all original notes that are properly tendered prior to the expiration of the exchange offer. We will deliver exchange notes by book-entry transfer as soon as reasonably practicable after acceptance of the original notes. If we do not accept any of your outstanding original notes for exchange, we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.

No appraisal rights	No appraisal rights are available to holders of original notes in connection with the exchange offer. If you do not tender your original notes or we do not accept your tender, you will not be entitled to any further registration rights under the registration rights agreement except under limited circumstances. Your unexchanged original notes will, however, remain outstanding and entitled to the benefits of the indenture.

Material United States federal income tax considerations	Your exchange of original notes for exchange notes should not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as result of the exchange.

Exchange agent	U.S. Bank National Association

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Regulatory approvals	No federal or state regulatory approvals are required in connection with this exchange offer, other than effectiveness of the exchange offer registration statement under the Securities Act.

Summary of the Exchange Notes

      The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes and this exchange offer.

Issuer	MedCath Holdings Corp.

Securities	$150.0 million aggregate principal amount of 9 7/8% Senior Notes due 2012.

Maturity	July 15, 2012.

Interest	9 7/8% per year.

Interest Payment Dates	Semi-annually on January 15 and July 15 of each year, starting on January 15, 2005.

Interest will accrue from the issue date of the exchange notes.

Guarantees	The exchange notes will be unconditionally guaranteed by MedCath Corporation and each of MedCath Holdings Corp.’s existing wholly-owned domestic subsidiaries and future substantially wholly-owned domestic subsidiaries on a senior basis.

Ranking	The exchange notes will be general unsecured unsubordinated obligations of MedCath Holdings Corp. Accordingly, they will rank:

• equally with all of MedCath Holdings Corp.’s future senior unsecured unsubordinated debt;

• effectively behind any of MedCath Holdings Corp.’s existing and future secured debt to the extent of the assets securing such debt, including borrowings under MedCath Holdings Corp.’s new senior secured credit facility;

• ahead of any of MedCath Holdings Corp.’s future subordinated indebtedness; and

• effectively subordinated to all existing and future indebtedness and other liabilities of MedCath Holdings Corp.’s subsidiaries that are not guaranteeing the notes, including the subsidiaries that own and operate all 12 of our majority-owned hospitals.

The guarantees will be general unsecured unsubordinated obligations of the guarantors. Accordingly, they will rank equally with all unsecured unsubordinated debt of the guarantors, effectively behind all secured debt of the guarantors to the extent of the assets securing such debt, and ahead of all future subordinated debt of the guarantors.

Assuming we had issued the original notes, applied the net proceeds from the private offering of the original notes and entered into our new senior credit facility on June 30, 2004, the issuer and the guarantors would have had $104.3 million of debt outstanding (excluding the notes and the note guarantees), $100.0 million of which would have been secured debt under our new senior secured credit facility, and our subsidiaries that are not guaranteeing the notes would have had liabilities (excluding intercompany notes) of $191.7 million, $103.0 million of which would have been indebtedness.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after July 15, 2008, at the redemption prices described in the section “Description of Notes — Optional Redemption,” plus accrued and unpaid interest.

In addition, on or before July 15, 2007, we may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at the redemption price listed in the section “Description of Notes — Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes issued under the indenture governing the exchange notes remain outstanding immediately after the occurrence of such redemption.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the exchange notes at 101% of their face amount, plus accrued interest.

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our subsidiaries to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends on or redeem or repurchase stock;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends or other payments from subsidiaries;

• enter into transactions with affiliates;

• issue guarantees of debt; and

• sell assets or merge with other companies.

These covenants are subject to important exceptions, limitations and qualifications. For more details, see the section “Description of Notes.”

Absence of market for the exchange notes	The exchange notes are a new issue of securities with no established trading market. We do not currently intend to apply to list the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system. Accordingly, we cannot assure you as to the development or liquidity on any market for the exchange notes.

You should refer to the section “Risk Factors” on page 10 for an explanation of certain risks associated with the exchange offer.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth, for the periods and as of the dates indicated, summary historical consolidated financial data and other information for MedCath Corporation. Separate financial data for MedCath Holdings Corp., the issuer of the notes, is not presented since MedCath Corporation has no operations separate from its investment in MedCath Holdings Corp. and since the notes will be guaranteed by MedCath Corporation in addition to the subsidiary guarantors.

      The following summary consolidated financial data as of September 30, 2002 and 2003 and for each of the fiscal years ended September 30, 2001, September 30, 2002 and September 30, 2003 have been derived from the audited consolidated financial statements of MedCath Corporation, which are included in this prospectus. The summary consolidated financial data as of September 30, 2001 have been derived from MedCath Corporation’s audited financial statements. The summary consolidated financial data as of and for each of the nine months ended June 30, 2003 and 2004 have been derived from the unaudited consolidated financial statements of MedCath Corporation, which are incorporated by reference into this prospectus.

      The unaudited consolidated financial statements for the periods described above have been prepared on the same basis as the audited consolidated financial statements and include, in the opinion of management, all material adjustments (consisting of normal recurring adjustments) necessary to fairly state the consolidated results of operations, financial position and cash flows for these periods.

      You should read the information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes, which are included in or incorporated by reference into this prospectus.

Nine Months Ended
Year Ended September 30,	June 30,

2001	2002	2003	2003	2004

(dollars in thousands)
Consolidated Statement of Operations:
Net revenue	$377,007	$477,637	$542,986	$398,631	$510,697
Operating expenses:
Personnel expense	106,682	138,067	172,318	126,845	160,509
Medical supplies expense	91,374	108,896	136,681	98,286	141,433
Bad debt expense	20,545	22,319	26,791	16,585	33,277
Other operating expenses	90,176	107,636	130,173	95,747	110,490
Pre-opening expenses	1,490	8,339	10,095	7,049	5,531
Depreciation and amortization	36,646	37,643	41,545	31,277	34,068
Loss (gain) on disposal of property, equipment and other assets	162	(1,047)	258	94	(21)
Loss on debt refinancing	1,560	—	—	—	—
Gain on sale of hospital	(13,461)	—	—	—	—
Impairments of goodwill and long-lived assets	985	—	58,865	—	—

Income (loss) from operations	40,848	55,784	(33,740)	22,748	25,410
Interest expense	(26,395)	(23,596)	(25,857)	(18,904)	(21,087)
Interest income	3,521	2,337	1,373	1,103	606
Other income (expense), net	(327)	190	206	196	17
Equity in net earnings (losses) of unconsolidated affiliates	(2,119)	3,007	3,541	2,893	2,624

Income (loss) before minority interest and income taxes	15,528	37,722	(54,477)	8,036	7,570

Minority interest share of (earnings) losses of consolidated subsidiaries	(14,160)	(10,451)	(5,524)	(4,990)	(2,821)
Income tax expense	(317)	(2,920)	(305)	(1,290)	(1,661)

Net income (loss)	$1,051	$24,351	$(60,306)	$1,756	$3,088

Consolidated Balance Sheet (end of period):
Cash and cash equivalents	$114,357	$118,768	$94,199	$111,075	$89,839
Working capital	114,891	97,825	63,918	82,989	102,820
Total assets	606,619	741,041	749,297	799,771	773,072
Total debt and capital leases (1)	238,967	307,370	365,188	350,472	380,013
Stockholders’ equity	300,964	325,690	265,054	326,850	269,714
Other Financial Data:
Ratio of earnings to fixed charges (2)	1.49	x	2.01	x	—	1.04	x	1.34	x

(1)	Includes short-term borrowings, long-term debt and obligations under capital leases (including current portion) and other long-term obligations related to a working capital note due to a community hospital partner at one of our hospitals.

(2)	For the purpose of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before minority interests and equity in earnings of unconsolidated affiliates plus fixed charges, amortization of capitalized interest, and income distributed by unconsolidated affiliates; less capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized and capitalized loan acquisition costs, and an estimate of the interest expense included in rental expense. For the year ended September 30, 2003, our earnings were insufficient to cover fixed charges by approximately $62.7 million.

RISK FACTORS

      Prospective investors should carefully consider and evaluate all of the information set forth in, and incorporated by reference into, this prospectus.

Risks Related to the Exchange Offer

Failure to exchange your original notes may have adverse consequences to you.

      If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer contained in the legend on the original notes. In general, the original notes may not be offered or sold unless they are registered under the Securities Act. However, you may offer or sell your original notes under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. After the exchange offer is completed, you will not be entitled to any exchange or registration rights with respect to your original notes except under limited circumstances. The exchange offer for the original notes is not conditioned upon the tender of a minimum aggregate principal amount of original notes.

      Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “The Exchange Offer — Conditions” and only after timely receipt by the exchange agent of original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent, nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that are not validly tendered in the exchange offer will remain outstanding following the consummation of the exchange offer.

Certain participants in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

      Based on certain no-action letters issued by the staff of the Commission to other unrelated issuers, we believe that you may offer for resale, resell or otherwise transfer the original notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

If you do not exchange your original notes for exchange notes, you will continue to be subject to restrictions on transfer of your original notes.

      If you do not exchange your original notes for the exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. In general, you may only offer to sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the original notes under the Securities Act. In addition, if you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected.

If you do not comply with the specified exchange procedures described in this prospectus, you may be unable to obtain registered notes.

      We will issue the exchange notes in exchange for the original notes pursuant to this exchange offer only after we have timely received the original notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tender of original notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on                , 2004, or on a later extended date and time as we may decide. Original notes that are not tendered or are tendered but not accepted for exchange will, following the expiration date and the consummation of this exchange offer, continue to be subject to the existing restrictions upon transfer thereof. In general, the original notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from or in a transaction not subject to, the Securities Act. In addition, if you are still holding any original notes after the expiration date and the exchange offer has been consummated, subject to certain exceptions, you will not be entitled to any rights to have such original notes registered under the Securities Act or to any similar rights under the registration rights agreement.

      The exchange notes and any original notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture governing the notes.

Risks Related to the Notes

Our substantial debt could adversely affect our cash flow, limit our flexibility to raise additional capital and prevent us from fulfilling our obligations, including payments under the notes.

      As of June 30, 2004, we had total long-term debt and obligations under capital leases (excluding current portion) of approximately $367.9 million, or approximately 57.7% of our total capitalization, and had guaranteed $16.4 million of the debt of an unconsolidated affiliate. Assuming we had completed the private offering of the original notes, applied the net proceeds from the private offering and entered into our new senior secured credit facility on June 30, 2004, we would have had approximately $347.0 million of long-term debt or 56.5% of our total capitalization and would continue to guarantee $16.4 million of the debt of an unconsolidated affiliate.

      Our operating income relative to our level of indebtedness and interest expense could restrict our operations and have other important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our growth strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on our borrowings under the new senior secured credit facility.

      The terms of our new senior secured credit facility and the indenture governing the notes allow us to incur substantial amounts of additional debt, subject to certain limitations. We might incur additional debt to execute our strategy. All such additional debt could be senior to the notes, could mature prior to the notes and would increase the risks associated with our substantial leverage.

Our cash flow from operations and borrowings under our new senior secured credit facility may not be sufficient to satisfy our debt service obligations, including payments on the notes, or to fund our other liquidity needs or capital expenditures.

      Our ability to make payments on or refinance our debt will depend largely upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. The implementation of our strategy and the operation of our existing hospitals and other facilities require substantial capital resources. We do not anticipate generating sufficient amounts of cash from our operating activities to fund these capital needs. Consequently, in order to service our debt obligations and to fund our development and other activities, we must rely on external sources of capital, internally generated cash flows and the remaining net proceeds of our initial public offering.

      If we do not have sufficient cash flow or cash available to meet our debt service obligations, we may have to renegotiate the terms of our debt. In addition, prior to the repayment of the notes, we will be required to repay or refinance borrowings under our new senior secured credit facility, $107.3 million of debt and capital leases that were not refinanced with the net proceeds from the private offering of the original notes or from borrowings under our new senior secured credit facility and, perhaps, any other debt we incur. Any new debt we incur may have a shorter maturity than the notes. We cannot assure you that we will be able to repay or refinance any of our debt, including our new senior secured credit facility, on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of certain assets to meet our debt service obligations;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

      However, these options may not be adequate or feasible. Our new senior secured credit facility and the indenture governing the notes restricts, and market or business conditions may limit, our ability to do some of these things.

      Moreover, if we are unable to obtain sufficient financing when we need it or on terms satisfactory to us, our development activities would have to be delayed, curtailed or eliminated and our financial results would be adversely affected.

Although the notes are referred to as “Senior Notes,” they will be effectively subordinated to our and the subsidiary guarantors’ secured indebtedness.

      The notes, and each guarantee of the notes, are unsecured and therefore will be effectively subordinated to any secured indebtedness we, or a guarantor, may incur to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. Assuming we had completed the private offering of the original notes, applied the net proceeds from the private offering of the original notes and entered into our new senior secured credit facility on June 30, 2004, the issuer and the guarantors would have had $104.3 million of debt outstanding (excluding the notes and the note guarantees), $100.0 million of which would have been secured debt under our new senior secured credit facility, and our subsidiaries that are not guaranteeing the notes would have had liabilities (excluding intercompany notes) of $191.7 million, $103.0 million of which would have been indebtedness and we would have had $98.5 million of additional availability under the revolving component of our new senior secured credit facility. The notes will be effectively subordinated to any borrowings under the new senior secured credit facility. See “Description of Certain Indebtedness.”

We are a holding company and, as a result, rely on the receipt of funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the notes.

      We are a holding company and our principal assets consist of the shares of capital stock or other equity instruments of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations and meet our cash needs. The payment of these dividends, distributions and other payments from our subsidiaries to us may be subject to regulatory or contractual restrictions. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on the notes.

Many of our subsidiaries will not guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

      The guarantors of the notes will not include all of our subsidiaries. In particular, none of the entities that own our hospitals will guarantee the notes. These non-guarantor subsidiaries represent a substantial portion of our revenues and income from continuing operations.

      In fiscal 2003, our guarantor subsidiaries had net revenue of $38.7 million and a loss before income taxes of $60.0 million. During the same period, our non-guarantor subsidiaries had net revenue of $510.8 million and income before income taxes of $10.6 million. Assuming we had completed the private offering of the original notes, applied the net proceeds from the private offering of the original notes and entered into our new senior secured credit facility as of June 30, 2004, our non-guarantor subsidiaries would have had $578.6 million of indebtedness and other liabilities, of which $386.8 million would have been comprised of intercompany notes. At June 30, 2004, our non-guarantor subsidiaries had total assets of $568.5 million, or 73.5% of our consolidated total assets.

      In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables.

The financing agreements governing our debt, including the notes and our new senior secured credit facility, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt repayment.

      Our existing and future financing agreements impose and will impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, and limit or prohibit our ability to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create liens;

•	prepay or redeem certain indebtedness;

•	pay dividends on our stock;

•	make certain investments and capital expenditures;

•	sell assets or merge with other companies;

•	restrict dividends or other payments from subsidiaries;

•	transact with affiliates;

•	acquire other companies; and

•	enter new lines of business.

      These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

      Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain the financial tests and ratios required by some of the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be able to obtain future waivers or amendments, if necessary.

The interests of the principal shareholders of our parent may not be aligned with your interests as a holder of the notes.

      KKR, WCAS and their related investors control a majority of the voting power of the outstanding common shares of MedCath Corporation, which in turn holds all of the voting power of MedCath Holdings Corp. Consequently, these equity holders will control all of our affairs and policies. Circumstances may occur in which the interests of these equity holders could be in conflict with the interest of the holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the notes.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes, our new senior secured credit facility and our other financing arrangements.

      The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our new senior secured credit facility will require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility and other financing agreements will not allow the repurchases. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

The guarantees may not be enforceable because of fraudulent conveyance laws.

      The guarantors’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

-	was insolvent or was rendered insolvent by reason of the related financing transactions;

-	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

-	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

      If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

      We believe that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their businesses effectively; and

•	will be able to pay obligations on the notes and the guarantees as they mature or become due.

      In reaching the foregoing conclusions we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. In addition, we have relied on a limitation to be contained in the guarantors’ guarantees that limits the guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions.

An active public market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.

      Prior to this offering, there was no public market for the original notes or the exchange notes. We cannot assure you that an active trading market will develop for the original notes or exchange notes. If no active trading market develops, you may not be able to resell your original notes or exchange notes at their fair market value or at all.

Risks Related to Our Business

Recently enacted federal law imposes a moratorium until June 8, 2005 on the development of physician-owned specialty hospitals and restricts some activities of existing specialty hospitals.

      The federal physician self-referral law, commonly referred to as the Stark Law, generally prohibits a physician from making a referral for designated health services, including some radiology services and inpatient and outpatient services, to hospitals or other providers with which the physician has a financial relationship unless the relationship meets the criteria of a specified exception. There are various exceptions to the general self-referral prohibition, one of which permits physicians to make a referral to a hospital in which he or she has an ownership interest if (1) the physician is authorized to perform services at that hospital and (2) the ownership interest is in the entire hospital, as opposed to a department or subdivision of the hospital. This is commonly referred to as the “whole hospital exception.”

      Through June 8, 2005, the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the “Medicare Modernization Act,” prohibits reliance upon the whole hospital exception by new “specialty hospitals,” as defined by the Medicare Modernization Act, and imposes limitations on the activities of specialty hospitals in operation or under development as of November 18, 2003. Absent further congressional action, the provisions of the Medicare Modernization Act pertaining to specialty hospitals will lapse automatically on June 8, 2005.

      The Medicare Modernization Act defines the term “specialty hospital” as a hospital primarily or exclusively engaged in the care and treatment of certain specified patients, including those with a cardiac condition, and allows the Secretary of the Department of Health and Human Services, or “HHS,” to issue regulations or other guidance interpreting this provision of the Medicare Modernization Act. Based upon our understanding of the statute and guidance recently issued by the Centers for Medicare and Medicaid Services, or “CMS,” we believe that all but one of our hospitals are likely to fall within the final definition of specialty hospital.

      CMS has announced an advisory opinion process whereby interested parties may obtain a determination regarding whether a specialty hospital was under development as of November 18, 2003. We are utilizing the advisory opinion process to confirm that our two most recently opened hospitals, Texsan Heart Hospital and Heart Hospital of Lafayette, were under development as of November 18, 2003. While we believe there is compelling evidence that both of these hospitals were under development on this date, we cannot assure you that CMS will agree with our conclusion.

      Assuming all of our hospitals are categorized as grandfathered specialty hospitals, the moratorium imposed by the Medicare Modernization Act will nonetheless prohibit each of them from taking any of the following actions prior to June 8, 2005:

•	increasing the number of physician investors existing as of November 18, 2003,

•	increasing the number of beds on the hospital’s main campus by more than 50% of the total number of beds in the hospital as of November 18, 2003 and

•	changing or adding to the hospital’s area of specialization as of November 18, 2003.

      During the moratorium period, the Medicare Payment Advisory Commission, or “MedPac,” in consultation with the Comptroller General of the United States and the Secretary of HHS, is to conduct studies and develop recommendations addressing various aspects of specialty hospital operations and their relationship to full-service community hospitals.

      The reports on specialty hospitals to be issued by MedPac and HHS may contain findings which will influence future legislative and regulatory developments. Moreover, the regulations to be promulgated by HHS interpreting the Medicare Modernization Act, amendments to the Medicare Modernization Act, the Stark Law or other legislation could require us to modify the manner in which we establish relationships with physicians and operate or develop our hospitals. Even without further legislative or regulatory developments, the moratorium on the development of new physician-owned specialty hospitals and the limitation on bringing additional physician investors into existing specialty hospitals may adversely affect our operations by curtailing some of our hospital development activities and potentially restricting our ability to attract new physician investors.

If the anti-kickback, physician self-referral or other fraud and abuse laws are modified, interpreted differently or if other regulatory restrictions become effective, we could incur significant civil or criminal penalties and loss of reimbursement or be required to revise or restructure aspects of our business arrangements.

      The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federal healthcare program. The anti-kickback statute also prohibits any form of remuneration in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by these programs. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law, regulations or advisory opinions. Violations of the anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 for each violation or imprisonment and civil penalties of up to $50,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare, Medicaid and other federal healthcare reimbursement programs. Any exclusion of our hospitals or diagnostic and therapeutic facilities from these programs would result in significant reductions in revenue and would have a material adverse effect on our business.

      The requirements of the Stark Law are very complex and federal regulations have not yet been issued to implement all of its provisions. The Stark Law prohibits a physician who has a “financial relationship” with an entity from referring Medicare or Medicaid patients to that entity for certain “designated health services.” A “financial relationship” includes a direct or indirect ownership or investment interest in the entity, and a compensation arrangement between the physician and the entity. As noted above, designated health services includes some radiology services, and inpatient and outpatient services.

      There are various ownership and compensation arrangement exceptions to this self-referral prohibition. Our hospitals rely upon the whole hospital exception described above to accept referrals from physician investors. Another exception for ownership of publicly traded securities permits physicians who own shares of our common stock to make referrals to our hospitals, provided our stockholders’ equity exceeded $75.0 million at the end of its most recent fiscal year or on average during the three previous fiscal years. This exception applies if, prior to the time the physician makes a referral for a designated health service to a hospital, the physician acquired the securities on terms generally available to the public and the securities are traded on one of the major exchanges. Possible amendments to the Stark Law, the Medicare Modernization Act, the federal anti-kickback law or other applicable regulations could require us to change or adversely impact the manner in which we establish relationships with physicians to develop and operate a hospital, as well as our other business relationships such as joint ventures and physician practice management arrangements. Moreover, many states in which we operate also have adopted, or are considering adopting, similar or more restrictive physician self-referral laws. Some of these laws prohibit referrals of patients by physicians in certain cases and others require disclosure of the physician’s interest in the healthcare facility if the physician refers a patient to the facility. Some of these state laws apply even if the payment for care does not come from the government.

Reductions or changes in reimbursement from government or third-party payors could adversely impact our operating results.

      Historically, Congress and some state legislatures have, from time to time, proposed significant changes in the healthcare system. Many of these changes have resulted in limitations on, and in some cases, significant reductions in the levels of, payments to healthcare providers for services under many government reimbursement programs. Future federal and state legislation or action by government agencies may significantly reduce the payments we receive for our services to patients covered by Medicare and Medicaid.

      During fiscal years 2003, 2002, and 2001, we derived, 51.6%, 52.1% and 50.3%, respectively, of our net revenue from the Medicare and Medicaid programs. We derived an even higher percentage of our net revenue in each of these fiscal years from these programs in our hospital division, which for our most recent fiscal year represented 87.8% of our net revenue. Changes in laws or regulations governing the Medicare and Medicaid programs or changes in the manner in which government agencies interpret them could adversely affect our operating results. For example, in August 2003, we were notified by one of our Medicare fiscal intermediaries that it had been directed by CMS to change, on a retroactive and prospective basis, a methodology for determining capital cost reimbursement that we previously had been directed to use. During February 2004, we learned that CMS, after considering its position, had determined that the change in reimbursement methodology would be effective as of August 11, 2003, and that the change would not be applied retroactively to any periods prior to that date.

      Amounts we receive for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors are generally less than our established billing rates. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts as services are rendered. We account for the difference between the estimated realizable rates under the reimbursement program and the standard billing rates as contractual adjustments. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties, which can take several years to determine. We record adjustments to the estimated billings as contractual adjustments in the periods that such adjustments become known or as the service years are no longer subject to audit, review or investigation. Due to the complexity of laws and regulations governing the Medicare and Medicaid programs, the manner in which they are interpreted, and the other complexities involved in estimating our net revenue, there is a reasonable possibility that recorded estimates will change by a material amount in the near term. Any such change may have a material adverse effect on our results of operations.

      The Medicare Modernization Act makes numerous changes to the Medicare and Medicaid programs, representing the largest expansion of the Medicare program since its inception. Such modifications include provisions affecting Medicare coverage and reimbursement to hospitals. One major element of this legislation concerns the addition of programs to expand Medicare coverage of outpatient prescription drugs. While the prescription drug benefit program and its implementing regulations could have a dramatic impact upon the healthcare industry, we believe that our strategy would comply with applicable regulations. However, we cannot assure you that such regulations would not require us to change, or would otherwise adversely impact, our business and strategy.

      Our relationships with third-party payors, such as health maintenance organizations and preferred provider organizations, are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. Third-party payors have undertaken cost-containment initiatives during the past several years, including revising payment methods, monitoring healthcare expenditures and anti-fraud initiatives, that have made these relationships more difficult to establish and less profitable to maintain. We could be adversely affected in some of the markets where we operate if we are unable to establish favorable agreements with third-party payors or are unable to maintain and renew such agreements on terms at least as favorable as those currently in effect, if at all.

We may experience unanticipated delays in achieving expected operating results at our recently opened hospitals.

      In fiscal 2003, our hospital division accounted for 87.8% of our net revenue, and we expect this percentage to increase as we ramp-up operations at our recently opened hospitals. Opening a new hospital requires us to incur operating losses for a period of time. Our initial rate of growth in local market share and net revenue varies from market to market depending upon the time of year the hospital opens, our ability to educate physicians in the market about the benefits of our approach to patient care, the patient demographics of a particular market, the number and type of competitors in the market and their reactions to increased competition and the number and type of payors. Moreover, as each of these hospitals are newly constructed buildings, we may incur remediation and business interruption costs associated with design or construction defects that become apparent during the first months of operation. These uncertainties make it difficult for us to accurately forecast how long it will take for a particular hospital to begin achieving positive operating results. The number of quarters required for our hospitals to begin generating operating income has ranged from one to five. However, the period of time for a new hospital to achieve positive operating results could be substantially longer.

We may experience difficulties in executing our strategy.

      Our strategy depends on our ability to identify attractive markets in which to open new facilities. We may have difficulty in identifying potential markets that satisfy our criteria for developing a new facility. Identifying physician and community hospital partners and negotiating and implementing the terms of an agreement with them can be a lengthy and complex process. As a result, we may not be able to develop new facilities at the rate we currently anticipate.

      Our growth strategy will also increase demands on our management, operational and financial information systems and other resources. To accommodate our growth, we will need to continue to implement operational and financial information systems and controls, and expand, train, manage and motivate our employees. Our personnel, information systems, procedures or controls may not adequately support our operations in the future. Failure to recruit and retain strong management, implement operational and financial information systems and controls, or expand, train, manage or motivate our workforce, could lead to delays in developing and achieving expected operating results for new facilities.

Losses incurred by new hospitals during their early years of operations could lead to volatility in our net income.

      Because our hospitals are owned as joint ventures, each hospital’s earnings and losses are generally allocated for accounting purposes to us and our physician and community hospital partners based on our and their ownership percentages in the hospital. If, however, the cumulative net losses of a hospital exceed the total of the capital we and they contributed to the hospital when we formed it and any additional amounts of capital they have agreed to contribute to the hospital, accounting principles generally accepted in the United States require us to recognize a disproportionately higher share, up to 100%, of the hospital’s losses, instead of the smaller pro-rata share of the losses that normally would be allocated to us based upon our percentage ownership. The allocation to us of a disproportionate share of a hospital’s losses would reduce our consolidated net income in that reporting period. When the same hospital has earnings in a subsequent period, a disproportionately higher share, up to 100%, of those earnings will be allocated to us to the extent we have previously recognized a disproportionate share of that hospital’s losses. The allocation to us of a greater share of a hospital’s earnings would increase our consolidated net income in that reporting period.

      The determination of our at-risk capital position is based on the specific terms of each hospital’s operating agreement, including each partner’s contributed capital and obligation to provide working capital loans, contribute additional capital, or to guarantee the outstanding obligations of the hospital. During the first nine months of fiscal 2004 and 2003, our disproportionate recognition of earnings (losses) in our hospitals had a (negative) impact of $1.7 million and $(3.6) million, respectively, on our reported income before income taxes. During our fiscal years 2003, 2002 and 2001, our disproportionate recognition of earnings (losses) in our hospitals had a positive (negative) impact of $(5.0) million, $2.0 million and $2.5 million, respectively, on our reported income (loss) before income taxes.

We depend on our relationships with the physicians who use our facilities.

      Our business depends upon the efforts and success of the physicians who provide healthcare services at our facilities and the strength of our relationships with these physicians. We generally do not employ any practicing physicians at any of our hospitals or other facilities. Each member of the medical staffs at our hospitals may also serve on the medical staffs of, and practice at, hospitals not owned by us.

      At each of our hospitals, our business could be adversely affected if a significant number of key physicians or a group of physicians:

•	terminated their relationship with, or reduced their use of, our facilities,

•	failed to maintain the quality of care provided or to otherwise adhere to the legal professional standards or the legal requirements for the granting and renewal of privileges at our hospitals or other facilities,

•	suffered any damage to their reputation,

•	exited the market entirely, or

•	experienced major changes in its composition or leadership.

      Based upon our management’s general knowledge of the operations of our hospitals, we believe that, consistent with most hospitals in our industry, a significant portion of the patient admissions at most of our hospitals are attributable to approximately 20% of the total number of physicians on the hospital’s medical staff. The medical staff at each hospital ranges from 100 to 400 physicians depending upon the size of the hospital and the number of practicing physicians in the market. If we fail to maintain our relationships with the physicians in this group at a particular hospital, many of whom are investors in our hospitals, the revenues of that hospital would be reduced. None of the physicians practicing at our hospitals has a legal commitment, or any other obligation or arrangement, that requires the physician to refer patients to any of our hospitals or other facilities.

Our hospitals and other facilities face competition for patients from other healthcare companies.

      The healthcare industry is highly competitive. Our facilities face competition for patients from other providers in our markets. In some of our markets, such as Sioux Falls, South Dakota, we may have only one competitor. In other markets, such as Phoenix, Arizona, our facilities compete for patients with the inpatient and outpatient programs of numerous other providers in the same market. In most of our markets, we compete for market share of cardiovascular and other healthcare procedures that are the focus of our facilities with three to six providers. Some of these providers are part of large for-profit or not-for-profit hospital systems with greater financial resources than we have available to us and have been operating in the markets they serve for many years. Some of the hospitals that we compete against in certain of our markets and elsewhere have attempted to use their market position and managed care networks to influence physicians not to enter into or to abandon joint ventures that own facilities such as ours by, for example, revoking the admission privileges of our physician partners at the competing hospital. These practices of “economic credentialing” appear to be on the increase. Although these practices have not been successful to date in either preventing us from developing new ventures with physicians or causing us to lose existing investors, the future inability to attract new investors or loss of a significant number of our physician partners in one or more of our existing ventures could have a material adverse effect on our business and operating results.

A shortage of qualified nurses could affect our ability to grow and deliver quality, cost-effective cardiovascular care services.

      We depend on qualified nurses to provide quality service to patients in our facilities. There is currently a shortage of qualified nurses in the markets where we operate our facilities. This shortage of qualified nurses and the more stressful working conditions it creates for those remaining in the profession are increasingly viewed as a threat to patient safety and may trigger the adoption of state and federal laws and regulations intended to reduce that risk. For example, some states have adopted or are considering legislation that would prohibit forced overtime for nurses and/or establish mandatory staffing level requirements. Growing numbers of nurses are also joining unions that threaten and sometimes call work stoppages.

      We employ between 130 and 250 nurses at each of our hospitals and between two and 27 nurses at each of our diagnostic and therapeutic facilities. When we need to hire a replacement member of our nursing staff, it can take as long as six weeks to recruit for the position. We estimate the cost of recruiting and training a replacement nurse to be between $20,000 and $30,000.

      In response to the shortage of qualified nurses, we have increased and are likely to have to continue to increase our wages and benefits to recruit and retain nurses or to engage expensive contract nurses until we hire permanent staff nurses. For example, during fiscal 2003, we experienced increases in our hourly wages paid to nursing staff at our facilities that ranged from 1.3% to 13.6%. We may not be able to increase the rates we charge to offset these increased costs. The shortage of qualified nurses has in the past and may in the future delay our ability to achieve our operational goals at a new hospital on schedule by limiting the number of patient beds available during the start-up phase of the hospital. The shortage of nurses also makes it difficult for us in some markets to reduce personnel expense at our facilities by implementing a reduction in the size of the nursing staff during periods of reduced patient admissions and procedure volumes.

We may be required to acquire and implement costly new information systems to comply with new federal and state legislative efforts and regulatory initiatives relating to patient privacy, security of medical information, and electronic transactions.

      There are currently numerous legislative and regulatory initiatives at the state and federal levels addressing concerns about the privacy and security of patient medical information and regulating the manner in which standard transactions within the healthcare industry must be processed. In particular, the Health Insurance Portability and Accountability Act of 1996, or “HIPAA,” contains provisions that will require our healthcare facilities to upgrade computer systems and to adopt new business procedures designed to protect the privacy and security of each of our patient’s individual health information and to process claims and perform other healthcare transactions electronically. The security, privacy, and standard electronic transactions regulations are expected to have a significant financial impact on the healthcare industry because they impose extensive new requirements and restrictions on the use and disclosure of identifiable patient information. Much of the required upgrading of our computer systems will be done as part of the normal annual maintenance and upgrade of our software and be included in the maintenance fees we pay our software vendor. Unforeseen difficulties in complying with these and other new privacy regulations and maintaining the information systems they require could require us to spend substantial additional sums, which could have an adverse effect on our financial results during the periods those additional expenses are incurred. Additionally, if we fail to comply with the new regulations under HIPAA, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines up to $250,000 per violation.

If we fail to comply with the extensive laws and government regulations applicable to us, we could suffer penalties or be required to make significant changes to our operations.

      We are required to comply with extensive and complex laws and regulations at the federal, state and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification and accreditation,

•	billing, coverage, and reimbursement for supplies and services,

•	relationships with physicians and other referral sources,

•	adequacy and quality of medical care,

•	quality of medical equipment and services,

•	qualifications of medical and support personnel,

•	confidentiality, maintenance and security issues associated with medical records,

•	the screening, stabilization and transfer of patients who have emergency medical conditions,

•	building codes,

•	environmental protection,

•	clinical research,

•	operating policies and procedures, and

•	addition of facilities and services.

      Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

      If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including:

•	criminal penalties,

•	civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and

•	exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs.

      A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system at the federal level and in the states in which we operate. Current or future legislative initiatives, government regulations or other government actions may have a material adverse effect on us.

Other companies within the healthcare industry continue to be the subject of federal and state investigations, which increases the risk that we may become subject to investigations in the future.

      Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations including hospital companies. These investigations relate to a wide variety of topics, including:

•	cost reporting, charge structure and billing practices,

•	quality of care,

•	financial relationships with referral sources, and

•	medical necessity of services provided.

      In addition, the Office of Inspector General and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, healthcare providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring lawsuits against private companies doing business with or receiving reimbursement under government programs. These are sometimes referred to as “whistleblower” or “qui tam” lawsuits. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under a false claim case may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to a federal health care program. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute or the Stark Law, have thereby submitted false claims under the False Claims Act.

      Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other healthcare providers to settle these lawsuits may encourage current and former employees of ours and other healthcare providers to seek to bring more whistleblower lawsuits. Some of our activities may periodically become the subject of governmental investigations or inquiries. Any such investigations of us, our executives or managers could result in significant liabilities or penalties to us, as well as adverse publicity.

If laws governing the corporate practice of medicine change, we may be required to restructure some of our relationships.

      The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own or operate a hospital or other facility because our facilities are not engaged in the practice of medicine. The physicians who use our facilities to provide care to their patients are individually licensed to practice medicine. In most instances, the physicians and physician group practices are not affiliated with us other than through the physicians’ ownership interests in the hospitals and through the service and lease agreements we have with some of these physicians. Should the interpretation, enforcement or laws of the states in which we operate or may operate change, we cannot assure you that such changes would not require us to restructure some of our physician relationships.

If laws governing our consulting and management relationships with physicians change, we may be required to restructure some of these relationships.

      We also provide consulting and management services to some physicians and physician group practices. Although we believe that our arrangements with these and other physicians and physician group practices comply with applicable laws, we cannot assure you that a government agency charged with enforcement of these laws, or a private party, might not assert a contrary position. If our arrangements with these physicians and physician group practices were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws were enacted rendering these arrangements illegal, we may be required to restructure our relationships with physicians and physician groups which may have a material adverse effect on our business.

If government laws or regulations change or the enforcement or interpretation of them change, we may be obligated to purchase some or all of the ownership interests of the physicians associated with us.

      Changes in government regulation or changes in the enforcement or interpretation of existing laws or regulations could obligate us to purchase at the then fair market value some or all of the ownership interests of the physicians who have invested in the ventures that own and operate our hospitals. Regulatory changes that could create this obligation include changes that:

•	make illegal the referral of Medicare or other patients to our hospitals by physicians affiliated with us,

•	create the substantial likelihood that cash distributions from the hospitals to our physician partners will be illegal, or

•	make illegal the ownership by our physician partners of their interests in the hospitals.

      Physician ownership of our hospitals ranges from 21.2% to 49.0%. From time to time, we may voluntarily seek to increase our ownership interest in one or more of our hospitals, in accordance with the limitations imposed by the Medicare Modernization Act. We may seek to use shares of our common stock to purchase physicians’ ownership interests instead of cash. If the use of our stock is not permitted or attractive to us or our physician partners, we may use cash or promissory notes to purchase the physicians’ ownership interests. Our existing capital resources may not be sufficient for the acquisition or the use of cash may limit our ability to use our capital resources elsewhere, limiting our growth and impairing our operations. The creation of these obligations and the possible adverse effect on our affiliation with these physicians could have a material adverse effect on us.

We may have fiduciary duties to our partners that may prevent us from acting solely in our best interests.

      We hold our ownership interests in hospitals and other healthcare businesses through ventures organized as limited liability companies or limited partnerships. As general partner, manager or owner of the majority interest in these entities, we may have special legal responsibilities, known as fiduciary duties, to our partners who own an interest in a particular entity. Our fiduciary duties include not only a duty of care and a duty of full disclosure but also a duty to act in good faith at all times as manager or general partner of the limited liability company or limited partnership. This duty of good faith includes primarily an obligation to act in the best interest of each business, without being influenced by any conflict of interest we may have as a result of our own business interests.

      We also have a duty to operate our business for the benefit of our stockholders. As a result, we may encounter conflicts between our fiduciary duties to our partners in our hospitals and other healthcare businesses, and our responsibility to our stockholders. For example, we have entered into management agreements to provide management services to our hospitals in exchange for a fee. Disputes may arise with our partners as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, as manager or general partner we may be obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of our stockholders. We cannot assure you that any dispute between us and our partners with respect to a particular business decision or regarding the interpretation of the provisions of the hospital operating agreement will be resolved or that, as a result of our fiduciary duties, any dispute resolution will be on terms favorable or satisfactory to us.

Material decisions regarding the operations of our facilities require consent of our physician and community hospital partners, and we may be unable as a result to take actions that we believe are in our best interest.

      The physician and community hospital partners in our healthcare businesses participate in material strategic and operating decisions we make for these facilities. They may do so through their representatives on the governing board of the subsidiary that owns the hospital or a requirement in the governing documents that we obtain the consent of their representatives before taking specified material actions. These actions may include such matters as employing key members of the management team, adopting the annual operating budget and making capital expenditures in excess of specified amounts. We must also generally obtain the consent of our physician and other hospital partners or their representatives before making any material amendments to the operating or partnership agreement for the business or admitting additional members or partners. Although they have not done so to date, these rights to approve material decisions could in the future limit our ability to take actions that we believe are in our best interest and the best interest of the business. We may not be able to resolve favorably, or at all, any dispute regarding material decisions with our physician or other hospital partners.

Uninsured risks from legal actions related to professional liability could adversely affect our cash flow and operating results.

      In recent years, physicians, hospitals, diagnostic centers and other healthcare providers have become subject, in the normal course of business, to an increasing number of legal actions alleging negligence in performing services, negligence in allowing unqualified physicians to perform services or other legal theories as a basis for liability. Many of these actions involve large monetary claims and significant defense costs. We may be subject to such legal actions even though a particular physician at our hospitals or other facilities is not our employee and the governing documents for the medical staffs of each of our hospitals require physicians who provide services, or conduct procedures, at our hospitals to meet all licensing and specialty credentialing requirements and to maintain their own professional liability insurance.

      On June 1, 2002, our three-year combined insurance policy that provided medical malpractice claims coverage on a claims-made, first-dollar basis expired, and we entered into a new partially self-insured coverage program. At that time, we purchased a tail insurance policy to provide first-dollar coverage for claims incurred prior to June 1, 2002, but not reported as of that date under the expired claims-made policy. We recognized the full cost of the tail insurance policy as an operating expense in the third quarter of fiscal 2002 as required by generally accepted accounting principles in the United States. From June 1, 2002 through June 7, 2003, we were partially self-insured under a claims-made policy providing coverage for claim amounts in excess of $2.0 million of retained liability per claim. Effective June 8, 2003, we entered into a new one-year claims-made policy providing coverage for claim amounts in excess of $3.0 million of retained liability per claim, subject to $5.0 million of retained liability per claim for the first two claims reported during the policy year at one of our hospitals. This claims-made policy has been extended through June 29, 2005, and we are currently evaluating the level of medical malpractice insurance coverage we may purchase and the level of self-insured liability we may retain once this policy expires. There can be no assurance that we will be able to renew our current one-year policy when it expires on acceptable terms, or at all. We have established a reserve for malpractice claims based on actuarial estimates made by an independent third party, who based the estimates on our historical experience with malpractice claims and assumptions about future events. Due to the considerable variability that is inherent in such estimates, including such factors as changes in medical costs and changes in actual experience, there is a reasonable possibility that the recorded estimates will change by a material amount in the near term. Also, there can be no assurance that the ultimate liability we experience under our self-insured retention for medical malpractice claims will not exceed our estimates. It is also possible that such claims could exceed the scope of coverage, or that coverage could be denied.

      We expect that both the higher premium costs and the self-insured retention under our professional liability risk programs will increase our other operating expenses during the next twelve months. In addition, we expect that, over time, our premium costs and our self-insured retention will increase both due to increasing costs in the insurance industry, as well as due to our opening of new facilities. There is no assurance that necessary excess coverage will be available.

Our results of operations may be adversely affected from time to time by new medical device technologies.

      One major element of our business model is to focus on the treatment of patients suffering from cardiovascular disease. Our commitment and that of our physician partners to treating cardiovascular disease often requires us to purchase newly approved pharmaceuticals and devices that have been developed by pharmaceutical and device manufacturers to treat cardiovascular disease. At times, these new technologies receive required regulatory approval and become widely available to the healthcare market prior to becoming eligible for reimbursement by government and other payors. In addition, the clinical application of existing technologies may expand, resulting in their increased utilization. We cannot predict when new technologies will be available to the marketplace, the rate of acceptance of the new technologies by physicians who practice at our hospitals, and when or if, government and third-party payors will provide adequate reimbursement to compensate us for all or some of the additional cost required to purchase new technologies. As such, our results of operations may be adversely affected from time to time by the additional, unreimbursed cost of these new technologies.

      For example, in April 2003 the federal Food and Drug Administration approved the use of drug-eluting stents in certain cardiovascular procedures. Prior to this approval, Medicare approved two temporary DRGs to provide additional reimbursement for cardiac procedures in which drug-eluting stents are utilized. However, we are not yet able to determine if the additional reimbursement provided by the two temporary DRGs will adequately compensate us for the additional supply cost associated with the utilization of drug-eluting stents by physicians who practice in our hospitals. In addition, the utilization of automatic interior cardiac devices, or “AICDs,” has increased due to their clinical efficacy in treating certain types of cardiovascular disease. AICDs are high-cost cardiac devices whose cost often exceeds the related reimbursement. We are unable to determine if the reimbursement for these procedures will increase to a level necessary to consistently reimburse us for the cost of the devices.

      In addition, advances in alternative cardiovascular treatments or in cardiovascular disease prevention techniques could reduce demand or eliminate the need for some of the services provided at our facilities, which could adversely affect our results of operations.

If any of the particular markets in which we operate, the southwestern region of the United States or the United States as a whole, experiences an economic downturn, our results of operations may be adversely affected.

      A majority of our hospitals are located in the southwestern United States. Any material change in the current demographic, economic, competitive or regulatory conditions in this region, a particular market in which one of our other hospitals operates or the United States in general could adversely affect our operating results. In particular, if economic conditions deteriorate in one or more of these markets, we may experience a shift in payor mix arising from patients’ loss of or changes in employer-provided health insurance resulting in higher co-payments and deductibles or an increased number of uninsured patients. This change in payor mix may generate accounts receivable that are more difficult to collect than accounts receivable from third-party payors and increase our bad debt expense in the periods affected.

We depend heavily on our senior management personnel, and a loss of the services of one or more of them could impair the execution of our strategy and adversely affect our operating results.

      We have been, and will continue to be, dependent upon the services and management experience of our executive officers. If one of our executive officers was to resign his or her position or otherwise be unable to serve, the execution of our strategy could be impaired and our operating results may be adversely affected.

FORWARD-LOOKING STATEMENTS

      Some of the statements and matters discussed in this prospectus constitute forward-looking statements. Words such as “expects,” “anticipates,” “approximates,” “believes,” “estimates,” “intends” and “hopes” and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. The forward-looking statements contained in this prospectus include, among others, statements about the following:

•	the impact of the Medicare Prescription Drug Improvement and Modernization Act of 2003 and other healthcare reform initiatives,

•	changes in Medicare and Medicaid reimbursement levels,

•	unanticipated delays in achieving expected operating results at our recently opened hospitals,

•	difficulties in executing our strategy,

•	our relationships with physicians who use our facilities,

•	competition from other healthcare providers,

•	our ability to attract and retain nurses and other qualified personnel to provide quality services to patients in our facilities,

•	our information systems,

•	existing governmental regulations and changes in, or failure to comply with, governmental regulations,

•	liability and other claims asserted against us,

•	changes in medical devices or other technologies, and

•	market-specific or general economic downturns.

      Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that we will achieve our goals. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Our forward-looking statements speak only as of the date of this prospectus or the date they were otherwise made. Other than as may be required by federal securities laws to disclose material developments related to previously disclosed information, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to review carefully the section “Risk Factors” in this prospectus for a discussion of some of the risks of accepting or rejecting this exchange offer and investing the notes.

THE EXCHANGE OFFER

Background and Reasons for the Exchange Offer

      We issued the original notes on July 7, 2004 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes under which we agreed to offer to exchange the original notes for publicly tradeable notes having identical terms to those of the original notes.

      In particular, under the registration rights agreement we agreed, for the benefit of the holders of the original notes, at our cost,

(a)	to file with the SEC a registration statement with respect to the exchange offer for the exchange notes as soon as practicable after July 7, 2004,

(b)	to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before January 3, 2005,

(c)	to use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of this exchange offer, and

(d)	to use our reasonable best efforts to cause the exchange offer to be consummated on or before February 2, 2005.

This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

      Promptly after this registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the original notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the original notes. For each original note validly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of each original note will receive an exchange note having a principal amount equal to that of the tendered original note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered original note or, if no interest has been paid on the original note, from July 7, 2004.

Shelf Registration

      We have agreed to file a shelf registration statement if:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated prior to February 2, 2005;

•	a holder of original notes notifies us in writing that is prohibited from participating in the exchange offer by applicable law or SEC policy;

•	a holder of original notes notifies us in writing that it may not resell the exchange notes to the public without delivering a prospectus and the prospectus contained in this exchange offer registration statement is not available for such resale.

      If any of these events occur, we will file with the SEC as promptly as practicable but in no event later than 45 days after being required or requested, a shelf registration statement covering resales of the original notes by holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. If a shelf registration statement is required, we will use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the 90th day after we are required or requested and to keep effective the shelf registration statement until July 7, 2006 (or such earlier date when all of the Notes covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding).

Additional Interest

      If a registration default (as defined below) occurs, the interest rate borne by the original notes will be increased by 0.50% per annum during the 90 day period immediately following the occurrence of each registration default. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.50% per annum until all registration defaults have been cured. In no event will the rate of additional interest exceed 1.5% per annum.

      A “registration default” includes a failure:

•	to file any registration statement required by the registration rights agreement on or before the date specified for such filing;

•	of any such registration statement to be declared effective by the SEC on or prior to the date specified for such effectiveness;

•	to consummate the exchange offer on or prior to February 2, 2005; or

•	to keep any registration statement declared effective by the SEC continuously effective for the periods required by the registration rights agreement.

      This exchange offer is intended to satisfy our obligations under the registration rights agreement. The summary of the registration rights agreement provided above is not complete and you are encouraged to review the registration rights agreement yourself because it, and not this summary, governs our obligations to provide holders with registered notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

      We are offering to exchange $150.0 million in aggregate principal amount of our 9 7/8% Senior Notes due 2012 that have been registered under the Securities Act for a like principal amount of our original unregistered 9 7/8% Senior Notes due 2012.

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes we accept in the exchange offer. You may tender some or all of your original notes in the exchange offer. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

      The form and terms of the exchange notes will be the same as the form and terms of the original notes, except that:

•	the exchange notes will be registered under the Securities Act and, thus, will not be subject to the restrictions on transfer or bear legends restricting their transfer;

•	the exchange notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer and/or the registration of the original notes for resale under a shelf registration statement; and

•	the exchange notes will not have registration rights except in limited circumstances.

      The exchange notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the original notes. The exchange notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from date of issuance of the original notes. Accordingly, registered holders of exchange notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the original notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the original notes on that record date.

      In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC.

      We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted original notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend it. The term “expiration date” means                     , 2004, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended. If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “Conditions” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the original notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer.

      Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any announcement, other than by making a timely press release to an appropriate news agency.

Procedures for Tendering Original Notes

      Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name the original notes are registered or any other person who has obtained a properly completed bond power from the registered holder. Holders may also request their respective duly authorized brokers, dealers, commercial banks, trust companies or nominees to effect a tender for the holders.

      Any tender of original notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender original notes in the exchange offer must do either of the following on or prior to 5:00 p.m., New York City time, on the expiration date:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “Exchange Agent;” or

•	if the original notes are tendered under the book-entry transfer procedures described below, transmit an agent’s message to the exchange agent.

      In addition, one of the following must occur on or prior to 5:00 p.m., New York City time, on the expiration date:

•	the exchange agent must receive certificates representing your original notes, along with the letter of transmittal, on or before the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

      The tender by a holder of original notes will constitute an agreement between the holder and MedCath in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      Delivery of all documents must be made to the exchange agent at the address set forth below. Do not send letters of transmittal or original notes to us. The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date.

      Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the original notes are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the original notes and an eligible institution must guarantee the signature on the power of attorney.

      If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act. If you wish to tender original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

      If you wish to tender on your behalf, you must, before completing the procedures for tendering original notes, either register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of original notes not properly tendered or original notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person has any duty to give notification of defects or irregularities with respect to tenders of original notes. In addition, neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your original notes.

Resale of Exchange Notes

      Based on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to unrelated third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	any exchange notes you may receive will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in and do not have any arrangement or understanding with any person to participate in the distribution of the original notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are an affiliate of ours, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any affiliate of ours to distribute the exchange notes; and

•	if you are a broker-dealer and you will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of exchange notes.

      If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

      Any broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and issue the exchange notes.

      For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each original note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered original note.

      In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your original notes or a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message. If we do not accept any tendered original notes for any reason set forth in the terms of the exchange offer or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged original notes that are not exchanged to your account maintained with DTC.

Book-Entry Transfer

      We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the original notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      If you wish to tender your original notes and your original notes are not immediately available, or you cannot deliver your original notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

(1)	the tender is made through an eligible institution;

(2)	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of original notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the original notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

      You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount, or, in the case of original notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for original notes have been transmitted, specify the name in which those original notes are registered if different from that of the withdrawing holder.

      If you have delivered or otherwise identified to the exchange agent the certificates for original notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any original notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes will be credited to an account maintained with DTC for the original notes. You may retender properly withdrawn original notes by following one of the procedures described under “Procedures for Tendering Original Notes” at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange exchange notes for, any original notes if, prior to the expiration of the exchange offer:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

(2)	the exchange offer, or the making of any exchange by a holder of original notes, would violate any applicable law or applicable interpretation by the staff of the SEC.

      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the exchange offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer. All conditions will be satisfied or waived prior to the expiration of the exchange offer.

Exchange Agent

      U.S. Bank National Association is the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the following address for the exchange agent:

U.S. Bank National Association

EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Dept.
(800) 934-6802 (telephone)
(651) 495-8158 (facsimile)

If you deliver letters of transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

      Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

      We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, electronic mail, telephone or in person. You will not be charged a service fee for the exchange of your original notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

      You will not be obligated to pay any transfer taxes, unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Original Notes

      If you are eligible to participate in the exchange offer but do not tender your original notes, you will not have any further registration rights. Your original notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the original notes that are not exchanged only:

•	to us;

•	so long as the original notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

•	to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the original notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

•	under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the original notes under the Securities Act.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes.

Regulatory Approvals

      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth selected consolidated financial and other data for MedCath Corporation. The selected consolidated financial and other data as of September 30, 2002 and September 30, 2003 and for each of the fiscal years ended September 30, 2001, September 30, 2002 and September 30, 2003 have been derived from the audited consolidated financial statements and the related notes, which are included in this prospectus. The selected consolidated financial and other data as of September 30, 1999, September 30, 2000 and September 30, 2001 and for the fiscal years ended September 30, 1999 and September 30, 2000 have been derived from MedCath Corporation’s audited consolidated financial statements. The selected consolidated financial and other data for the nine months ended June 30, 2003 and 2004 have been derived from the unaudited consolidated financial statements and related notes of MedCath Corporation, which are incorporated by reference into this prospectus, have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary to fairly present the consolidated results of operations, financial position and cash flows for these periods.

      Separate financial data for MedCath Holdings Corp., the issuer of the notes, is not presented since MedCath Corporation has no operations separate from its investment in MedCath Holdings Corp. and since the notes will be guaranteed by MedCath Corporation and the subsidiary guarantors. The selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes which are included in or incorporated by reference into this prospectus.

						Nine Months Ended
	Year Ended September 30,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(dollars in thousands)
Consolidated Statement of Operations:
Net revenue	$255,756	$332,337	$377,007	$477,637	$542,986	$398,631	$510,697
Operating expenses:
Personnel expense	73,986	96,789	106,682	138,067	172,318	126,845	160,509
Medical supplies expense	60,434	82,534	91,374	108,896	136,681	98,286	141,433
Bad debt expense	13,021	16,668	20,545	22,319	26,791	16,585	33,277
Other operating expenses	68,724	80,655	90,176	107,636	130,173	95,747	110,490
Pre-opening expenses	6,647	549	1,490	8,339	10,095	7,049	5,531
Depreciation and amortization	30,560	36,668	36,646	37,643	41,545	31,277	34,068
Loss (gain) on disposal of property, equipment and other assets	1,314	(69)	162	(1,047)	258	94	(21)
Loss on debt refinancing	—	—	1,560	—	—	—	—
Gain on sale of hospital	—	—	(13,461)	—	—	—	—
Impairments of goodwill and long-lived assets	10,935	—	985	—	58,865	—	—

Income (loss) from operations	(9,865)	18,543	40,848	55,784	(33,740)	22,748	25,410
Interest expense	(22,142)	(30,615)	(26,395)	(23,596)	(25,857)	(18,904)	(21,087)
Interest income	2,533	3,428	3,521	2,337	1,373	1,103	606
Other income (expense), net	168	301	(327)	190	206	196	17
Equity in net earnings (losses) of unconsolidated affiliates	(5,640)	(2,011)	(2,119)	3,007	3,541	2,893	2,624

Income (loss) before minority interest and income taxes	(34,946)	(10,354)	15,528	37,722	(54,477)	8,036	7,570

Minority interest share of (earnings) losses of consolidated subsidiaries	(6,322)	(3,305)	(14,160)	(10,451)	(5,524)	(4,990)	(2,821)
Income tax benefit (expense)	1,338	24	(317)	(2,920)	(305)	(1,290)	(1,661)

Net income (loss)	$(39,930)	$(13,635)	$1,051	$24,351	$(60,306)	$1,756	$3,088

								Nine Months Ended
	Year Ended September 30,							June 30,

	1999	2000	2001		2002		2003	2003		2004

	(dollars in thousands, except per share data)
Earnings (loss) per share, basic	(3.37)	(1.15)	0.08		1.35		(3.35)	0.10		0.17
Earnings (loss) per share, diluted	(3.37)	(1.15)	0.08		1.34		(3.35)	0.10		0.17
Consolidated Balance Sheet (end of period):
Cash and cash equivalents	$28,432	$7,621	$114,357		$118,768		$94,199	$111,075		$89,839
Working capital	35,435	13,895	114,891		97,825		63,918	82,989		102,820
Total assets	472,285	485,667	606,619		741,041		749,297	799,771		773,072
Total debt and capital leases (1)	252,144	276,282	238,967		307,370		365,188	350,472		380,013
Stockholders’ equity	174,260	160,625	300,964		325,690		265,054	326,850		269,714
Other Financial Data:
Ratio of earnings to fixed charges (2)	—	—	1.49	x	2.01	x	—	1.04	x	1.34	x

(1)	Includes short-term borrowings, long-term debt and obligations under capital leases (including current portion) and other long-term obligations related to a working capital note due to a community hospital partner at one of our hospitals.

(2)	For the purpose of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before minority interests and equity in earnings of unconsolidated affiliates plus fixed charges, amortization of capitalized interest, and income distributed by unconsolidated affiliates; less capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized and capitalized loan acquisition costs, and an estimate of the interest expense included in rental expense. For the years ended September 30, 1999, 2000 and 2003 our earnings were insufficient to cover fixed charges by approximately $33.1 million, $10.0 million and $62.7 million.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      In this description, the words “Company,” “we,” “us” and “our” refer to MedCath Holdings Corp. and not to any of its subsidiaries.

Description of the New Senior Secured Credit Facility

      General. In connection with the private offering of the original notes, we entered into a new senior secured credit facility with a syndicate of banks and other institutional lenders. The information relating to our new senior secured credit facility is qualified in its entirety by reference to the complete text of the credit agreement and collateral agreement, each of which is filed as an exhibit to the registration that includes this prospectus. This new senior secured credit facility provides for senior secured financing of up to $200.0 million as follows:

•	A $100.0 million senior secured revolving credit facility that will terminate in five years, including a $25.0 million sub-limit for the issuance of standby and commercial letters of credit and a $10.0 million sub-limit for swingline loans. No borrowings under this facility are currently outstanding; and

•	A $100.0 million term loan facility, all of which was drawn on the closing date of the new senior secured credit facility, that will terminate in seven years.

      All borrowings under our new senior secured credit facility will be subject to the satisfaction of usual and customary conditions, including accuracy of representations and warranties and absence of a default. Proceeds of the senior secured credit facility may be used for working capital, capital expenditures, refinance of existing indebtedness, permitted acquisitions and other corporate purposes.

      Interest and Fees. Borrowings under the revolving credit facility (other than swingline loans) bear interest at a rate equal to an applicable margin percentage plus one of the following indexes: (i) the London Interbank Offered Rate (“LIBOR”) or (ii) an alternate base rate. The applicable margin percentage will vary from 250 to 350 basis points for LIBOR-based loans and 100 to 200 basis points for alternate base rate loans, depending upon our financial performance. Swingline borrowings under the revolving credit facility will bear interest at the alternate base rate. Borrowings under the term loan facility will bear interest at a rate equal to 300 basis points plus LIBOR or 175 basis points plus the alternate base rate. The alternate base rate is the higher of (A) the Bank of America, N.A. prime rate and (B) the Federal Funds rate plus 0.50%. For LIBOR-based rates, we may select interest periods of one, two, three or six months. A default rate will apply on all obligations in the event of default under the new senior secured credit facility at a rate per annum of two percent above the applicable interest rate.

      We will be required to pay quarterly in arrears a 0.50% per annum commitment fee for each lender’s unused commitments under the new senior secured credit facility. Additionally, we will be required to pay quarterly in arrears, a fee on the stated amount of each issued and outstanding letter of credit that will range from 250 to 350 basis points, depending upon our financial performance.

      Prepayments. Subject to exceptions, our new senior secured credit facility will require mandatory prepayments of loans, if any, in amounts equal to:

•	100% of the net cash proceeds from asset sales, insurance policies and condemnation proceedings (including sales of stock of subsidiaries), excluding a basket for certain permitted asset sales;

•	100% of the net cash proceeds from the issuance of any debt, excluding certain permitted debt; and

•	50% of annual excess cash flow during periods when a specifically defined leverage ratio is exceeded.

      Prepayments shall be applied to the prepayment of the new senior secured credit facility as follows: first, to the principal repayment installments of the term loan facility on a pro rata basis and second, to the revolving credit facility (without a permanent reduction in the aggregate commitment of the lenders, except with respect to asset sales, insurance policies and condemnation proceeds, and the proceeds of certain debt issuances listed above); provided, however, that no repayment of the revolving credit facility will be required with respect to excess cash flow.

      Voluntary prepayments of loans under the senior secured credit facility, in whole or in part, may be made at any time without penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the senior secured credit facility in excess of the swingline loans and the stated amount of all letters of credit may be canceled by the lenders in whole or in part.

      Amortization of Principal. Borrowings under the term loan facility will be subject to amortization of principal in equal quarterly installments of $250,000 for each of the first five years, with the remaining balance payable in the final two years. If a portion of the revolving credit facility is allocated to the separate hospital term loan, the separate hospital term loan will be subject to a 20-year amortization.

      Collateral and Guarantors. Indebtedness under our new senior secured credit facility is guaranteed by all of our existing and future direct and indirect substantially wholly-owned domestic subsidiaries and is secured by a first priority perfected security interest in the following:

•	all of our capital stock or other ownership interests in each of our substantially wholly-owned domestic subsidiaries;

•	all of our capital stock or other ownership interests in each non-guarantor subsidiary of the issuer;

•	all other present and future assets and properties of the Company and the subsidiary guarantors; and

•	an assignment and pledge of all intercompany notes, the intercompany note collateral and any other existing or future intercompany notes and the collateral (if any) securing such other intercompany notes.

      Restrictive Covenants and Other Matters. Our new senior secured credit facility requires us to comply with certain financial covenants, including a senior secured leverage ratio test, a fixed charge coverage ratio test, a tangible net worth test and a total leverage ratio test. In addition, our new senior secured credit facility includes negative covenants restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	incur liens;

•	engage in mergers, consolidations and sales of assets;

•	incur debt;

•	declare dividends, redeem stock and purchase, redeem and/or repay other debt;

•	make loans, advances and investments and acquisitions;

•	make capital expenditures; and

•	enter into transactions with our affiliates.

      Our new senior secured credit facility contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain monetary judgment defaults, actual or asserted invalidity of any loan documentation, change of control and customary ERISA defaults.

Description of Other Indebtedness

      Assuming we had completed the private offering of the original notes, applied the net proceeds and entered into the new senior secured credit facility on June 30, 2004, the Company and the guarantors would have had $104.3 million of debt outstanding (excluding the notes and the note guarantees), $100.0 million of which would have been secured debt under our new senior secured credit facility, and the non-guarantor subsidiaries would have had debt outstanding totaling $103.0 million, comprised of the following:

•	$36.3 million in real estate mortgage debt owed by Heart Hospital of Austin to a real estate investment trust, which will mature on January 1, 2006;

•	$21.9 million in real estate mortgage debt owed by Heart Hospital of New Mexico to a real estate investment trust, which will mature on September 30, 2006;

•	$11.7 million outstanding under a $20.0 million commitment for equipment financing owed by Texsan Heart Hospital to an equipment finance company, which will mature on March 1, 2011. We anticipate that this commitment will be fully funded prior to September 30, 2004;

•	$3.2 million outstanding under a $12.0 million commitment for equipment financing owed by Heart Hospital of Lafayette to an equipment finance company, which will mature on January 31, 2012. We anticipate that this commitment will be fully funded prior to September 30, 2004;

•	$16.2 million owed by Louisiana Heart Hospital to an equipment finance company, which will mature on January 1, 2010; and

•	$8.3 million outstanding under various capital leases and loans at certain of our subsidiaries with maturity dates ranging from July 1, 2004 to December 31, 2008.

      Further, as of June 30, 2004, one of our hospitals owed $5.4 million under a working capital note due to a community hospital investor partner of the hospital.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Company”, “we”, “us” and “our” refer to MedCath Holdings Corp. and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

      The Company will issue the exchange notes under an Indenture (the “Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The original notes were issued under the same Indenture. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the Indenture is filed as an exhibit to the registration statement that includes this prospectus.

      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes.

Brief Description of the Notes and the Note Guarantees

The Notes

      The Notes:

•	are general unsecured obligations of the Company;

•	are pari passu in right of payment with all future unsecured unsubordinated Indebtedness of the Company;

•	are senior to any future subordinated Indebtedness of the Company;

•	are guaranteed by the Parent and the Subsidiary Guarantors;

•	are effectively subordinated in right of payment to all existing and future Secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement; and

•	are effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes.

      Assuming we had completed the private offering of the original notes, applied the net proceeds thereof as intended and entered into the Credit Agreement on June 30, 2004, the Company and the Guarantors would have had $104.3 million of Indebtedness (excluding the Notes and the Note Guarantees), $100.0 million of which would have been Indebtedness under the Credit Agreement.

The Note Guarantees

      The Notes are guaranteed, jointly and severally, by the Parent and all of the Domestic Subsidiaries of the Company, other than any Domestic Subsidiary that is not a Substantially Wholly-Owned Restricted Subsidiary and has not provided a Guarantee in respect of any Indebtedness of the Company or of any other Restricted Subsidiary thereof.

      Each Note Guarantee:

•	is a general unsecured obligation of that Guarantor;

•	is pari passu in right of payment with all future unsecured unsubordinated Indebtedness of that Guarantor;

•	is senior to any future subordinated Indebtedness of that Guarantor; and

•	is effectively subordinated in right of payment to all existing and future Secured Indebtedness of that Guarantor, including the Guarantee by that Guarantor of the Indebtedness of the Company under the Credit Agreement;

      As of the date of the Indenture, 27 of our 52 Subsidiaries will be Subsidiary Guarantors. The Subsidiary Guarantors generated net revenue of $38.7 million in fiscal 2003, or 7.1% of our fiscal 2003 consolidated net revenue, and had a loss before income taxes of $60.0 million in fiscal 2003. The loss before income taxes of the Subsidiary Guarantors was due primarily to impairments of goodwill in the amount of $59.9 million in fiscal 2003. As of June 30, 2004, the Subsidiary Guarantors had total assets (before eliminations) of $296.9 million, or 38.4% of our consolidated total assets.

      Our subsidiaries that are not Subsidiary Guarantors generated net revenue of $510.8 million in fiscal 2003, or 94.1% of our fiscal 2003 consolidated net revenue, and had income before taxes of $10.6 million in fiscal 2003. As of June 30, 2004, our subsidiaries that are not Subsidiary Guarantors had total assets (before eliminations) of $568.5 million, or 73.5% of our consolidated total assets.

      Assuming the private offering of the original notes had been completed, the net proceeds thereof had been applied and we had entered into the Credit Agreement as of June 30, 2004:

•	the Company and the Guarantors would have had $104.3 million of indebtedness (excluding the Note Guarantees), $100.0 million of which would have been guarantees of secured indebtedness under the Credit Agreement);

•	subsidiaries that are not Guarantors would have had $191.7 million of indebtedness and other liabilities, of which $103.0 million would have been indebtedness; and

•	the Parent would have had $100.0 million of indebtedness (excluding the Note Guarantees), all of which would have been guarantees of secured indebtedness under the Credit Agreement.

      See note 21 to our audited financial statements for financial information regarding guarantor and non-guarantor subsidiaries for the three years ended September 30, 2003 and note 15 to our consolidated unaudited financial statements for financial information regarding guarantor and non-guarantor subsidiaries for the nine months ended June 30, 2004.

      Although the Subsidiaries that own and operate our 12 majority-owned hospitals will not guarantee the original notes, we will only be permitted to invest the proceeds of the private offering of the original notes in these non-guarantor subsidiaries in the form of unsubordinated promissory notes that bear cash interest. See “— Certain Covenants — Use of Net Proceeds from the Issuance of the Notes.”

      As of the date of the Indenture, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, subject to certain conditions described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries and to redesignate Unrestricted Subsidiaries as Restricted Subsidiaries. Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Any Unrestricted Subsidiary will not guarantee the Notes.

Principal, Maturity and Interest

      The Indenture currently provides for the issuance by the Company of $150.0 million aggregate principal amount of Notes. The Company may issue additional notes (“Additional Notes”) from time to time after this offering under the Indenture. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on July 15, 2012.

      Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Note Guarantees

      The Guarantors will jointly and severally guarantee the Company’s obligations under the Notes. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The guarantees may not be enforceable because of fraudulent conveyance laws.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

      The Note Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the “Asset Sale” provisions of the Indenture;

(2)	if the Company properly designates such Subsidiary Guarantor as an Unrestricted Subsidiary;

(3)	if such Subsidiary Guarantor ceases to be a Substantially Wholly-Owned Restricted Subsidiary; provided that if such Subsidiary subsequently becomes a Substantially Wholly-Owned Restricted Subsidiary, such Subsidiary shall again become a Subsidiary Guarantor and execute a supplemental indenture;

(4)	simultaneously with the liquidation or dissolution of any Subsidiary Guarantor that, on such date of liquidation or dissolution, has assets with an aggregate Fair Market Value of less than $10,000; or

(5)	upon the legal defeasance of the Notes as described under “— Legal Defeasance and Covenant Defeasance” below.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

      At any time prior to July 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes, if any) at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Subsidiaries); and

(2)	the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering.

      Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to July 15, 2008.

      After July 15, 2008, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage

2008	104.938%
2009	102.469%
2010 and thereafter	100.000%

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement will prohibit the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under these agreements. Any future credit agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such agreements.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group is uncertain.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such Fair Market Value is evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following shall be deemed to be Cash Equivalents:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	any Designated Noncash Consideration received by the Company or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $10.0 million at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds at its option:

(1)	to repay unsubordinated Secured Indebtedness and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2)	to purchase Replacement Assets or make a capital expenditure (or enter into a binding agreement to purchase such assets or make such capital expenditure, so long as such purchase is consummated, or such capital expenditure is made, within 360 days of the date of such binding agreement) in or that is used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or 100% of the accreted value thereof, in the case of Indebtedness sold at a discount) of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

      The Credit Agreement will prohibit the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such agreement.

Certain Covenants

Restricted Payments

(A)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)	purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except (i) a payment of interest or principal at the stated maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition;

(4)	make any payment or distribution on account of the Guarantee by the Company or the Parent, existing on the date of the Indenture, of Indebtedness of the Heart Hospital of South Dakota LLC; or

(5)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent such dividends or other distributions are payable to the Company or any Restricted Subsidiary thereof), (6), (7), (8) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity

Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the Indenture, an amount equal to (x) the amount returned in cash to the Company or any Restricted Subsidiary of the Company on or with respect to such Restricted Investments, whether resulting from payments of interest on Indebtedness, dividends or distributions, repayments of loans or advances in cash or other payments, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), from the release of any obligation to make a capital contribution to an Unrestricted Subsidiary (except to the extent any amounts are paid under such obligation) or from the net cash proceeds from the sale of any such Investment, or (y) upon the designation of any Unrestricted Subsidiary to be a Restricted Subsidiary, the Fair Market Value of the Company’s or its Restricted Subsidiary’s equity interest in such Subsidiary at the time of such designation, in the case of each of (x) and (y), only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed the amount of the Restricted Investment previously made by the Company or any Restricted Subsidiary thereof in such Person or Unrestricted Subsidiary.

(B)	The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)	the purchase, redemption or other acquisition or retirement for value of common Equity Interests of a Restricted Subsidiary of the Company owned by a Strategic Investor if such purchase, redemption or retirement for value is made for consideration not in excess of the Fair Market Value of such common Equity Interests (where such Fair Market Value is determined by an opinion from an independent accounting, appraisal or investment banking firm of national standing in the event that the aggregate consideration for such transaction or series of related transactions is in excess of $10.0 million); provided that at the time of such purchase, redemption or other acquisition or retirement for value, and after giving pro forma effect thereto as if such purchase, redemption or other acquisition or retirement for value had been made at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness (A) pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (B) under clause (1) of the second paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6)	so long as no Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of common Equity Interests of a Restricted Subsidiary of the Company if such purchase, redemption or retirement for value is made for consideration not in excess of the Fair Market Value of such common Equity Interests (where such Fair Market Value is determined by an opinion from an independent accounting, appraisal or investment banking firm of national standing in the event that the aggregate consideration for such transaction or series of related transactions is in excess of $10.0 million); provided that at the time of such purchase, redemption or other acquisition or retirement for value, and after giving pro forma effect thereto as if such purchase, redemption or other acquisition or retirement for value had been made at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Company or any Restricted Subsidiary of the Company held by any current or former employees of, or current of former members of, the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, employment agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period; provided further that, to the extent that such aggregate price paid under this clause (7) in any twelve-month period is less than $1.0 million, any unused amount may be used to make such repurchases, redemptions or other acquisition or retirement only in the immediately succeeding twelve-month period;

(8)	so long as no Default has occurred and is continuing or would be caused thereby, Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(9)	so long as no Default has occurred and is continuing or would be caused thereby, the making of payments by the Company in respect of, and pursuant to the terms of, the Guarantee by the Company or the Parent existing on the date of the Indenture of Indebtedness of Heart Hospital of South Dakota LLC; provided that such payments shall not, since the date of the Indenture, exceed an aggregate amount of $16.7 million and provided further that failure to make any such payments would result in a breach of the Company’s or the Parent’s obligations under such Guarantee;

(10)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; or

(11)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an amount, when taken together with all other Restricted Payments made pursuant to this clause (11) since the date of the Indenture, not to exceed $10.0 million.

      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The resolution of the Board of Directors determining the Fair Market Value of any assets or securities that are required to be valued by this covenant shall be delivered to the Trustee. The Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Subsidiary Guarantor may incur Indebtedness if the Company’s Consolidated Leverage Ratio at the time of the incurrence of such Indebtedness is less than 5.0 to 1.0.

      So long as no Default would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to permanently repay any Indebtedness incurred pursuant to this clause (1) (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales”; provided that the aggregate principal amount of Indebtedness of all Restricted Subsidiaries of the Company that are not Guarantors incurred pursuant to this clause (1) shall not at any one time exceed $50.0 million;

(2)	the incurrence of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness that was not in existence on the date of the Indenture) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (8) of this paragraph;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness that is owed to a Restricted Subsidiary other than a Subsidiary Guarantor, such Indebtedness must be unsecured and, if such Indebtedness did not result from treasury transactions in the ordinary course of business consistent with the Company’s past practice, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(b)	(i) any subsequent issuance or transfer of Equity Interests in a Restricted Subsidiary formed after the date of the Indenture that results in any such Indebtedness being held by a

Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5); and

(c)	Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless (i) the obligor under such Indebtedness is the Company or a Guarantor or (ii) such intercompany note is used to finance a Restricted Subsidiary’s working capital or other operating cash requirements, consistent with the Company’s past practice;

(6)	the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Physician Support Obligations; and

(8)	the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $25.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify on the date of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, any Indebtedness originally classified as incurred pursuant to clauses (2) through (8) above may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

      Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

      The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate or junior in right of payment to the Notes to the same extent. No Subsidiary Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is subordinate or junior in right of payment to such Subsidiary Guarantor’s Note Guarantee to the same extent.

Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1)	the Credit Facilities, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)	applicable law;

(4)	any Person or the property or assets of such Person acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or its Restricted Subsidiaries not otherwise prohibited by the Indenture or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

(6)	any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary of the Company;

(7)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	any Credit Facility permitted under the Indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Credit Facility are not materially more restrictive, taken as a whole, than those contained in agreements in effect on the date of the Indenture; and

(9)	provisions with respect to distributions or the disposition of assets or property in a joint venture, limited liability company, operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business to develop, own, operate or manage Permitted Businesses with other equity investors in such entities that are no more restrictive, taken as a whole, than any such agreements in effect on the date of the Indenture.

Merger, Consolidation or Sale of Assets

      The Company will not directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)	either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction no Default or Event of Default exists;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture; and

(5)	the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

      In addition, neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees, compensation or employee benefits to, and reasonable and customary indemnification and similar arrangements for the benefit of, directors, officers and employees of the Parent, the Company or any Restricted Subsidiary thereof in the ordinary course of business;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”

(4)	any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(5)	Investments under clauses (11) or (12) of the definition of “Permitted Investments;” and

(6)	transactions provided for in Approved Affiliate Agreements.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or by each, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) and the maximum obligation of the Company or any Restricted Subsidiary thereof to make capital contributions to such Subsidiary will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments;”

(3)	such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any of its Restricted Subsidiaries;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests (other than any obligation to make capital contributions to such Person as set forth in the operating or partnership agreement of such Person) or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(d)	has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.

      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (a), (b) or (c) of clause (4) above, or (y) fails to meet the requirement described in subclause (d) of clause (4) above and such failure continues for a period of 30 days, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, the Company shall be in default.

      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments;”

(3)	all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens;” and

(4)	no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction and the resolution of the Board of Directors of the Company with respect to the determination thereof is set forth in an Officers’ Certificate delivered to the Trustee; and

(2)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary thereof), unless:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, (x) such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (y) if such Restricted Subsidiary was a Subsidiary Guarantor immediately prior to such issuance, transfer, conveyance, sale, lease or other disposition, would no longer constitute a Subsidiary Guarantor, (A) if such Restricted Subsidiary was formed prior to the date of the Indenture, any Investment in Equity Interests of such Person and (B) if such Restricted Subsidiary was formed on or after the date of the Indenture, any Investment in such Person, in either case, remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the covenant described above under the caption “— Restricted Payments” covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition; and

(2)	the Company or such Restricted Subsidiary complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including the application of the Net Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition.

Guarantees

      If, on or after the date of the Indenture, (a) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that either (x) is a Substantially Wholly-Owned Restricted Subsidiary or (y) provides a Guarantee of any Indebtedness of the Company or of any other Restricted Subsidiary thereof (other than any Indebtedness of the Company solely as a result of the Guarantee by the Company of such Restricted Subsidiary’s Indebtedness) or (b) any Domestic Subsidiary that is not a Subsidiary Guarantor (i) becomes a Substantially Wholly-Owned Restricted Subsidiary or (ii) provides a Guarantee of any Indebtedness of the Company or of any other Restricted Subsidiary thereof (other than any Indebtedness of the Company solely as a result of the Guarantee by the Company of such Domestic Subsidiary’s Indebtedness), then, in any such event, that Domestic Subsidiary must become a Guarantor and execute a supplemental indenture (A) within 30 days in the case of clause (a)(x) and (B) otherwise simultaneously with such event. In the event of a Guarantee as a result of clauses (a)(x) or (b)(ii) of the preceding sentence, such Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Use of Net Proceeds from the Issuance of the Notes

(a)	The Company will not, directly or indirectly, apply the Net Proceeds from any issuance and sale of the Notes to make an Investment in any Restricted Subsidiary of the Company that is not a Guarantor unless:

(1)	such Investment is in the form of an unsubordinated promissory note payable by such Restricted Subsidiary to the Company or a Subsidiary Guarantor; and

(2)	such unsubordinated promissory note bears cash interest.

(b)	Any forgiveness or cancellation of any unsubordinated promissory note referred to in clause (a) above prior to full payment in cash of all principal, interest and any premiums thereunder will be deemed to be a Restricted Investment by the Company on the date of such forgiveness or cancellation equal to the principal amount of such unsubordinated promissory note forgiven or cancelled, together with any accrued and unpaid interest and premium, if any, and if such Restricted Investment would not be permitted to be made as of such date under the covenant described above under the caption “— Restricted Payments,” the Company shall be in default under the Indenture.

Business Activities

      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

      In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a presentation in the footnotes to the financial statements, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company with substantially the same format and level of detail as is required by Rule 3-10 of Regulation S-X, promulgated pursuant to the Securities Act (as such Regulation may be amended), with respect to the Company and the Guarantors separate from the Company’s Subsidiaries that are not Guarantors.

      Notwithstanding the foregoing, so long as the Parent is a Guarantor, the reports, information and other documents required to be filed and provided as described above will be those of the Parent, rather than those of the Company, so long as such filings would satisfy the Commission’s requirements. In such event, the presentation in the footnotes to the financial statements and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” described in the preceding paragraph will present the financial condition and results of operations of the Parent, the Company and the Company’s Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to make any payment on such Indebtedness when due at final maturity prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not covered by insurance provided by a reputable carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute such a Significant Subsidiary).

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute such a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Exchange Notes or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)	amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(11)	amend or modify any of the provisions of the Indenture or the related definitions affecting ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

(12)	make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to comply with the provision described under “— Certain Covenants — Guarantees;”

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to add any Lien to secure the Notes; or

(9)	to evidence the release of a Subsidiary Guarantor pursuant to and in accordance with the terms of the Indenture.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

      Exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depositary Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such exchange notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive exchange notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note at any time. Upon receipt of a request for such an exchange, the Trustee will cancel the applicable Certificated Note and increase the aggregate principal amount of the Global Note.

Same Day Settlement and Payment

      The Company will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Approved Affiliate Agreements” means agreements or arrangements between the Company or any Restricted Subsidiary, on the one hand, and the Parent or any Principal, on the other hand, (including transactions directly with the Principals or indirectly through the Parent with the Principals) described under the caption “Certain Transactions” in the Parent’s definitive Proxy Statement on Schedule 14A filed on January 28, 2004, in each case as in effect as of the date of the Indenture, or any amendment or substitute thereto (so long as the amended or substituted agreement is not more disadvantageous to the Holders in any material respect than such agreement immediately prior to such amendment or substitution) or any transaction contemplated thereby.

      “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares to be issued to foreign nationals under applicable law).

      Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” and

(7)	any sale or disposition of any property equipment that has become damaged, worn out obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

      “Business Day” means any day other than a Legal Holiday.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the Company or the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company or the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company or the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the voting power of all classes of Voting Stock of such surviving or transferee Person.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (other than Capital Lease Obligations entered into in connection with a sale and leaseback transaction), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding any imputed interest with respect to Attributable Debt), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	pre-opening expenses relating to hospitals and related healthcare facilities of such Person and its Restricted Subsidiaries for such period as calculated and presented in accordance with GAAP on the face of such Person’s consolidated statements of operations, to the extent deducted in computing such Consolidated Net Income, in an aggregate amount not to exceed $10.0 million during any four-quarter period; plus

(5)	minority interest, if any, deducted in computing such Consolidated Net Income for such period as calculated and presented in accordance with GAAP on the face of such Person’s consolidated statements of operations, less any cash distributions (by dividend or otherwise) for such period by any Restricted Subsidiary of such Person to holders of Equity Interests of such Restricted Subsidiary in their capacity as such (other than to such Person or such Person’s Wholly-Owned Restricted Subsidiaries); less

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(1)	the aggregate outstanding amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination on a consolidated basis (subject to the terms described in the paragraph below) after giving pro forma effect to the incurrence of the Indebtedness giving rise to the need to make such calculation (including a pro forma application of the use of proceeds therefrom), on such date to

(2)	the Consolidated Cash Flow of the Company for the most recent four quarters for which internal financial statements are available immediately prior to such date of determination.

      For purposes of this definition:

(1)	Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to (A) the incurrence of the Indebtedness of the Company and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness on the date of determination, and (B) any acquisition or disposition (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for

Indebtedness) at any time on or subsequent to the first day of the applicable four-quarter period specified in clause (2) of the preceding paragraph and on or prior to the date of determination, as if such acquisition or disposition (including the incurrence or assumption of any such Indebtedness and also including any Consolidated Cash Flow associated with such acquisition or disposition) occurred on the first day of such four-quarter period;

(2)	pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation may be amended;

(3)	any Guarantee by the Company or the Parent of Indebtedness of Heart Hospital of South Dakota LLC, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $16.7 million, shall be excluded from Indebtedness for purposes of clause (1) of the preceding paragraph; provided that no Default, Event of Default or default under any Indebtedness of Heart Hospital of South Dakota LLC has occurred and is continuing as of such date of determination; and

(4)	any unfunded commitments that constitute Existing Indebtedness and that are not funded as of such date of determination shall be included as Indebtedness.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or the Parent who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, to be dated the date of the Indenture, by and among the Company, the guarantors named therein, Bank of America, N.A. and the other lenders named therein providing for up to $100.0 million of revolving credit borrowings and $100.0 million in term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time with a credit facility with banks or other financial institutions.

      “Credit Facilities” means, (1) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (2) Capital Lease Obligations, (3) mortgage financings or (4) purchase money obligations, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

      “Domestic Subsidiary” means any Subsidiary of the Company other than a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the application of the proceeds of the Notes and any Indebtedness under the Credit Agreement borrowed on the date of the Indenture, until such amounts are repaid, plus up to a maximum of $22.0 million in unfunded commitments in existence but not yet incurred on the date of the Indenture, which are available for Texsan Heart Hospital and Heart Hospital of Lafayette to fund equipment purchases.

      “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company whose determination shall be conclusive if evidenced by a Board Resolution.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

      “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

      “Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantor” means:

(1)	the Parent, and

(2)	the Subsidiary Guarantors.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to exposure to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to exposure to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to exposure to foreign currency exchange rates.

      “Holder” means a Person in whose name a Note is registered.

      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement;

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing Hedging Obligations, other than Hedging Obligations that are entered into for bona fide hedging purposes by the Company or its Restricted Subsidiaries with respect to interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

      In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest and that Indebtedness shall not include:

(i)	any liability for federal, state, local or other taxes,

(ii)	performance, surety or appeal bonds provided in the ordinary course of business or

(iii)	agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, immediately after giving effect to any such sale or disposition, such Person (x) is no longer a Restricted Subsidiary of the Company and (y) if such Restricted Subsidiary was a Subsidiary Guarantor immediately prior to such sale or disposition, is no longer a Subsidiary Guarantor, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (A) if such Restricted Subsidiary was formed prior to the date of the Indenture, any Investments in the Equity Interests of such Person or (B) if such Restricted Subsidiary was formed on or after the date of the Indenture, any Investments in such Person, in either case, not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means the date of the Indenture.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all liquated damages then owing pursuant to the Registration Rights Agreement.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	(a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any asset sale outside the ordinary course of business; and (b) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness (other than intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries) secured by a Lien on the asset or assets that were the subject of such Asset Sale, or is required to be paid as a result of such sale, (4) payments to holders of Equity Interests in the Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) that has consummated such Asset Sale to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof, and (5) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

      “Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

      “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

      “Parent” means MedCath Corporation.

      “Permitted Business” means any business conducted or proposed to be conducted (as described in this prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1)	any Investment in the Company or in a Subsidiary Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of, or in connection with, such Investment:

(a)	such Person becomes a Subsidiary Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	Hedging Obligations that are incurred for bona fide hedging purposes by the Company or its Restricted Subsidiaries with respect to interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	stock, obligations or securities received in satisfaction of judgments;

(8)	Physician Support Obligations made by the Company or a Subsidiary thereof;

(9)	any Investment in a Restricted Subsidiary of the Company (other than a Subsidiary Guarantor) in the form of a promissory note payable by such Restricted Subsidiary to the Company or a Subsidiary Guarantor that bears cash interest, which note shall be unsubordinated, unless such note is used to finance a Restricted Subsidiary’s working capital or other operating cash requirements consistent with the Company’s past practice;

(10)	Investments made by the Company in an Unrestricted Subsidiary pursuant to an obligation to make a capital contribution to such Unrestricted Subsidiary; provided that (i) such Investment ratably decreases such obligation and (ii) such obligation was, at the time it was created, a Restricted Investment that was permitted under the covenant described under the caption “— Certain Covenants — Restricted Payments;”

(11)	other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary or any Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in or controls such Person) engaged in a Permitted Business in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture (but, to the extent that any Investment made pursuant to this clause (11) since the date of the Indenture is sold or otherwise liquidated for cash, minus the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment), not to exceed the greater of (A) $50.0 million and (B) 5% of the Company’s Net Tangible Assets;

(12)	only in the event that amounts available for Permitted Investments under the preceding clause (11) have been fully utilized and in addition to any amounts utilized under such clause, other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary or any Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in or controls such Person) engaged in a Permitted Business; provided that (A) the Company’s Consolidated Leverage Ratio at the time of such Investment is, and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period would have been, less than 4.0 to 1 and (B) the rating assigned to the Notes by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is no less favorable than that in existence on the date of the Indenture; and

(13)	Investments in a Restricted Subsidiary of the Company that is not a Guarantor, to the extent received solely in consideration for any non-cash return on an Investment previously made by the Company in a Restricted Subsidiary that is not a Guarantor.

      “Permitted Liens” means:

(1)	Liens on the assets of the Company and any Restricted Subsidiary thereof securing Indebtedness in an amount not to exceed the greater of (A) the sum of (i) the amount of Indebtedness incurred and outstanding under clause (1) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” immediately prior to the creation of such Lien plus (ii) the amount of Indebtedness available for incurrence under clause (1) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” immediately prior to the creation of such Lien and (B) the product of

(x) 3.5 and (y) the Company’s Consolidated Cash Flow for the most recent four fiscal quarters for which internal financial statements are available immediately prior to the creation of such Lien;

(2)	Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any other assets of the Company or any Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens securing Existing Indebtedness;

(6)	Liens on cash or letters of credit securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness;

(7)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(8)	carriers, warehousemen’s, mechanics’, worker’s, materialmen’s, operators’, landlords’ or similar Liens arising in the ordinary course of business;

(9)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations;

(10)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(11)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries;

(12)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds, or to secure such bonds, or to secure letters of credit in lieu of or supporting the payment of such bonds;

(13)	any interest or title of a lessor in the property subject to any lease;

(14)	Liens on the assets of the Company or any Restricted Subsidiary of the Company to secure Permitted Refinancing Indebtedness, in whole or in part, of any Indebtedness secured by Liens; provided however, that any such Lien shall not extend to any assets other than those that secured such original Indebtedness; and

(15)	Liens (not otherwise permitted hereunder) with respect to obligations that do not exceed $5.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness that was not in existence on the date of the Indenture); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)	such Indebtedness is incurred either by the Person who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or by the Company.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Physician Support Obligations” means a loan to or on behalf of, or a Guarantee of Indebtedness of (i) a physician or other healthcare professional providing services to patients in the service area of a hospital or other healthcare facility operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Subsidiary of the Company, or (ii) any independent practice association or other entity majority-owned by any Person described in clause (i) above (other than any Person in which the Company or any of its Affiliates owns any Equity Interests) in each case:

(1)	in the ordinary course of business of the Company or such Restricted Subsidiary; and

(2)	pursuant to a written agreement having a period not to exceed five years.

      “Principals” means (i) MedCath 1998 LLC, (ii) Welsh, Carson, Anderson & Stowe, VII, L.P., and (iii) any investment partnership under common control with any of the foregoing.

      “Qualified Equity Offering” means (i) an offer and sale of common stock (other than Disqualified Stock) of the Company or the Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or the Parent) or (ii) any private placement of common stock (other than Disqualified Stock) of the Company or the Parent to any Person other than the Principals and their Related Parties; provided that, in either case, if such offer, sale or placement is of common stock of the Parent, all of the net cash proceeds therefrom has been contributed to the common equity of the Company.

      “Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Guarantors, Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

      “Related Party” means:

(1)	any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business, or (2) substantially all the assets of a Permitted Business or (3) a Permitted Investment otherwise permitted under the Indenture in any Person engaged in a Permitted Business.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

      “Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien upon any asset of the Company or any of its Restricted Subsidiaries.

      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Strategic Investor” means (i) any physician and (ii) any Person at least 90% of each class of outstanding Capital Stock or other ownership interests of which is owned by physicians, in the case of each of the foregoing clauses (i) and (ii), that owns Equity Interests in a Restricted Subsidiary of the Company that owns and operates a hospital.

      “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Subsidiary Guarantors” means:

(1)	each direct or indirect Domestic Subsidiary of the Company other than any Domestic Subsidiary that is not a Substantially Wholly-Owned Restricted Subsidiary and has not provided a

Guarantee in respect of any Indebtedness of the Company or any other Restricted Subsidiary thereof (other than any Indebtedness of the Company solely as a result of the Guarantee by the Company of such Restricted Subsidiary’s Indebtedness); and

(2)	any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

      “Substantially Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person not less than 95% of each class of outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

      “Treasury Regulations” means the Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended from time to time (including any successor law).

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries;” and

(2)	any Subsidiary of any Subsidiary in the foregoing clause (1).

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      This section describes the material United States federal tax consequences of acquiring, owning and disposing of the notes purchased pursuant to this offering. It applies to you only if you are an initial holder who purchased the notes in the initial offering at the initial offering price and if you hold the notes as capital assets for tax purposes (generally, properly held for investment). This section does not discuss all aspects of United States federal tax which may be important to you in light of your individual investment circumstances, and does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a bank or other financial institution, a life insurance company, a tax-exempt organization, a regulated investment company, a person that owns notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns the notes as part of a straddle or conversion transaction for tax purposes, a partnership or other pass-through entity for U.S. federal tax purposes or a U.S. holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

      This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury Regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and to different interpretations. This discussion does not consider the effect of any applicable foreign, state or local tax laws, and does not consider any aspects of United States federal tax law other than income or estate taxation.

      The United States federal tax discussion set forth below is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under United States federal, state, local, foreign and other tax laws and the possible effects of changes in such tax laws.

United States Holders

      This subsection describes the material United States federal income tax consequences to a United States holder of acquiring, owning and disposing of the notes. You are a “United States holder” if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor. If you are not a United States holder, this section does not apply to you and you should refer to the section titled “Foreign Holders” below.

      Payments of Interest. A United States holder will include in gross income any stated interest paid on its note as ordinary interest income at the time such holder receives the interest or when it accrues, depending on the holder’s regular method of accounting for tax purposes.

      The notes provide for the payment of additional interest under certain circumstances described under “Description of Notes — Registration Rights; Liquidated Damages.” We believe that the likelihood that additional interest will become payable due to a failure to register the notes is remote. We intend to take the position that if such additional interest becomes payable, such amounts will be taxable to a United States holder as ordinary interest income in accordance with such holder’s method of accounting for tax purposes. However, the Internal Revenue Service (“IRS”) may take a different position, which could affect timing of both a United States holder’s recognition of income and the availability of our deduction with respect to such additional interest.

      Exchange Pursuant to Exercise of Registration Rights. The exchange of the notes for the exchange notes registered under the Securities Act as described under “Description of Notes — Registration Rights; Liquidated Damages” will not constitute a taxable exchange for United States federal income tax purposes because the terms of the exchange notes do not differ materially in kind or extent from the terms of the notes. Accordingly, a United States holder will not recognize taxable gain or loss upon receipt of the exchange note. Moreover, the United States holder’s holding period for the exchange note received in the exchange will include the holding period for the note so exchanged, and such United States holder’s adjusted tax basis in the exchange note will be the same as such United States holder’s adjusted tax basis in the notes so exchanged determined immediately before the exchange.

      Sale, Exchange, Redemption or Other Taxable Disposition of a Note. Upon the sale, exchange, redemption or other taxable disposition of a note a United States holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount of cash proceeds and the fair market value of any property such United States holder receives on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued and unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income), and (ii) that holder’s adjusted tax basis in the note. A United States holder’s initial tax basis in a note generally will be the purchase price of the note. Such gain or loss will generally constitute capital gain or loss and will be long term capital gain or loss if the United States holder has held the note for longer than one year. Certain non-corporate United States holders may be eligible for preferential rates of United States federal income tax in respect of long term capital gains. The deductibility of capital losses is subject to certain limitations.

Foreign Holders

      A “foreign holder” is a beneficial owner of a note that is neither a United States holder nor a partnership or other pass-through entity for U.S. federal income tax purposes. The following discussion is a summary of the material United States federal tax consequences to a foreign holder of acquiring, owning and disposing of the notes. Special rules may apply to certain foreign holders, (such as “controlled foreign corporations”, “passive foreign investment companies”, “foreign personal holding companies”, and corporations that accumulate earnings to avoid United States federal income tax) that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local, foreign and other tax consequences that may be relevant to them.

      Payments of Interest. Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent of ours to any foreign holder will not be subject to United States federal income (including withholding) tax provided that (i) the foreign holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (ii) the certification requirement, as described below, has been fulfilled with respect to the beneficial owner of the note, and (iii) the interest is not effectively connected with the conduct by the foreign holder of a trade or business within the United States (and if a tax treaty applies, is not attributable to a permanent establishment or a fixed base maintained in the United States by the foreign holder).

      The certification requirement referred to above generally will be fulfilled if the beneficial owner of a note certifies on a properly completed IRS Form W-8BEN (or other appropriate substitute form) under penalties of perjury, that the beneficial owner is not a United States person and provides its name and address, and (1) such beneficial owner files such form with the withholding agent or, (2) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, that financial institution files a statement on a properly completed IRS Form W-8IMY with the withholding agent in which it certifies, under penalties of perjury, that it has received the Form W-8BEN (or other appropriate substitute form) from the foreign holder and furnishes the withholding agent with a copy thereof.

      The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax and the foreign holder properly certifies as to its entitlement to the treaty benefits. If the interest on the notes, however, is effectively connected with the conduct by the foreign holder of a trade or business within the United States (or if a tax treaty applies, that interest is attributable to a permanent establishment or a fixed base maintained in the United States by the foreign holder) then that interest will generally be subject to tax to the foreign holder in the same manner as in the hands of a United States holder. In addition, effectively connected income received by a foreign holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

      Sale, Exchange, Redemption or Other Disposition of a Note. A foreign holder generally will not be subject to United States federal income (including withholding) tax on any gain realized on the sale, exchange, redemption or other disposition of notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other disposition, and certain other conditions are met, or (2) the gain is effectively connected with the conduct of a trade or business by the holder in the United States (and, if a tax treaty applies, that gain is attributable to a permanent establishment or a fixed base maintained in the United States by that holder).

      United States Federal Estate Tax. A note held (or treated as held) by an individual who is not, for United States federal estate tax purposes, a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that (1) such holder did not at the time of death actually or constructively own 10% or more of the combined voting power of our stock entitled to vote, and (2) at the time of death, payments with respect to that note would not have been effectively connected with the conduct by that foreign holder of a trade or business within the United States.

Backup Withholding and Information Reporting

      Under current United States federal income tax law, a backup withholding tax (currently applicable at the tax rate of 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to proceeds of disposition by, certain non-corporate holders of the notes.

      In the case of a United States holder, information reporting requirements and the backup withholding tax will apply to payments of principal or interest and to payments of the proceeds of the disposition of a note if the United States holder (i) fails to furnish or certify properly its correct taxpayer identification number to the payer in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

      In the case of a foreign holder, backup withholding and information reporting will generally not apply to payments of principal or interest made by us or our paying agent (absent actual knowledge or reason to know that the holder is actually a United States holder) if the holder has provided the properly required certification under penalties of perjury that it is not a United States holder or has otherwise established an exemption. Failure to provide those certifications in accordance with the requirements of the Code and applicable Treasury Regulations could subject a foreign holder to backup withholding even if that holder would otherwise be entitled to an exemption from backup withholding.

      The payment to a foreign holder of the proceeds from a disposition of notes to or through the United States office of any broker (United States or foreign) will be subject to information reporting and possibly backup withholding unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of notes to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (referred to herein as a “United States related person”). In the case of the payment of the proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury Regulations require information reporting (but generally not backup withholding) on the payment unless the beneficial owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

      Foreign holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining this exemption, if available.

      Backup withholding is not an additional tax. Any amounts withheld from a payment to a United States holder or a foreign holder under the backup withholding rules will be allowed as a credit against that holder’s United States federal income tax liability and may entitle that holder to a refund, provided that required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account for original notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired for its own account as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date this Registration Statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents. In addition, we and the guarantors agreed for a period of 180 days from June 29, 2004, the date of the offering memorandum distributed in connection with the sale of the original notes, not to directly or indirectly sell, offer, contract or grant any options to sell, pledge, transfer or establish an open “put equivalent position” (within the meaning of Rule 16a-1 under the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under Securities Act in respect of, any debt securities or any securities convertible or exchangeable into or exercisable for any debt securities other than in connection with this exchange offer.

      We will not receive any proceeds from any sale of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through broker or dealers who receive compensation in the form of commissions or concessions from a broker-dealer and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account as a result of market-making activities or other trading activities pursuant to this exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the exchange notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The legality of the notes being offered hereby will be passed upon for MedCath by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

      The financial statements as of September 30, 2003 and 2002, and for each of the three years in the period ended September 30, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption on October 1, 2001 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDCATH AND INCORPORATION BY REFERENCE

      MedCath Corporation files annual, quarterly and current reports and other information with the SEC. You can read and copy any materials MedCath Corporation files with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information MedCath Corporation files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. MedCath Holdings Corp. has agreed that, if MedCath Corporation ceases to be a guarantor under the notes or is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act, MedCath Holdings Corp. will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 000-33009) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we decide to terminate the exchange offer.

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

(2)	Our Amendment to Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

(5)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

(6)	Our Current Report on Form 8-K filed June 18, 2004;

(7)	Our Current Report on Form 8-K filed July 9, 2004; and

(8)	Our Current Report on Form 8-K filed August 12, 2004 (this report was filed under Item 5 of Form 8-K).

Prior to completion of the offering contemplated hereby, we may furnish information to the SEC under Item 2.02 or Item 7.01 of a Current Report on Form 8-K. The information in such a report or in any report filed under Item 9 or Item 12 of a Current Report on Form 8-K prior to August 23, 2004 is not deemed to be “filed” for purposes of the Exchange Act and will not be incorporated into this, or any other, prospectus, registration statement or any of our other filings with the SEC under the Securities Act, or the Exchange Act unless the information is expressly incorporated by reference into this, or any other, prospectus, registration statement or our other filings with the SEC.

      The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

MEDCATH CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MedCath Corporation
Charlotte, North Carolina

      We have audited the accompanying consolidated balance sheets of MedCath Corporation and subsidiaries (the Company) as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 3 to the consolidated financial statements, effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/S/ DELOITTE & TOUCHE LLP

December 19, 2003, except for Note 21
as to which the date

is June 17, 2004
Charlotte, North Carolina

MEDCATH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,

	2003	2002

Current assets:
Cash and cash equivalents	$94,199	$118,768
Accounts receivable, net	86,306	70,890
Medical supplies	16,424	13,566
Due from affiliates	187	20
Deferred income tax assets	3,145	1,977
Prepaid expenses and other current assets	7,668	8,112

Total current assets	207,929	213,333
Property and equipment, net	436,947	368,424
Investments in and advances to affiliates, net	5,486	3,234
Goodwill, net	75,000	132,168
Other intangible assets, net	17,095	19,280
Other assets	6,840	4,602

Total assets	$749,297	$741,041

Current liabilities:
Short-term borrowings	$—	$4,500
Accounts payable	42,360	31,708
Income tax payable	278	609
Accrued compensation and benefits	20,356	15,806
Accrued property taxes	4,723	3,090
Accrued construction and development costs	15,340	24,317
Other accrued liabilities	11,667	7,241
Current portion of long-term debt and obligations under capital leases	49,287	28,237

Total current liabilities	144,011	115,508
Long-term debt	300,884	261,009
Obligations under capital leases	10,814	10,447
Deferred income tax liabilities	3,951	2,194
Other long-term obligations	7,164	5,818

Total liabilities	466,824	394,976
Minority interest in equity of consolidated subsidiaries	17,419	20,375
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,00 shares authorized; 18,011,520 issued and 17,942,620 outstanding at September 30, 2003; 18,011,520 issued and outstanding at September 30, 2002	180	180
Paid-in capital	357,707	357,707
Accumulated deficit	(91,092)	(30,786)
Accumulated other comprehensive loss	(1,347)	(1,411)
Treasury stock, at cost, 68,900 shares held at September 30, 2003	(394)	—

Total stockholders’ equity	265,054	325,690
Total liabilities, minority interest and shareholders’ equity	$749,297	$741,041

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended September 30,

	2003	2002	2001

Net revenue	$542,986	$477,637	$377,007
Operating expenses:
Personnel expense	172,318	138,067	106,682
Medical supplies expense	136,681	108,896	91,374
Bad debt expense	26,791	22,319	20,545
Other operating expenses	130,173	107,636	90,176
Pre-opening expenses	10,095	8,339	1,490
Depreciation	40,104	35,276	29,997
Amortization	1,441	2,367	6,649
Loss (gain) on disposal of property, equipment and other assets	258	(1,047)	162
Loss on debt refinancing	—	—	1,560
Gain on sale of hospital	—	—	(13,461)
Impairments of goodwill and long-lived assets	58,865	—	985

Total operating expenses	576,726	421,853	336,159

Income (loss) from operations	(33,740)	55,784	40,848
Other income (expenses):
Interest expense	(25,857)	(23,596)	(26,395)
Interest income	1,373	2,337	3,521
Other income (expense), net	206	190	(327)
Equity in net earnings (losses) of unconsolidated affiliates	3,541	3,007	(2,119)

Total other expenses, net	(20,737)	(18,062)	(25,320)

Income (loss) before minority interest and income taxes	(54,477)	37,722	15,528
Minority interest share of earnings of consolidated subsidiaries	(5,524)	(10,451)	(14,160)

Income (loss) income before income taxes	(60,001)	27,271	1,368
Income tax expense	(305)	(2,920)	(317)

Net income (loss)	$(60,306)	$24,351	$1,051

Earnings (loss) per share, basic	$(3.35)	$1.35	$0.08

Earnings (loss) per share, diluted	$(3.35)	$1.34	$0.08

Weighted average number of shares, basic	17,989	18,012	13,007
Dilutive effect of stock options	—	105	100

Weighted average number of shares, diluted	17,989	18,117	13,107

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock				Accumulated Other	Treasury Stock
			Paid-In	Accumulated	Comprehensive
	Shares	Par Value	Capital	Deficit	Loss	Shares	Amount	Total

Balance, September 30, 2000	11,837	$119	$216,694	$(56,188)	$—	—	$—	$160,625
Exercise of stock options	43	—	794	—	—	—	—	794
Public offering of common stock	6,000	60	135,837	—	—	—	—	135,897
Issuance of common stock in exchange transaction	132	1	3,289	—	—	—	—	3,290
Comprehensive income:
Net income	—	—	—	1,051	—	—	—	1,051
Change in fair value of interest rate swaps	—	—	—	—	(693)	—	—	(693)

Total comprehensive income								358

Balance, September 30, 2001	18,012	180	356,614	(55,137)	(693)	—	—	300,964
Public offering tax benefit (Note 1)	—	—	800	—	—	—	—	800
Public offering reduction of expenses (Note 1)	—	—	293	—	—	—	—	293
Comprehensive income:								—
Net income	—	—	—	24,351	—	—	—	24,351
Change in fair value of interest rate swaps, net of income tax benefit	—	—	—	—	(718)	—	—	(718)

Total comprehensive income								23,633

Balance, September 30, 2002	18,012	180	357,707	(30,786)	(1,411)	—	—	325,690
Purchase of treasury stock	(69)	—	—	—	—	69	(394)	(394)
Comprehensive income:
Net loss	—	—	—	(60,306)	—	—	—	(60,306)
Change in fair value of interest rate swaps, net of income tax expense	—	—	—	—	64	—	—	64

Total comprehensive loss								(60,242)

Balance, September 30, 2003	17,943	$180	$357,707	$(91,092)	$(1,347)	69	$(394)	$265,054

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended September 30,

	2003	2002	2001

Net income (loss)	$(60,306)	$24,351	$1,051
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	26,791	22,319	20,545
Depreciation and amortization expense	41,545	37,643	36,646
Loss (gain) on disposal of property, equipment and other assets	258	(1,047)	162
Loss on debt refinancing	—	—	1,560
Gain on sale of hospital	—	—	(13,461)
Impairments of goodwill and long-lived assets	58,865	—	985
Amortization of loan acquisition costs	1,458	1,314	1,519
Equity in net (earnings) losses of unconsolidated affiliates	(3,541)	(3,007)	2,119
Minority interest share of earnings of consolidated subsidiaries	5,524	10,451	14,160
Deferred income taxes	(541)	2,385	—
Change in assets and liabilities that relate to operations:
Accounts receivable, net	(42,207)	(19,255)	(23,835)
Medical supplies	(2,858)	(4,355)	(2,012)
Due from affiliates	(167)	(10)	(89)
Prepaid expenses and other current assets	424	(3,056)	(1,544)
Other assets	(2,607)	(304)	478
Accounts payable and accrued liabilities	19,950	2,263	6,552

Net cash provided by operating activities	42,588	69,692	44,836

Investing activities:
Purchases of property and equipment	(113,482)	(81,523)	(14,465)
Proceeds from sale of property and equipment	746	1,242	1,557
Proceeds from sale of hospital	—	—	53,798
Loans under management agreements	—	(61)	(378)
Repayments of loans under management agreements	169	461	1,499
Acquisition of management contracts	—	(1,451)	—
Proceeds from settlement of management contract	—	1,825	—
Acquisition of other intangible assets	—	(480)	—
Investments in and advances to affiliates, net	1,052	6,339	(5,765)
Cash acquired upon consolidation of equity method investees	—	151	279
Acquisition of increased ownership in hospitals	(811)	(17,395)	(25,374)
Other investing activities	235	141	71

Net cash provided by (used in) investing activities	(112,091)	(90,751)	11,222

Financing activities:
Short-term debt borrowings (repayments), net	(4,500)	4,500	(2,127)
Proceeds from issuance of long-term debt	88,510	52,395	116,785
Repayments of long-term debt	(27,069)	(26,075)	(186,149)
Repayments of obligations under capital leases	(3,277)	(2,105)	(3,477)
Payment of loan acquisition costs	(998)	(778)	(3,522)
Investments by minority partners	567	6,465	4,965
Distributions to minority partners	(7,905)	(9,225)	(12,488)
Purchase of common stock for treasury	(394)	—	—
Proceeds from exercised stock options	—	—	794
Proceeds from initial public offering	—	293	135,897

Net cash provided by financing activities	44,934	25,470	50,678

Net increase (decrease) in cash and cash equivalents	(24,569)	4,411	106,736
Cash and cash equivalents:
Beginning of year	118,768	114,357	7,621

End of year	$94,199	$118,768	$114,357

Supplemental disclosure of cash flow information:
Interest paid	$24,908	$20,926	$26,176
Income taxes paid (refunded), net	1,166	149	69
Supplemental schedule of noncash investing and financing activities:
Capital expenditures financed by capital leases	4,649	3,012	10,495
Capital expenditures included in accrued construction and development costs	10,815	21,991	2,326
Distributions to minority partners declared but not paid	980	—	—
Common stock issued for acquisitions	—	—	3,290

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All tables in thousands, except per share amounts)

1.     Business and Organization

      MedCath Corporation (the Company) primarily focuses on the diagnosis and treatment of cardiovascular disease. The Company designs, develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of the Company’s majority-owned hospitals (collectively, the Hospital Division) is licensed as a general acute care hospital, the Company focuses on serving the unique needs of patients suffering from cardiovascular disease. As of September 30, 2003, the Company owned and operated ten hospitals, together with its physician partners, who own an equity interest in the hospital where they practice. The Company’s existing hospitals have a total of 635 licensed beds, of which 548 were staffed and available, and are located in eight states: Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In October 2003, the Company opened its eleventh hospital, which is located in the city of Glendale, near Milwaukee, Wisconsin. This hospital has 32 licensed beds. The Company is currently in the process of developing two hospitals, which include a hospital located in Lafayette, Louisiana and a hospital located in San Antonio, Texas. The Company expects to open these hospitals during the first quarter of calendar 2004.

      The Company accounts for all but one of its owned and operated hospitals as consolidated subsidiaries. The Company owns a minority interest in Heart Hospital of South Dakota and does not have substantive control over the hospital, and therefore is unable to consolidate the hospital’s results of operations and financial position, but rather is required to account for its minority ownership interest in the hospital as an equity investment.

      In addition to its hospitals, the Company provides cardiovascular care services in diagnostic and therapeutic facilities located in various locations and through mobile cardiac catheterization laboratories (the Diagnostics Division). The Company also provides consulting and management services (CCM) tailored primarily to cardiologists and cardiovascular surgeons, which is included in the corporate and other division.

      The Company completed its initial public offering (the Offering) in July 2001, by issuing 6,000,000 new shares of common stock at a price of $25.00 per share. At the time of the Offering, the Company recognized net proceeds from the Offering of approximately $135.9 million after deducting the underwriters’ discounts and commissions and other offering expenses. During the fiscal year ended September 30, 2002, the Company recognized two transactions that increased the net proceeds from the Offering by approximately $1.1 million to $137.0 million. Both of these transactions were recorded in paid-in capital as an increase in the net proceeds of the Offering.

      Concurrent with the Offering, the Company completed a series of transactions to prepare for the Offering and to increase its ownership interest in some of its hospitals. First, the Company, MedCath Corporation, was established as the new holding company by issuing 11,879,918 shares of its common stock in exchange for all of the outstanding shares of common stock of the predecessor holding company, MedCath Holdings, Inc. Second, the Company completed a series of transactions in which it issued 131,602 shares of common stock valued at the public offering price and paid approximately $25.4 million cash to acquire additional ownership interests in five of its hospitals from its physician and hospital partners in each of those respective hospitals. As a result of the increase in its ownership interest in Tucson Heart Hospital from a minority to a majority ownership position, the Company obtained substantive control of the hospital and began to consolidate its results of operations and financial position from the date of acquisition. Before acquiring this additional ownership interest, the Company was required to account for its investment in Tucson Heart Hospital using the equity method of accounting. The shares of common stock issued in these transactions were in addition to the shares sold in the Offering. The cash paid in these transactions was financed with a portion of the net proceeds from the Offering.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On October 1, 2001, the Company acquired an additional ownership interest in Heart Hospital of New Mexico from its physician and hospital partners. As a result of this transaction (see Note 4), the Company increased its ownership interest from a minority to a majority ownership position and obtained substantive control of the hospital. Accordingly, the Company began to consolidate this hospital’s results of operations and financial position on October 1, 2001. Prior to acquiring this additional ownership interest, the Company was required to account for its investment in Heart Hospital of New Mexico using the equity method of accounting.

2.     Summary of Significant Accounting Policies

      Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries that are wholly and majority owned and/or over which it exercises substantive control. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates, in which the Company has 20% or more ownership interest and has the ability to exercise significant influence, but not substantive control, over the affiliates’ operating and financial policies and activities, are accounted for using the equity method of accounting.

      Reclassifications — Certain prior period amounts have been reclassified to conform to the current period presentation.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (hereafter, generally accepted accounting principles) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. There is a reasonable possibility that actual results may vary significantly from those estimates.

      Cash and Cash Equivalents — Cash consists of currency on hand and demand deposits with financial institutions. Cash equivalents include investments in highly liquid instruments with original maturities of three months or less.

      Medical Supplies — Medical supplies consist primarily of laboratory and surgical supplies, contrast media, and catheters and are stated at the lower of first-in, first-out (FIFO) cost or market.

      Property and Equipment — Property and equipment are recorded at cost and are depreciated principally on a straight-line basis over the estimated useful lives of the assets, which generally range from 25 to 40 years for buildings and improvements, 25 years for land improvements, and from 3 to 10 years for equipment, furniture and software. Repairs and maintenance costs are charged to operating expense while betterments are capitalized as additions to the related assets. Retirements, sales, and disposals are recorded by removing the related cost and accumulated depreciation with any resulting gain or loss reflected in income from operations. Amortization of property and equipment recorded under capital leases is included in depreciation expense. Interest expense incurred in connection with the construction of hospitals is capitalized as part of the cost of the building until the facility is operational, at which time depreciation begins using the straight-line method over the estimated useful life of the building. During the years ended September 30, 2003, 2002 and 2001, the Company capitalized interest expense of $1.4 million, $1.1 million and $1.0 million, respectively.

      Impairment of Long-Lived Assets — Effective October 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement (i) superceded SFAS No. 121, although it retained most of the basic requirements of SFAS No. 121 regarding long-lived assets to be held and used; (ii) resolved some implementation issues related to SFAS No. 121; and (iii) superceded the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30 for the disposal of a segment of a business to establish a single

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting model, based on the framework of SFAS No. 121, for long-lived assets to be disposed of by sale. This Statement also amended Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. In accordance with SFAS No. 144, the Company assesses the carrying value of long-lived assets other than goodwill and intangible assets (See Note 3) whenever events or changes in circumstances indicate that the carrying value of assets, or related group of assets, may not be recoverable. The Company continually considers internal and external factors such as hospital and physician contract changes, local market developments, changes in third-party reimbursement methodologies, national health care trends, and other publicly available information. Measurement of the amount of the impairment, if any, may be based on quoted market prices, if available, or an estimate based on valuation techniques available in the circumstances, including discounted cash flows using the Company’s cost of capital. The estimates of these future cash flows are based on assumptions and projections that the Company believes to be reasonable and supportable. As considerable judgment is necessary to estimate future cash flows and fair values, there is a reasonable possibility that actual results may vary significantly from such estimates. No impairment charges related to SFAS No. 144 were necessary for the years ended September 30, 2003 and 2002.

      Prior to adopting SFAS No. 144, the Company followed the provisions of SFAS No. 121 as required. Based on negotiations in March 2001 with a physician group under management contract in CCM, the Company determined that the carrying value of certain long-lived assets may not be recoverable. The Company assessed the recoverability of these assets at March 31, 2001 by comparing the revised expected future cash flows to the carrying value and concluded the carrying value had become impaired. Accordingly, the Company recognized a noncash impairment charges totaling approximately $985,000 during its second quarter ended March 31, 2001 to adjust the long-lived assets to the anticipated future cash flows discounted using the Company’s cost of capital.

      Other Long-Term Obligations — Other long-term obligations consist of a working capital note due to a hospital investor partner in one of the Company’s hospitals; the Company’s liabilities for its interest rate swap derivatives, which are recognized at their fair market value as of the balance sheet date; and the Company’s noncurrent obligation under certain deferred compensation arrangements.

      Market Risk Policy — The Company’s policy for managing risk related to its exposure to variability in interest rates, foreign currency exchange rates, commodity prices, and other relevant market rates and prices includes consideration of entering into derivative instruments (freestanding derivatives), or contracts or instruments containing features or terms that behave in a manner similar to derivative instruments (embedded derivatives) in order to mitigate its risks. In addition, the Company may be required to hedge some or all of its market risk exposure, especially to interest rates, by creditors who provide debt funding to the Company. The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value in accordance with SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities (an amendment of SFAS Statement No. 133). See also Note 8.

      In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for and definition of derivative instruments and hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003 and should generally be applied prospectively. The Company’s adoption and application of SFAS No. 149 did not have any material impact on the Company’s financial position and results of operations as of and for the year ended September 30, 2003.

      Revenue Recognition — Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as commercial insurers, health maintenance organizations, and preferred provider organizations are generally less than its established billing

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rates. Payment arrangements with third-party payors may include prospectively determined rates per discharge or per visit, a discount from established charges, per-diem payments, reimbursed costs (subject to limits) and/or other similar contractual arrangements. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts as services are rendered. The Company accounts for the difference between the estimated realizable rates under the reimbursement program and the standard billing rates as contractual adjustments, which are accrued on an estimated basis in the period that the related services are rendered and adjusted in future periods as adjustments become known and final settlements are determined. Estimates of contractual adjustments are made on a payor-specific basis and based on the best information available regarding the Company’s interpretation of the applicable laws, regulations and contract terms. The Company continually reviews the contractual estimation process to consider and incorporate updates to the laws and regulations and any changes in the contractual terms of its programs. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties, which can take several years to determine the final amounts earned under the programs. The Company records adjustments to the estimated billings as contractual adjustments in the periods that such adjustments become known or as the service years are no longer subject to audit, review or investigation.

      A significant portion of the Company’s net revenue is derived from federal and state governmental healthcare programs, including Medicare and Medicaid, which accounted for 51.6%, 52.1% and 50.3% of the Company’s net revenue during the years ended September 30, 2003, 2002 and 2001, respectively. Medicare payments for inpatient acute services and certain outpatient services are generally made pursuant to a prospective payment system. Under this system, hospitals are paid a prospectively-determined fixed amount for each hospital discharge based on the patient’s diagnosis. Specifically, each discharge is assigned to a diagnosis-related group (DRG). Based upon the patient’s condition and treatment during the relevant inpatient stay, each DRG is assigned a fixed payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. Such payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service; however, DRG payments are adjusted by a predetermined adjustment factor assigned to the geographic area in which the hospital is located. The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The update factor is determined, in part, by the projected increase in the cost of goods and services that are purchased by hospitals, referred to as the market basket index. While hospitals generally do not receive direct payment in addition to a DRG payment, hospitals may qualify for additional capital-related costs reimbursement and outlier payments from Medicare under specific circumstances. Medicare payments for non-acute services, certain outpatient services medical equipment, and education costs are made based on a cost reimbursement methodology and are under transition to various methodologies involving prospectively determined rates. The Company is reimbursed for cost-reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. Medicaid payments for inpatient and outpatient services are made at prospectively determined amounts and cost based reimbursement, respectively.

      The Company’s managed diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories operate under various contracts where management fee revenue is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In addition, certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories recognize additional revenue under cost reimbursement and equipment lease arrangements. Net revenue from the Company’s owned diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories is reported at the estimated net realizable amounts due from patients, third-party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

      The Company’s CCM operations, which are included in the Company’s corporate and other division, operate under various contracts where management fee revenue is recognized under various percent-of-income and cost-reimbursement arrangements and consulting and other revenues under service contractual

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangements as services are rendered. The Company’s management fee for the services provided to the physician practices under management is calculated as a percentage of operating income of the practice, ranging from approximately 10% to 16%, plus reimbursement of certain expenses incurred in managing the practice. The total net revenue derived from the Company’s CCM operations represented approximately 2.7%, 4.3%, and 6.0% of the Company’s consolidated net revenue for the years ended September 30, 2003, 2002 and 2001, respectively.

      Advertising — Advertising costs are expensed as incurred. During the years ended September 30, 2003, 2002 and 2001, the Company incurred approximately $7.3 million, $4.4 million and $2.7 million of advertising expenses, respectively.

      Pre-opening Expenses — Pre-opening expenses consist of operating expenses incurred during the development of a new venture and prior to its opening for business. Such costs specifically relate to ventures under development and are expensed as incurred. The Company recognized pre-opening expenses of approximately $10.1 million, $8.3 million and $1.5 million for the years ended September 30, 2003, 2002 and 2001, respectively.

      Income Taxes — Income taxes are provided for under the liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or that future deductibility is uncertain.

      Members and Partners’ Share of Hospital’s Net Income and Loss — Each of the Company’s consolidated hospitals is organized as a limited liability company or limited partnership, with one of the Company’s wholly-owned subsidiaries serving as the manager or general partner and typically holding from 51% to 72% of the ownership interest in the entity. In most cases, physician partners or members own the remaining ownership interests as members or limited partners. In some instances, local market conditions have made it advantageous for the Company to organize a hospital with a community hospital investing as an additional partner or member. In those instances, the Company may hold a minority interest in the hospital with the community hospital and physician partners owning the remaining interests also as minority partners. In such instances, the hospital is generally accounted for under the equity method of accounting. Profits and losses of hospitals accounted for under either the consolidated or equity methods are generally allocated to its owners based on their respective ownership percentages. If the cumulative losses of a hospital exceed its initial capitalization and committed capital obligations of the partners or members, the Company is required, due to at risk capital position, by accounting principles generally accepted in the United States, to recognize a disproportionate share of the hospital’s losses that otherwise would be allocated to all of its owners on a pro rata basis. In such cases, the Company will recognize a disproportionate share of the hospital’s future profits to the extent the Company has previously recognized a disproportionate share of the hospital’s losses.

      Stock-Based Compensation — The Company grants stock options and issues shares under option plans described in Note 14. The Company accounts for stock options in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, as permitted under SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is determined using the intrinsic value of the equity instrument awarded; and accordingly, no compensation cost is recognized for options granted with an exercise price equal to the fair value of the underlying shares at the date of grant.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation. This Statement amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This Statement also amended the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results of operations. The transition provisions of this Statement were effective for the Company beginning December 15, 2002, but did not have any impact on the Company’s financial position, results of operations and cash flows for the year ended September 30, 2003 as the Company continued to account for its stock options in accordance with APB No. 25, as previously described. The Company elected to early adopt the remaining disclosure requirements of SFAS No. 148. See Note 14 for additional information and disclosures on the Company’s stock options.

      Had compensation expense for the Company’s stock options been recognized based on the fair value on the grant date under the methodology prescribed by SFAS No. 123, the Company’s net income (loss) for the years ended September 30, 2003, 2002 and 2001 would have been impacted as follows:

	Year Ended September 30,

	2003	2002	2001

Net income (loss), as reported	$(60,306)	$24,351	$1,051
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(1,424)	$(1,236)	$(1,566)

Pro forma net (loss) income	$(61,730)	$23,115	$(515)

Earnings (loss) per share, basic:
As reported	$(3.35)	$1.35	$0.08
Pro forma	$(3.43)	$1.28	$(0.04)
Earnings (loss) per share, diluted:
As reported	$(3.35)	$1.34	$0.08
Pro forma	$(3.43)	$1.28	$(0.04)

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions used for the option grants which occurred during 2003, 2002 and 2001:

	Year Ended September 30,

	2003	2002	2001

Expected life	8 years	8 years	8 years
Risk-free interest rate	2.87 – 4.21%	4.22 – 5.09%	4.78 – 5.83%
Expected volatility	52%	52 – 54%	54%

      Segment Reporting — The Company applies SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes standards for a public company to report annual and interim financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The description of the Company’s reportable segments and the disclosure of segment information pursuant to SFAS No. 131 are presented in Note 20.

      Accounting Changes and Recent Accounting Pronouncements — In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Other than the provisions related to the rescission of SFAS No. 4, the Company

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adopted and applied the provision of this Statement for transactions occurring and financial statements issued after May 15, 2002, as required by the Statement. The Company adopted the provisions related to the rescission of SFAS No. 4, which change the accounting for the classification of gains or losses from extinguishment of debt, effective October 1, 2002, also as required by the Statement. Accordingly, the Company changed the classification of a $1.56 million loss on debt refinancing for the year ended September 30, 2001 from an extraordinary loss, net of minority interest and tax benefit, as previously reported under SFAS No. 4, to an operating expense as currently reported under SFAS No. 145.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and it establishes that fair value is the objective for initial measurement of the liability. This Statement nullifies Emerging Issues Task Force Issue (EITF) No. 94-3. Under the previous guidance of EITF No. 94-3, a liability for certain exit costs, as defined in that Issue, was recognized at the date of an entity’s commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. As of and for the year ended September 30, 2003, the Company was not engaged in any exit or disposal activities.

      In November 2002, the FASB issued Interpretation No. (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The objective of FIN 45 is to record the fair value of a guarantee at inception and require disclosure of all such guarantees in interim and annual financial statements. The initial recognition and initial fair value measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company’s adoption and application of FIN 45 did not have any material impact on the Company’s financial position and results of operations as of and for the year ended September 30, 2003. See Note 8 for disclosures regarding the Company’s guarantees as required by FIN No. 45.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either: (i) does not have equity investors with voting rights, the obligation to absorb expected losses, and the right to receive expected residual returns; or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the expected losses or residual returns from the variable interest entity’s activities or both. Since issuing FIN 46, the FASB has proposed various amendments to the Interpretation and has twice deferred the effective dates. Most recently on December 17, 2003, the FASB approved a partial deferral of FIN 46 and announced that it expects to release the revised version of FIN 46 (hereinafter, FIN 46-R) before December 31, 2003. This partial deferral established the effective dates for public entities to apply FIN 46 and FIN 46-R based on the nature of the variable interest entity and the date upon which the public company became involved with the variable interest entity. In general, the deferral provides that (i) for variable interest entities created after February 1, 2003, a public entity must apply FIN 46-R at the end of the first interim or annual period ending after March 15, 2004, and may be required to apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003 if the variable interest entity is a special purpose entity, and (ii) for variable interest entities created after January 31, 2003, a public company must apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, as previously required, and then apply FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. As of September 30, 2003, the Company did not have any variable interest entities created after January 31, 2003. The Company is currently in the process of applying FIN 46 to its entities created

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

before February 1, 2003 to determine which, if any, are variable interest entities and the impact on its financial position, results of operations and cash flows.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Generally, this Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, for all other instruments. In November 2003, the FASB deferred the effective dates for certain mandatory redeemable financial instruments of certain nonpublic entities and certain mandatory redeemable noncontrolling interests under SFAS No. 150. As of September 30, 2003, the Company did not have any financial instruments outstanding that were subject to SFAS No. 150, other than those subject to the deferred effective dates and additional guidance expected from the FASB.

3.     Goodwill and Other Intangibles — Adoption of SFAS No. 142

      In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangibles, which requires, among other things, the discontinuance of goodwill amortization, an annual impairment test of goodwill, reclassification of certain existing recognized intangibles as goodwill, and reassessment of the useful lives of existing recognized intangibles. The nonamortization and amortization provisions of SFAS No. 142 were effective for business combinations completed after June 30, 2001. The Company’s business combinations completed in July 2001, concurrent with the Offering, and its acquisition of an additional ownership interest in Heart Hospital of New Mexico on October 1, 2001 (see Note 4) were subject to these provisions, and accordingly, none of the approximately $27.4 million and $16.5 million, respectively, of goodwill arising from these transactions was amortized during the year ended September 30, 2002 and none will be amortized in future periods.

      As permitted, the Company elected to early adopt the remaining provisions of SFAS No. 142 on October 1, 2001, the beginning of fiscal year 2002. At that time, the Company reassessed the useful lives of its intangible assets and established finite and infinite useful lives as appropriate under SFAS No, 142, which were generally consistent with the existing useful lives. The Company also completed the transitional goodwill impairment test and its annual goodwill impairment test of all its reporting units as required by SFAS No. 142, which did not result in any impairment loss as measured on October 1, 2001 and September 30, 2002, respectively. Therefore, the only significant impact adopting SFAS No. 142 had on the Company’s financial position, results of operations and cash flows was the immediate discontinuance of goodwill amortization of the approximately $132.2 million of recorded net goodwill at October 1, 2001. The Company designated September 30, its fiscal year end, as the date to perform the annual goodwill impairment test for all of its reporting units as required by SFAS No. 142. Goodwill of a reporting unit will also be tested between annual tests if an event occurs or circumstances change that indicate an impairment may exist.

      In March 2003, the Company determined that the decline in its market capitalization, as measured by its public stock price, since September 30, 2002 represented an event requiring an interim goodwill impairment test to be performed as required by SFAS No. 142. Accordingly, the Company engaged an independent third-party valuation firm to assist in performing the goodwill impairment test, specifically as it related to calculating the fair value of each of the Company’s reporting units as of the March 1, 2003 testing date pursuant to SFAS No. 142. The results of this independent valuation concluded that the calculated fair value of each of the Company’s reporting units exceeded the carrying value. Thus, no goodwill impairment existed at that date.

      In September 2003, the Company performed another goodwill impairment test. This testing date was consistent with both its designated annual testing date under SFAS No. 142 and a new triggering event, which was the Company’s preparation of its fiscal 2004 financial budget during the fourth quarter of its fiscal year.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consistent with the previous testing approach, the Company engaged a third-party valuation firm to assist in performing the goodwill impairment test. The results of this independent valuation concluded that the calculated fair value of both of the Company’s reporting units did not exceed their carrying value, thus impairment existed. Accordingly, the Company completed a hypothetical purchase price analysis to determine the amount of the goodwill impairment required under SFAS No. 142. The Company also utilized the assistance of the third-party valuation firm to calculate the fair value of certain tangible and identifiable intangible assets. As a result of the analyses, the Company recorded a goodwill impairment loss of $58.9 million at September 30, 2003, which consisted of $43.5 million and $15.4 million relating to the hospital division and diagnostics division reporting units, respectively. The changes in the carrying amount of goodwill for the years ended September 30, 2003, 2002 and 2001 are as follows:

	Hospital	Diagnostics	Corporate
	Division	Division	and Other	Total

Balance, September 30, 2001	$100,314	$15,374	$—	$115,688
Goodwill from acquisitions	16,480	—	—	16,480

Balance, September 30, 2002	116,794	15,374	—	132,168
Goodwill from acquisitions	1,697	—	—	1,697
Impairment	(43,491)	(15,374)	—	(58,865)

Balance, September 30, 2003	$75,000	$—	$—	$75,000

      The Company’s reported net income (loss) for the year ended September 30, 2001, adjusted for amortization expense recognized in that period related to goodwill that is no longer being amortized, compared to the Company’s reported net income for the year ended September 30, 2003 and 2002 is as follows:

	Year Ended September 30,

	2003	2002	2001

Net income (loss):
As reported	$(60,306)	$24,351	$1,051
Add back: goodwill amortization	—	—	2,962

Adjusted	(60,306)	24,351	4,013

Diluted earnings (loss) per share:
As reported	$(3.35)	$1.34	$0.08
Add back: goodwill amortization	—	—	0.23

Adjusted	$(3.35)	$1.34	$0.31

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of September 30, 2003 and 2002, the Company’s other intangible assets, net, included the following:

	September 30, 2003		September 30, 2002

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized other intangible assets:
Management contracts	$20,598	$(9,716)	$20,853	$(8,532)
Loan acquisition costs	12,251	(7,063)	11,253	(5,326)
Other	1,446	(421)	2,166	(1,134)

Total	$34,295	$(17,200)	$34,272	$(14,992)

      Amortization expense recognized for the management contracts and other intangible assets totaled $1.4 million, $2.4 million and $3.7 million for the years ended September 30, 2003, 2002 and 2001, respectively. During the year ended September 30, 2003, the Company restructured one of its two physician management contracts in its CCM operations. In connection with this contract change, the Company determined it was necessary and appropriate under SFAS No. 142 to extend the useful lives of its intangible assets related to its physician management contracts. As of September 30, 2003, the remaining useful lives for these intangible assets was 39 months.

      The Company recognizes amortization expense for loan acquisition costs as a component of interest expense. For the years ended September 30, 2003, 2002 and 2001, amortization expense for loan acquisition costs was $1.5 million, $1.3 million and $1.5 million, respectively. The estimated aggregate amortization expense, including amortization expense for loan acquisition costs, for each of the five fiscal years succeeding the Company’s most recent fiscal year ended September 30, 2003 is as follows:

	Estimated Expense

	Amortization	Interest	Total

Fiscal Year:
2004	$1,129	$1,507	$2,636
2005	1,129	1,428	2,557
2006	1,129	844	1,973
2007	754	276	1,030
2008	628	234	862

4.     Business Combinations and Hospital Development

      Acquisitions Completed During Fiscal Year 2003 — Effective April 1, 2003, the Company acquired an additional 3% ownership interest in Heart Hospital of New Mexico from its hospital investor partner for $800,000. As a result of this transaction, the hospital investor partner no longer holds any ownership interest in Heart Hospital of New Mexico, and the Company’s ownership interest increased from 69.0% to 72.0%, with the physician investors owning the remaining 28.0%.

      Acquisitions Completed During Fiscal Year 2002 — On October 1, 2001, the Company acquired an additional 45.0% ownership interest in Heart Hospital of New Mexico from its physician and hospital partners. The Company paid cash of approximately $17.4 million for this additional ownership interest, using a portion of the net proceeds from the Offering. As a result of the increase in the Company’s ownership interest from a 24.0% minority ownership position to a 69.0% majority ownership position, the Company

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obtained substantive control of the hospital. Accordingly, the Company began to consolidate in its financial statements the hospital’s results of operations and financial position from October 1, 2001. Prior to acquiring this additional interest, the Company was required to account for its investment in Heart Hospital of New Mexico using the equity method of accounting.

      Because the carrying amount of the hospital’s net assets underlying the additional ownership interest the Company acquired, which primarily consisted of accounts receivable, medical supplies, property and equipment, current liabilities and long-term debt and capital leases, approximated their fair value at the date of acquisition, the application of purchase accounting did not result in any significant adjustment to the carrying amount of those assets. As part of this transaction, the Company assumed all interests, rights or obligations of the ownership interest acquired relating to capital investment and surplus in the hospital. In the initial application of purchase accounting, the Company recognized total goodwill arising from the acquisition of the additional interest in Heart Hospital of New Mexico of approximately $16.9 million. During the year ended September 30, 2002, the Company adjusted goodwill to $16.5 million in connection with recognizing additional deferred tax assets related to Heart Hospital of New Mexico.

      Acquisitions Completed During Fiscal Year 2001 — As summarized in Note 1, concurrent with the Offering in July 2001, the Company offered its physician and community hospital partners in some of its hospitals the opportunity to either exchange a portion of their ownership interests in those hospitals for shares of the Company’s common stock valued at the price of the shares sold in the Offering or to sell a portion of their ownership interests to the Company for cash. The Company also entered into a separate agreement with its physician partners in one of its hospitals to purchase additional ownership interests from them for cash. The Company issued a total of 131,602 shares of common stock and paid $25.4 million cash to the partners in the five hospitals who elected to participate in these exchange transactions. The shares of common stock issued in these transactions were in addition to the shares sold in the Offering, and the cash paid was financed with a portion of the proceeds from the Offering. The table below indicates the Company’s ownership interests in these five hospitals before and after these exchange transactions.

		MedCath Ownership

Heart Hospital	Location	Before Exchange	After Exchange

Arizona Heart Hospital	Phoenix, AZ	51.0%	70.6%
Arkansas Heart Hospital	Little Rock, AR	51.0%	70.3%
Dayton Heart Hospital	Dayton, OH	52.5%	66.5%
Heart Hospital of Austin	Austin, TX	51.5%	70.9%
Tucson Heart Hospital	Tucson, AZ	33.3%	58.6%

      As a result of the increase in its ownership interest in Tucson Heart Hospital from a minority to a majority ownership position, the Company obtained substantive control of the hospital and began to consolidate in its financial statements the hospital’s results of operations and financial position from the date of acquisition. Prior to this exchange transaction, the Company accounted for its investment in Tucson Heart Hospital using the equity method of accounting.

      Because the carrying amount of the hospitals’ net assets underlying the additional ownership interests acquired, which primarily consisted of accounts receivable, medical supplies, property and equipment, current liabilities and long-term debt and capital leases, approximated their fair value at the date of acquisition, the application of purchase accounting did not result in any significant adjustment to the carrying amount of those net assets. As a result of these exchange transactions, the Company assumed all interests, rights and obligations related to the additional ownership interests being acquired from the partners, including any and all existing rights or obligations relating to capital investment, surplus or deficit in the hospital. The total goodwill arising from these exchange transactions was approximately $27.4 million.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      New Hospital Development — On October 14, 2003, the Company opened The Heart Hospital of Milwaukee in Glendale, Milwaukee. This hospital focuses primarily on cardiovascular care. On October 24, 2003, The Heart Hospital of Milwaukee received its Medicare certification. The Heart Hospital of Milwaukee is accounted for as a consolidated subsidiary because the Company, through its wholly-owned subsidiaries, owns an approximate 60.3% interest in the venture, with physician investors owning the remaining 39.7%, and the Company exercises substantive control over the hospital.

      On February 28, 2003, the Company opened Louisiana Heart Hospital in St. Tammany Parish just north of New Orleans, Louisiana. This hospital focuses primarily on cardiovascular care. On March 27, 2003, Louisiana Heart Hospital received its Medicare certification. Louisiana Heart Hospital is accounted for as a consolidated subsidiary because the Company, through its wholly-owned subsidiaries, owns an approximate 51% interest in the venture, with physician investors owning the remaining 49%, and the Company exercises substantive control over the hospital.

      In February 2002, the Company announced a venture to develop and construct the Heart Hospital of Lafayette, which will be located in Lafayette, Louisiana. Heart Hospital of Lafayette is accounted for as a consolidated subsidiary since the Company, through its wholly-owned subsidiaries, owns a 51% or greater interest in the venture, with physician investors owning up to the remaining 49%, and the Company will exercise substantive control over the hospital. Construction of Heart Hospital of Lafayette began in December 2002 and the hospital is expected to open in March 2004.

      In October 2001, the Company announced a venture to develop and construct Texsan Heart Hospital, which will be located in San Antonio, Texas. Texsan Heart Hospital is accounted for as a consolidated subsidiary since the Company, through its wholly-owned subsidiaries, owns a 51% or greater interest in the venture, with physician investors owning up to the remaining 49%, and the Company exercises substantive control over the hospital. Construction of Texsan Heart Hospital began in June 2002. Due to the need to repair damages from a fire that occurred in March 2003, the Company expects Texsan Heart Hospital’s original opening date of October 2003 to be delayed until January 2004. The Company believes it is adequately insured for the majority of the property damages.

      As of September 30, 2003, the three hospitals the Company is developing and Louisiana Heart Hospital were committed (and had paid and accrued amounts) under their construction contracts as set forth in the table below.

	Amount	Amount	Amount
	Committed	Paid	Accrued

Louisiana Heart Hospital	$21,861	$20,523	$1,027
Texsan Heart Hospital	$27,438	$23,700	$2,876
The Heart Hospital of Milwaukee	$15,619	$13,824	$1,216
Heart Hospital of Lafayette	$13,247	$8,418	$2,370

      Diagnostic and Therapeutic Facilities Development — In April 2003, the Company opened a new nuclear testing facility in Fairfax, Virginia. The Company owns 100% of this nuclear testing facility, which provides testing services to various cardiologists in that market.

      In November 2002, the Company opened a new nuclear testing facility in Philadelphia, Pennsylvania. The Company owns 100% of this nuclear testing facility, which has a professional service agreement with various cardiologists in that market.

      In March 2002 and April 2002, the Company opened two new fixed-site catheterization labs as joint ventures with physicians, one in Greensboro, North Carolina and the other in Wilmington, North Carolina,

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. The Company owns an approximate 51% interest and exercise substantive control over each of these ventures.

      During January 2002, the Company acquired a 100% interest in a nuclear management company, which manages a diagnostic facility that performs nuclear medical procedures in Metuchen, New Jersey. The Company paid a total of approximately $1.5 million to acquire the interest in this management company and recorded the acquisition as a management contract, which is a component of other intangible assets, net.

      In addition, during the year ended September 30, 2003, the Company entered into management services agreements with four hospitals to manage their cardiac catheterization laboratories.

      Closure of Diagnostic and Therapeutic Facilities — Effective May 2003, the Company received notification from its hospital partner of its intent to exercise its option to require the dissolution of Gaston Cardiology Services, LLC, and to terminate all agreements with the hospital, Gaston Cardiology Services, LLC and the Company. The effective date of the dissolution and the termination of the agreements was November 2003.

      Effective October 2002, the Company exercised its option to terminate early the management agreement for Wake Heart Cardiac Diagnostic Center due to the center’s operations not meeting the Company’s objectives.

      Termination of Management Contract — During fiscal 2002, the Company recognized a gain on the settlement of a management contract in CCM that was terminated effective December 31, 2001. The gain of approximately $1.2 million is included in gain on the sale of property, equipment and other assets in the accompanying consolidated statement of operations for the year ended September 30, 2002.

      Disposition of McAllen Heart Hospital — On March 1, 2001, McAllen Heart Hospital, in which the Company owned a 50.2% majority interest, was sold to an affiliate of Universal Health Services, Inc. for approximately $56.0 million. Approximately $38.0 million of the sale proceeds were used to repay the hospital’s long-term debt, including intercompany amounts paid to the Company, which the Company then used to repay amounts outstanding under its revolving credit facility. After the write-off of approximately $10.3 million of goodwill and purchase accounting valuation adjustments in McAllen Heart Hospital, which arose from a 1998 merger transaction, the Company recognized a net gain of $13.5 million in its consolidated results of operations for the year ended September 30, 2001. Approximately $8.0 million was recognized in earnings allocated to minority interests as a result of the sale. This minority interest amount was determined before the write-off of the Company’s goodwill and the purchase accounting valuation adjustments and after the allocation of amounts to the Company for recovery of disproportionate losses of McAllen Heart Hospital, which had previously been recognized in the Company’s consolidated results of operations.

5.     Equity Investments

      Investments in and advances to unconsolidated affiliates accounted for under the equity method consist of the following at September 30:

	2003			2002

	Investment	Advances	Net	Investment	Advances	Net

Heart Hospital of South Dakota	4,654	7	4,661	1,328	1,059	2,387
Other	825	—	825	847	—	847

	$5,479	$7	$5,486	$2,175	$1,059	$3,234

      Advances to unconsolidated affiliates bear interest at prime plus 1% (5.0% and 5.75% at September 30, 2003 and 2002, respectively), and are payable on demand and prior to any distributions of earnings.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The combined results of operations and financial position of the Company’s unconsolidated affiliate hospitals are summarized below:

	Year Ended September 30,

	2003	2002	2001

Condensed Statement of Operations Information:
Net revenue	$58,190	$50,173	$110,073
Income from operations	12,935	9,619	7,280
Net income (loss)	3,328	2,834	(2,199)
Condensed Balance Sheet Information:
Current assets	19,304	9,797	16,788
Noncurrent assets	40,410	43,851	80,035
Current liabilities	9,503	8,471	13,556
Noncurrent liabilities	36,250	41,193	83,230
Minority interest	9,308	2,657	949
Net equity (deficit)	4,654	1,327	(912)

      As discussed in Notes 1 and 4, the Company began consolidating Tucson Heart Hospital upon acquiring a majority ownership interest in and substantive control of the hospital in July 2001. From July 1999 through July 2001, the Company accounted for its minority investment in Tucson Heart Hospital using the equity method of accounting. Prior to July 1999, the Company consolidated Tucson Heart Hospital. The Company deconsolidated Tucson Heart Hospital as of July 31, 1999 upon entering into an agreement whereby a third-party community hospital investor, Carondelet Health Network, obtained a 33 1/3% ownership interest in Tucson Heart Hospital, which reduced the Company’s interest from a majority position to a minority position.

      As discussed in Notes 1 and 4, the Company began consolidating the Heart Hospital of New Mexico effective October 1, 2001 (the first day of the Company’s fiscal year 2002) as a result of acquiring a majority interest in and substantive control of the hospital on that date. Prior to October 1, 2001, the Company accounted for its minority interest investment in Heart Hospital of New Mexico using the equity method of accounting.

      In 1999, the Company entered into a venture with physicians and a community hospital partner to construct and operate the Heart Hospital of South Dakota in Sioux Falls, South Dakota. The Heart Hospital of South Dakota commenced operations in March 2001. The Company accounts for its approximately 33.3% minority investment in the Heart Hospital of South Dakota using the equity method of accounting.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Accounts Receivable

      Accounts receivable, net, consists of the following:

	September 30,

	2003	2002

Receivables, principally from patients and third-party payors	$89,372	$66,596
Receivables, principally from billings to hospitals for various cardiovascular procedures	7,071	6,247
Amounts due under management contracts	598	1,455
Other	2,746	4,410

	99,787	78,708
Less allowance for doubtful accounts	(13,481)	(7,818)

Accounts receivable, net	$86,306	$70,890

      Activity for the allowance for doubtful accounts was as follows:

	Year Ended September 30,

	2003	2002	2001

Balance, beginning of year	$7,818	$8,659	$13,622
Bad debt expense	26,791	22,319	20,545
Increase due to acquisition	—	4,860	2,844
Write-off, net of recoveries	21,128	28,020	28,352

Balance, end of year	$13,481	$7,818	$8,659

7.     Property and Equipment

      Property and equipment, net, consists of the following:

	September 30,

	2003	2002

Land	$30,796	$28,412
Buildings	246,457	188,493
Equipment	273,510	228,790
Construction in progress	61, 833	63,172

Total, at cost	612,596	508,867
Less accumulated depreciation	(175,649)	(140,443)

Property and equipment, net	$436,947	$368,424

      Substantially all of the Company’s property and equipment is pledged as collateral for various long-term obligations (see Notes 8 and 9).

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Short-Term Borrowings and Long-Term Debt

      Short-term borrowings at September 30, 2002 consist of amounts outstanding under a commercial revolving note at one of the Company’s hospitals. No amounts were outstanding under this revolving note at September 30, 2003. This revolving note provided up to $10.0 million of total available borrowings and expired on October 31, 2003. The interest rate was the bank’s prime rate plus 0.25% (5.0% at September 30, 2002). The revolving note was renewable annually at the lender’s discretion and was secured by the hospital’s patient accounts receivable. Available borrowings under the revolving note were based on a formula of the hospital’s eligible patients accounts receivable.

      Long-term debt consists of the following:

	September 30,

	2003	2002

Master credit facility and bank mortgage loans	$172,460	$120,809
Pre-existing bank mortgage loan	20,378	22,298
Real estate investment trust (REIT) loans	75,448	76,512
Revolving credit facility	—	—
Notes payable to various lenders	76,009	62,270
Other	2,201	4,653

	346,496	286,542
Less current portion	(45,612)	(25,533)

Long-term debt	$300,884	$261,009

      Master Credit Facility and Bank Mortgage Loans — In July 2001, the Company became a party to a $189.6 million master credit facility (the Master Credit Facility), which provided a source of capital to refinance approximately $79.6 million of the real estate indebtedness of three of the Company’s existing hospitals and provided the Company with $110.0 million of available debt capital to finance its hospital development program. In March 2003, the Master Credit Facility was amended to increase available borrowings by $35.0 million thereby providing a total of $145.0 million of available debt to finance its hospital development program.

      As required by the terms of the Master Credit Facility, the three hospitals that refinanced were required to have in place fixed interest rate swaps, for 50% of the refinanced amount, within 90 days of the closing. Accordingly, in September 2001, the Company’s three hospitals entered into fixed interest rate swaps for notional amounts of 50% of the outstanding balances of the bank mortgage loans under the Master Credit Facility, which effectively fixed the interest rate on the hedged portion of these bank mortgage loans at 4.92% plus the applicable margin for two of the hospitals and at 4.6% plus the applicable margin for the other hospital. In accordance with SFAS No. 133 and the Company’s market risk policy as discussed in Note 2, the swaps qualify for cash flow hedge accounting. The Company recognizes interest expense based upon the fixed interest rates provided under the swaps, while the changes in fair value of the swaps ($64,000 gain and $718,000 loss for the years ended September 30, 2003 and 2002, respectively) are recorded as other comprehensive income (loss) with the corresponding charge recorded as an adjustment to the derivative liability in the consolidated balance sheet, which is included in other long-term obligations at September 30, 2003 and 2002. Future changes on the fair value of the swaps will be recorded based upon the variability in market interest rates through July 2006, the termination date of the swaps and the Master Credit Facility.

      As of September 30, 2003, $111.9 million of the $145.0 million initially available to finance the Company’s hospital development program had been designated to finance the development of Harlingen

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Medical Center, Louisiana Heart Hospital, Texsan Heart Hospital and The Heart Hospital of Milwaukee. Of this $111.9 million of designated financing, $101.5 million had been borrowed as of September 30, 2003. In October 2003, the Company designated approximately $18.4 million to finance the development of Heart Hospital of Lafayette. The Company anticipates the remaining $14.7 million of undesignated funds will remain available to finance other future projects in the Company’s hospital development program.

      Each loan under the Master Credit Facility is separately documented and secured by the assets of the borrowing hospital only. Each loan under the Master Credit Facility amortizes based on a 20-year term, matures on July 27, 2006, and accrues interest at variable rates on either a defined base rate plus an applicable margin, or Eurodollar Rate (LIBOR) plus an applicable margin. The weighted average interest rate for the loans under the Master Credit Facility was 4.44% and 5.02% at September 30, 2003 and 2002, respectively. The Company is required to pay a monthly unused commitment fee at a rate of 0.5%.

      In accordance with the related hospital operating agreements and as required by the lenders, the Company has guaranteed 100% of the obligations of its subsidiary hospitals for bank mortgage loans made under the Master Credit Facility and REIT loans and 71% of the obligation for another bank mortgage loan at September 30, 2003. The Company receives a fee from the minority partners in the subsidiary hospitals as consideration for providing guarantees in excess of the Company’s ownership percentage in the subsidiary hospitals. These guarantees expire concurrent with the terms of the related real estate loans and would require the Company to perform under the guarantee in the event of the subsidiary hospitals failing to perform under the related loans. The total amount of this real estate debt is secured by the subsidiary hospitals’ underlying real estate, which was financed with the proceeds from the debt. Because the Company consolidates the subsidiary hospitals’ results of operations and financial position, both the assets and the accompanying liabilities are included in the assets and long-term debt on the Company’s consolidated balance sheets.

      Pre-existing Bank Mortgage Loan — At September 30, 2003 and 2002, the Company’s Pre-existing Bank Mortgage Loan balance includes the outstanding indebtedness of only one hospital. The mortgage loan payments are based on a 20-year amortization schedule with the remaining principal due in full on March 31, 2007. The interest rate on this bank mortgage loan is LIBOR plus three hundred fifty basis points. At September 30, 2003 and 2002, the interest rate on the mortgage loan was 4.62% and 5.31%, respectively, and the loan is collateralized by a pledge of the Company’s interest in the related hospital, the hospital’s land, buildings, fixtures, and certain other assets. The Company has guaranteed 71% of the outstanding balance of the mortgage loan.

      REIT Loans — From 1994 to 1997, the Company entered into mortgage loans with real estate investment trusts for the purpose of financing the land acquisition and construction costs for several of its hospitals. As of September 30, 2002, the Company’s REIT Loan balance includes the outstanding indebtedness of three hospitals, one of which the Company began consolidating on October 1, 2001. The interest rates on the outstanding REIT Loans were based on a rate index tied to U.S. Treasury Notes plus a margin, that is determined on the completion date of the hospital, and subsequently increases per year by 20 basis points for two of the hospitals and 27 basis points for the other hospital. The principal and interest on the REIT Loans are payable monthly over seven-year terms from the completion date of each hospital using extended period amortization schedules and include balloon payments at the end of each respective term. One loan is subject to extension for an additional seven years at the option of the Company. Borrowings under the REIT Loans are collateralized by a pledge of the Company’s interest in the related hospitals’ property, equipment and certain other assets. At September 30, 2003, the Company guaranteed 100% of the outstanding balances of the REIT Loans. The average interest rate as of September 30, 2003 and 2002 on the REIT Loans were 10.24% and 10.00%, respectively.

      Revolving Credit Facility — The Company entered into a $100.0 million revolving credit facility (the Revolver) dated as of July 31, 1998, with a syndicate of banks, the proceeds of which are to be used for general corporate purposes. All outstanding borrowings under the Revolver are payable on January 31, 2005.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Revolver is collateralized by all shares of MedCath Intermediate Holdings, Inc. (a wholly owned subsidiary of the Company), all intercompany debt owed by each of its present and future subsidiaries, and all proceeds from the sales of its present and future subsidiaries. Borrowings under the Revolver bear interest at variable rates based, at the Company’s option, on LIBOR plus an additional margin ranging from .875% to 2.25%, based on the Company’s performance, or the prime rate plus an additional margin ranging to 1.00%, based on the Company’s performance. As of September 30, 2003 and 2002, the applicable interest rates on available funds were 4.0% and 6.50%, respectively.

      Of the $100.0 million in availability under the Revolver, $10 million is designated for short-term borrowings and $25.0 million is available for letters of credit. At September 30, 2003 and 2002, no amounts were outstanding under the short-term borrowings portion of the Revolver. Short-term borrowings bear interest at the prime rate plus 0.75%. As of September 30, 2003, $9.5 million had been used for letters of credit, for which the Company is required to pay a commission fee of 1.875%. The Company is also required to pay quarterly unused commitment fees at a rate of 0.325% for available, but unused, long-term borrowings and 0.375% for available, but unused, short-term borrowings under the Revolver.

      Notes Payable — The Company has acquired substantially all of the medical and other equipment for its hospitals and certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories under installment notes payable to equipment lenders collateralized by the related equipment. Two facilities in the diagnostic division also have leasehold improvements funded through notes payable collateralized by real estate. Amounts borrowed under these notes are payable in monthly installments of principal and interest over 4 to 7 year terms. Interest is at fixed and variable rates ranging from 3.87% to 9.84%. The Company has guaranteed between 50% and 100% of certain of its subsidiary hospitals’ equipment loans. The Company receives a fee from the minority partners in the subsidiary hospitals as consideration for providing guarantees in excess of the Company’s ownership percentage in the subsidiary hospitals. These guarantees expire concurrent with the terms of the related equipment loans and would require the Company to perform under the guarantee in the event of the subsidiaries’ failure to perform under the related loan. At September 30, 2003, the total amount of notes payable was approximately $76.0 million, of which $40.0 million was guaranteed by the Company. Because the Company consolidates the subsidiary hospitals’ results of operations and financial position, both the assets and the accompanying liabilities are included in the assets and long-term debt on the Company’s consolidated balance sheets.

      In December 2002, Louisiana Heart Hospital, which opened February 28, 2003, obtained a debt commitment to finance its equipment that allows the hospital to borrow up to $18.0 million. Until December 2003, interest on borrowings made under this commitment will accrue at 90-day LIBOR plus 3.95%. After such date, amounts funded under the loan shall accrue interest at either a fixed rate equal to a specific Treasury Note yield, plus a margin, or 90-day LIBOR, plus a margin, depending on the manufacturer of equipment originally purchased under the facility. Beginning in April 2004, the principal amount of the loan will be required to be repaid over a six-year period. The debt is secured by the related equipment in the hospital and is guaranteed by the Company, as discussed above. As of September 30, 2003, Louisiana Heart Hospital had borrowed $15.3 million of the $18.0 million available.

      In July 2003, Texsan Heart Hospital obtained a debt commitment of up to $20.0 million to finance its equipment purchases. Until March 2004, interest on borrowings made under this commitment shall accrue at Prime, plus a margin. Beginning in March 2004, borrowings shall bear interest at a fixed rate of interest equal to a specific Treasury Note yield, plus a margin. Principal shall be payable in 78 months beginning in September 2004. As of September 30, 2003, no borrowings were outstanding under the commitment.

      Debt Covenants — Covenants related to the Company’s long-term debt restrict the payment of dividends and require the maintenance of specific financial ratios and amounts and periodic financial reporting. At September 30, 2003, Arizona Heart Hospital, Tucson Heart Hospital and Heart Hospital of Austin were not in compliance with certain of their financial ratio covenants related to the real estate mortgage loans. For the

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

real estate mortgage loans at Heart Hospital of Austin and Heart Hospital of New Mexico, the Company was also not in compliance with certain guarantor financial ratio covenants. The Company received waivers of the covenant breaches from each lender. In addition, the lender at Tucson Heart Hospital agreed to waive compliance with certain of its financial ratio covenants through, and including, March 31, 2004, and the lender at Arizona Heart Hospital agreed to modify the terms of its financing to accommodate the hospital’s anticipated operating performance. The Company was in compliance with all other covenants in the instruments governing its outstanding debt at September 30, 2003 except as noted above. Also, at December 31, 2002, Bakersfield Heart Hospital was not in compliance with one of its interim financial ratio covenants. The mortgage lender granted a waiver for the breach at December 31, 2002 and agreed to amend the terms of the loan to replace the financial ratio covenant with a minimum financial performance covenant at June 30, 2003 and September 30, 2003. Under the amended loan terms, the financial ratio covenant would have become effective again December 31, 2003 and would have determined the amount of a potential prepayment of the loan’s principal balance. In November 2003, the mortgage lender agreed to further amend the terms of the loan to accommodate a potential change in capital reimbursement at the hospital. Under the terms of the November 2003 amendment, the mortgage lender agreed to amend both the financial ratio covenants and the minimum financial performance covenants. In consideration of the amendment, the Company remitted a prepayment of approximately $11.8 million on December 1, 2003. Accordingly, the Company has classified this amount of Bakersfield Heart Hospital’s mortgage debt as current in the accompanying consolidated balance sheet at September 30, 2003.

      Guarantees of Unconsolidated Affiliate’s Debt — The Company has guaranteed approximately 50% of the real estate and 40% of the equipment debt of the one affiliate hospital in which the Company has a minority ownership interest and therefore does not consolidate the hospital’s results of operations and financial position. The Company provides these guarantees in exchange for a fee from that affiliate hospital. At September 30, 2003, the affiliate hospital was in compliance with all covenants in the instruments governing its debt. The total amount of the affiliate hospital’s real estate and equipment debt was approximately $28.2 million and $11.4 million at September 30, 2003. Accordingly, the real estate debt and the equipment debt guaranteed by the Company was approximately $14.1 million and $4.6 million, respectively, at September 30, 2003. These guarantees expire concurrent with the terms of the related real estate and equipment loans and would require the Company to perform under the guarantee in the event of the affiliate hospital’s failure to perform under the related loan. The total amount of this affiliate hospital’s debt is secured by the hospital’s underlying real estate and equipment, which were financed with the proceeds from the debt. Because the Company does not consolidate the affiliate hospital’s results of operations and financial position, neither the assets nor the accompanying liabilities are included in the value of the assets and liabilities on the Company’s balance sheets.

      Future Maturities — Future maturities of long-term debt at September 30, 2003 are as follows:

Fiscal Year

2004	$45,612
2005	48,270
2006	218,203
2007	22,403
2008	5,588
Thereafter	6,420

$346,496

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Obligations Under Capital Leases

      The Company currently leases several diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware, equipment and certain vehicles under noncancelable capital leases expiring through fiscal year 2008. Some of these leases contain provisions for annual rental adjustments based on increases in the consumer price index, renewal options, and options to purchase during the lease terms. Amortization of the capitalized amounts is included in depreciation expense. Total assets under capital leases (net of accumulated depreciation of approximately $6.6 million and $9.7 million) at September 30, 2003 and 2002, were approximately and $21.8 million and $15.6 million, respectively, and are included in property and equipment. Lease payments during the years ended September 30, 2003 and 2002 were $4.4 million and $3.1 million, respectively, and include interest of approximately $1.2 million and $1.0 million, respectively.

      Future minimum lease payments at September 30, 2003 are as follows:

Fiscal Year

2004	$4,796
2005	4,542
2006	3,855
2007	2,839
2008	710
Thereafter	—

Total future minimum lease payments	16,742
Less amounts representing interest	(2,253)

Present value of net minimum lease payments	14,489
Less current portion	(3,675)

$10,814

10.     Liability Insurance Coverage

      On June 1, 2002, the Company’s three-year combined insurance policy that provided medical malpractice claims coverage on a claims-made, first-dollar basis expired, and the Company entered into a new partially self-insured coverage program. At that time, the Company purchased a tail insurance policy to provide first-dollar coverage for claims incurred prior to June 1, 2002, but not reported as of that date under the expired claims-made policy. The Company recognized the full cost of the tail insurance policy as an operating expense in the third quarter of fiscal 2002 as required by generally accepted accounting principles in the United States. From June 1, 2002 through June 7, 2003, the Company was partially self-insured under a claims-made policy providing coverage for claim amounts in excess of $2.0 million of retained liability per claim. Effective June 8, 2003, the Company entered into a new one-year claims-made policy providing coverage for claim amounts in excess of $3.0 million of retained liability per claim, subject to $5.0 million of retained liability per claim for the first two claims reported during the policy year at one of its hospitals. Because of the Company’s self-insured retention levels, the Company is required to recognize an estimated expense/liability for the amount of the Company’s retained liability applicable to each malpractice claim. As of September 30, 2003 and 2002, the total estimated liability for the Company’s self-insured retention on medical malpractice claims, including an estimated amount for incurred but not reported claims, was approximately $3.7 million and $858,000, respectively, which is included in current liabilities in the Company’s consolidated balance sheet. The Company maintains this reserve based on actuarial estimates

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prepared by an independent third party, who bases the estimates on the Company’s historical experience with claims and assumptions about future events. Due to the considerable variability that is inherent in such estimates, including such factors as changes in medical costs and changes in actual experience, there is a reasonable possibility that the recorded estimates will change by a material amount in the near term. Also, there can be no assurance that the ultimate liability will not exceed the Company’s estimates.

11.     Commitments and Contingencies

      Operating Leases — One of the Company’s subsidiaries leases certain office space to a physician group under a noncancelable operating lease, which commenced in fiscal year 2000. During fiscal years 2003, 2002 and 2001, the Company received approximately $544,000, $485,000 and $485,000, respectively, annually in rental income from this lease.

      The Company currently leases several cardiac diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware equipment, and certain vehicles under noncancelable operating leases expiring through fiscal year 2029. Total rent expense under all rental commitments was approximately $4.2 million, $3.8 million and $3.3 million for the years ended September 30, 2003, 2002 and 2001, respectively.

      The approximate future minimum rental income and commitments under noncancelable operating leases as of September 30, 2003 are as follow:

	Rental	Rental
Fiscal Year	Income	Commitment

2004	$626	$2,578
2005	554	2,145
2006	544	1,685
2007	544	1,193
2008	544	664
Thereafter	—	3,997

	$2,812	$12,262

      Compliance — Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation and may be modified. The Company believes that it is in compliance with such laws and regulations and it is not aware of any investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including substantial fines and criminal penalties, as well as repayment of previously billed and collected revenue from patient services and exclusion from the Medicare and Medicaid programs.

      Contingency, CMS change in Medicare capital cost reimbursement — Medicare reimburses hospitals for capital-related costs using one of two alternative methodologies based upon how the hospital is categorized under CMS regulations. The Company sought and received a written determination from its Medicare fiscal intermediary on October 11, 2002 regarding the applicable capital cost reimbursement methodology. The fiscal intermediary’s October 2002 written determination confirmed the methodology being applied by the Company. The Company recorded and collected net revenue for services rendered at the estimated net realizable amount determined in accordance with the capital cost reimbursement methodology provided by the fiscal intermediary in its October 2002 determination. On August 11, 2003, the Company was notified by the fiscal intermediary that it had been directed by CMS to change, on a retroactive and prospective basis, the methodology confirmed by the fiscal intermediary in its October 2002 determination. The Company believes

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the position taken by the fiscal intermediary in October 2002 was based upon a correct interpretation of applicable CMS regulations and the Company has begun pursuing its administrative, judicial and other remedies to reverse any final determination contrary to that position. If CMS does not revert to the determination made by the fiscal intermediary in October 2002, or maintains that it is appropriate to apply the change in methodology on a retroactive basis, the Company would be required to repay the Medicare program for the resulting reduction in previously reimbursed capital costs. If required, such retroactive repayments would be recorded as a change in accounting estimate and could result in a material reduction in the Company’s net revenue in the period recorded. The prospective change in reimbursement methodology could also have a material adverse impact on net revenue in future periods.

      In regards to the retroactive component, the fiscal intermediary has not advised the Company of the amount of reimbursement associated with the change in methodology. In addition to beginning the administrative process to challenge the August 11, 2003 determination, the Company has been, and remains, actively involved in negotiations with CMS to resolve this matter. Management believes based on the advice of counsel and the status of the negotiations with CMS, that the Company will not be required to repay the retroactive amount of reimbursement associated with the change in methodology. Accordingly, the Company has not recognized a contingent liability for the retroactive reimbursement in accordance with SFAS No. 5, Accounting for Contingencies.

      In regards to the prospective component, the fiscal intermediary began making payments for capital cost reimbursement under the new methodology for all claims submitted after August 11, 2003. The impact of this change for the year ended September 30, 2003 was a $1.2 million reduction in the Company’s net revenue. While this prospective treatment is subject to the Company’s administrative challenges and negotiations with CMS, the Company has not recognized a contingent receivable for the decrease in the prospective reimbursement from August 11, 2003 through September 30, 2003. This accounting treatment is in accordance with SFAS No. 5, which does not permit contingent gains to be recorded until such amounts are realized. If the Company ultimately recovers all, or some portion, of the decrease in prospective reimbursement, the amount will be recognized in the period in which the settlement occurs.

12.     Income Taxes

      The components of income tax expense (benefit) are as follows:

	Year Ended
	September 30,

	2003	2002	2001

Current tax expense:
Federal	$283	$—	$—
State	563	535	317

Total current tax expense	846	535	317
Deferred tax (benefit) expense:
Federal	(235)	3,300	—
State	(306)	(915)	—

Total deferred tax (benefit) expense	(541)	2,385	—

Total income tax expense	$305	$2,920	$317

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of net deferred taxes as of September 30, 2003 and 2002 are as follows:

	2003	2002

Deferred tax liabilities:
Excess of book over tax bases of property and equipment	$25,119	$19,643
Excess of book over tax bases in equity investments	627	145
Management contracts	2,594	3,009
Other	1,846	1,281

Total deferred tax liabilities	30,186	24,078

Deferred tax assets:
Net operating and economic loss carryforward	10,021	12,768
AMT credit carryforward	1,489	1,336
Management contracts	35	94
Nondeductible allowances	2,815	1,171
Nondeductible accruals	4,861	2,546
Organization and start-up costs	5,812	3,279
Derivative swap	859	902
Other	3,488	1,765

Total deferred tax assets	29,380	23,861

Net deferred tax balance	$806	$217

      The Company has determined that no valuation allowance is necessary as the deferred tax liabilities, combined with current and projected net earnings, provided sufficient positive evidence to support the recognition of the gross deferred tax assets.

      The Company has gross federal net operating loss carryforwards of $22.1 million, which will begin to expire in 2018 and state net operating loss carryforwards of approximately $50 million that will begin to expire in 2004. In addition, the Company has alternative minimum tax carryforwards of $1.5 million.

      The differences between the U.S. federal statutory tax rate and the effective rate are as follows:

	2003	2002	2001

Statutory federal income tax rate	(34.0)%	34.0%	34.0%
State income taxes	0.3%	1.5%	91.9%
Goodwill	33.4%	—	312.0%
Decrease in valuation allowance	—	(23.5)%	(538.3)%
Other	0.8%	(1.3)%	123.6%

Effective income tax rate	0.5%	10.7%	23.2%

13.     Share Data and Share Repurchase Plan

      The calculation of diluted net income (loss) per share considers the potential dilutive effect of options to purchase 3,037,872, 2,413,095 shares and 2,291,595 shares of common stock at prices ranging from $4.75 to $25.00 which were outstanding at September 30, 2003, 2002 and 2001, respectively. Of these options,

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3,037,872 shares, 2,140,730 shares, and 2,150,230 shares have not been included in the calculation of diluted net income (loss) per share at September 30, 2003, 2002 and 2001, respectively, because the options were anti-dilutive.

      In May 2003, the Company’s board of directors approved a share repurchase plan, authorizing the Company to repurchase up to $7.5 million of its common stock. Under the program, shares may be repurchased from time to time at various prices in the open market or through private transactions in compliance with applicable SEC regulations and legal requirements. As of September 30, 2003, the Company had repurchased 68,900 shares of its common stock at a cost of approximately $394,000, which is included in treasury stock on the Company’s balance sheets.

14.     Stock Option Plans

      On July 28, 1998, the Company’s Board of Directors adopted a stock option plan (the 1998 Stock Option Plan) under which it may grant incentive stock options and nonqualified stock options to officers and other key employees. Under the 1998 Stock Option Plan, the Board of Directors may grant option awards and determine the option exercise period, the option exercise price, and such other conditions and restrictions on the grant or exercise of the option as it deems appropriate. The 1998 Stock Option Plan provides that the option exercise price may not be less than the fair value of the common stock as of the date of grant and that the options may not be exercised more than ten years after the date of grant. Options that have been granted during the years ended September 30, 2003, 2002 and 2001 were granted at an option exercise price equal to or greater than fair market value of the underlying stock at the date of the grant and become exercisable on grading and fixed vesting schedules ranging from 4 to 8 years subject to certain performance acceleration features. At September 30, 2003, the maximum number of shares of common stock, which can be issued through awards granted under the 1998 Option Plan is 3,000,000.

      On July 23, 2000, the Company adopted an outside director’s stock option plan (the Director’s Plan) under which nonqualified stock options may be granted to nonemployee directors. Under the Director’s Plan, grants of 2,000 options were granted to each new director upon becoming a member of the Board of Directors and grants of 2,000 options were made to each continuing director on October 1, 1999 (the first day of the fiscal year ended September 30, 2000). Effective September 15, 2000, the Director’s Plan was amended to increase the number of options granted for future awards from 2,000 to 3,500. Grants of 3,500 options were made to each continuing director on October 1, 2002, 2001 and 2000 (the first day of the fiscal years ended September 30, 2003, 2002 and 2001, respectively. All options granted under the Director’s Plan through September 30, 2003 have been granted at an exercise price equal to or greater than the fair market value of the underlying stock at the date of the grant. Options are exercisable immediately upon the date of grant and expire ten years from the date of grant. The maximum number of shares of common stock which can be issued through awards granted under the Director’s Plan is 250,000.

      Activity for the option plans during the years ended September 30, 2003, 2002 and 2001 was as follows.

		Weighted-		Weighted-
	Number of	Average	Options	Average
	Options	Exercise Price	Exercisable	Exercise Price

Outstanding options,
September 30, 2000	2,178,722	$18.10	551,337	$15.44
Granted	267,500	19.67
Exercised	(42,927)	18.48
Canceled	(111,700)	19.00

Outstanding options,
September 30, 2001	2,291,595	$18.23	938,141	$16.93
Granted	176,500	17.26
Canceled	(55,000)	18.59

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted-		Weighted-
	Number of	Average	Options	Average
	Options	Exercise Price	Exercisable	Exercise Price

Outstanding options,
September 30, 2002	2,413,095	$18.15	118,951	$17.34
Granted	852,000	9.78
Canceled	(227,223)	17.38

Outstanding options,
September 30, 2003	3,037,872	$15.86	1,423,808	$17.46

      The following table summarizes information for options outstanding and exercisable at September 30, 2003:

Options Outstanding				Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
	Number of	Remaining	Average	Number of	Average
Range of Prices	Options	Life (years)	Exercise Price	Options	Exercise Price

4.75	131,472	4.8	4.75	131,472	4.75
17.65 – 19.46	1,943,257	5.7	18.99	1,205,443	19.00
25.00	30,000	7.5	25.00	10,000	25.00
15.80 – 17.44	103,750	8.2	17.10	40,000	16.68
$10.80 – 12.00	268,393	8.7	$10.90	30,893	$11.56
14.95	10,000	8.8	14.95	2,500	14.95
5.97	25,000	9.7	5.97	—	0.00
9.34	526,000	9.9	9.34	3,500	9.34

$4.75 – 25.00	3,037,872		$15.86	1,423,808	$17.46

      The Company accounts for its stock option plans in accordance with APB Opinion No. 25 as discussed in Note 2. No compensation expense has been recognized in the statements of operations for the stock-based awards for the years ended September 30, 2003, 2002 and 2001, as all options awarded under the stock option plans have been granted at an exercise price equal to or greater than the fair market value of the Company’s stock at the date of the grant.

      The weighted average fair value of options granted during the year ended September 30, 2003 and 2002 with an exercise price equal to the fair value of the Company’s stock at the date of grant was $9.78 and $10.81, respectively. The weighted average fair value of options granted during the years ended September 30, 2001 with an exercise price greater than the fair value of the Company’s stock at the date of grant was $10.77.

15.     Employee Benefit Plan

      The Company has a defined contribution retirement savings plan (the 401(k) Plan) which covers all employees who meet minimum service requirements. The 401(k) Plan allows eligible employees to contribute from 1% to 25% of their annual compensation on a pre-tax basis. The Company, at its discretion, may make an annual contribution of up to 25% of an employee’s pre-tax contribution, up to a maximum of 6% of compensation. The Company’s contributions to the 401(k) Plan for the years ended September 30, 2003, 2002 and 2001 were approximately $1.2 million, $1.1 million and $969,000, respectively.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Related Party Transactions

      During the fiscal year ended September 2003, 2002, and 2001 the Company incurred $0, $0 and $245,000, respectively, in monitoring fees and $55,100, $155,000 and $186,000, respectively, in insurance and related risk management fees to its principal stockholders and their affiliates.

17.     Litigation and Settlement of Contract Disputes

      Litigation — The Company is involved in various claims and legal actions in the ordinary course of business, including malpractice claims arising from services provided to patients that have been asserted by various claimants, and additional claims that may be asserted for known incidents through September 30, 2003. These claims and legal actions are in various stages, and some may ultimately be brought to trial. Moreover, additional claims arising form services provided to patients in the past and other legal actions may be asserted in the future. The Company is protecting its interests in all such claims and actions.

      Management does not believe, based on advice of counsel and the Company’s experience with past lawsuits and claims that, taking into account the applicable liability insurance coverage, the outcome of any such claims and litigation, individually or in the aggregate, will have a materially adverse effect on the Company’s financial position or future results of operations and cash flows.

      The Company made a written demand of its former chief executive officer, David Crane, to exercise options to purchase 175,000 shares of the Company’s common stock at a price of $19 per share, which the Company believes Mr. Crane was obligated to do upon the termination of his employment in accordance with the terms of a contract to purchase stock Mr. Crane entered into with the Company in 2001. Mr. Crane does not believe the contract is enforceable and has refused to exercise such options. While the Company believes that all other matters with respect to Mr. Crane’s severance have been resolved, it currently intends to file a lawsuit seeking to require Mr. Crane to exercise these options in accordance with the terms of the contract.

      Settlement of Contract Disputes — In June 2002, the Company received a favorable settlement of a lawsuit against a managed care company in which the Company was seeking payment for services rendered by its Bakersfield Heart Hospital. Under the terms of the settlement, Bakersfield Heart Hospital received approximately $7.1 million relating to payment for services and reimbursement of certain expenses, primarily legal expenses, owed during the period of dispute. The Company’s results of operations for fiscal 2002 included $2.2 million of net revenue and $2.1 of million income before income taxes attributable to the favorable settlement of this lawsuit.

      In March 2002, one of the Company’s managed diagnostic centers, Sun City Cardiac Center, received a favorable settlement of a billing dispute involving Sun Health Corporation, which owns and operates the hospital where the center is located. Under the terms of the settlement, Sun City Cardiac Center was awarded total proceeds of $11.2 million relating to service fees, attorney fees and interest costs owed during the period of the contractual dispute. The Company owns a 65% interest in Sun City Cardiac Associates, which manages the Sun City Cardiac Center and receives a management fee for such services. The Company’s results of operations for fiscal 2002 included $9.7 million of net revenue, $1.2 million of operating expenses and $3.0 million of minority interest, thereby resulting in $5.5 million of income before income taxes attributable to this settlement.

      In April 2001, the Company received an arbitration award related to a billing dispute with its joint venture hospital partner in one of its diagnostic and therapeutic centers. As a result of the award, the Company recognized an additional $3.2 million of net revenue and $300,000 of expenses in its results of operations during fiscal 2001. Of the net $2.9 million recognized in operations, $1.5 million was allocated to minority interests during the period, thereby resulting in $1.4 million of income before income taxes attributable to this award.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Fair Value of Financial Instruments

      The Company considers the carrying amounts of significant classes of financial instruments on the consolidated balance sheets, including cash and cash equivalents, accounts receivable, net, due from affiliates, short-term borrowings, accounts payable, income taxes payable, accrued liabilities, obligations under capital leases, and other long-term obligations to be reasonable estimates of fair value due either to their length to maturity or the existence of variable interest rates underlying such financial instruments that approximate prevailing market rates at September 30, 2003 and 2002. The estimated fair value of long-term debt, including the current portion, at September 30, 2003 is approximately $358.1 million as compared to a carrying value of approximately $346.5 million. At September 30, 2002, the estimated fair value of long-term debt, including the current portion, approximated the carrying value of $286.5 million. Fair value of the Company’s fixed rate debt was estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of arrangements, and the fair value of the Company’s variable rate debt was determined to approximate its carrying value, due to the underlying variable interest rates.

19.     Summary of Quarterly Financial Data (Unaudited)

      Summarized quarterly financial results were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Year Ended September 30, 2003:
Net revenue	$121,101	$135,187	$142,343	$144,355
Operating expense	114,584	127,636	133,663	200,843
Income from operations	6,517	7,551	8,680	(56,488)
Net income (loss)	390	588	778	(62,062)
Earnings (loss) per share, basic	$0.02	$0.03	$0.04	$(3.46)
Earnings (loss) per share, diluted	$0.02	$0.03	$0.04	$(3.46)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Year Ended September 30, 2002:
Net revenue	$114,950	$131,731	$120,483	$110,473
Operating expense	103,068	107,154	108,536	103,095
Income from operations	11,882	24,577	11,947	7,378
Net income	5,295	14,003	3,657	1,396
Earnings per share, basic	$0.29	$0.78	$0.20	$0.08
Earnings per share, diluted	$0.29	$0.77	$0.20	$0.08

20.     Reportable Segment Information

      The Company’s reportable segments consist of the Hospital Division and the Diagnostics Division. The CCM Division has been combined with Corporate and other, as the CCM Division does not meet the materiality thresholds for separate disclosure as specified in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial information concerning the Company’s operations by each of the reportable segments as of and for the years ended September 30 are as follows:

	Year Ended September 30,

	2003	2002	2001

Net revenue:
Hospital Division	$476,971	$399,872	$307,447
Diagnostics Division	50,767	56,751	45,699
Corporate and other	15,248	21,014	23,861

Consolidated totals	$542,986	$477,637	$377,007

Income (loss) from operations:
Hospital Division	$(19,287)	$42,650	$38,560
Diagnostics Division	(4,609)	21,016	9,128
Corporate and other	(9,844)	(7,882)	(6,840)

Consolidated totals	$(33,740)	$55,784	$40,848

Depreciation and amortization:
Hospital Division	$32,841	$28,497	$24,582
Diagnostics Division	6,969	6,884	8,138
Corporate and other	1,735	2,262	3,926

Consolidated totals	$41,545	$37,643	$36,646

Interest expense (income), net:
Hospital Division	$28,249	$26,041	$28,136
Diagnostics Division	701	676	563
Corporate and other	(4,466)	(5,458)	(5,825)

Consolidated totals	$24,484	$21,259	$22,874

Capital expenditures:
Hospital Division	$98,274	$75,743	$11,874
Diagnostics Division	8,832	4,263	1,643
Corporate and other	6,376	1,517	948

Consolidated totals	$113,482	$81,523	$14,465

Aggregate identifiable assets:
Hospital Division	$602,007	$506,225	$388,525
Diagnostics Division	46,847	58,880	57,533
Corporate and other	100,443	175,936	160,561

Consolidated totals	$749,297	$741,041	$606,619

      Substantially all of the Company’s net revenue in its Hospital Division and Diagnostics Division is derived directly or indirectly from patient services. The amounts presented for Corporate and other primarily

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

include management and consulting fees from CCM, general overhead and administrative expenses, financing activities, certain cash and cash equivalents (including the remaining proceeds from the Offering), prepaid expenses, goodwill, other assets and operations of the business not subject to segment reporting.

21.	Financial Information for the Company and its Subsidiaries

      In June 2004, MedCath Holdings Corp. (the Issuer intends to offer for sale an aggregate amount of $150 million of Senior Notes due 2012 (the Notes) in a private offering. The Notes will be fully and unconditionally guaranteed, jointly and severally, by MedCath Corporation (the Parent) and all of the wholly-owned domestic subsidiaries of the Issuer (the Guarantors). The following table presents the condensed consolidating financial information for each of the Parent, the Issuer, the Guarantors and subsidiaries of the Issuer that are not Guarantors (the Non-Guarantors), together with consolidating eliminations, as of and for the periods indicated.

MEDCATH CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2003
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current Assets:
Cash and cash equivalents	$—	$—	$77,911	$16,288	$—	$94,199
Accounts receivable, net	—	—	2,998	83,308	—	86,306
Medical supplies	—	—	140	16,284	—	16,424
Due from affiliates	—	—	158	29	—	187
Deferred income tax assets	—	—	3,145	—	—	3,145
Intercompany notes and other receivables	—	—	1,409	—	(1,409)	—
Prepaid expenses and other current assets	—	—	4,846	2,822	—	7,668

Total current assets	—	—	90,607	118,731	(1,409)	207,929
Property and equipment, net	—	—	31,432	405,515	—	436,947
Investments in and advances to affiliates, net	—	—	4,598	888	—	5,486
Investments in subsidiaries	265,054	265,054	(15,309)	—	(514,799)	—
Goodwill, net	—	—	75,000	—	—	75,000
Other intangible assets, net	—	—	11,979	5,116	—	17,095
Intercompany notes receivables	—	—	88,601	—	(88,601)	—
Other assets	—	—	3,375	3,465	—	6,840

Total assets	$265,054	$265,054	$290,283	$533,715	$(604,809)	$749,297

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current Liabilities:
Accounts payable	$—	$—	$323	$42,037	$—	$42,360
Income tax payable	—	—	278	—	—	278
Accrued compensation and benefits	—	—	8,619	11,737	—	20,356
Accrued property taxes	—	—	43	4,680	—	4,723
Accrued construction and development costs	—	—	—	15,340	—	15,340
Other accrued liabilities	—	—	3,624	8,043	—	11,667
Intercompany notes and other payables	—	—	—	1,409	(1,409)	—
Current portion of long-term debt and obligations under capital leases	—	—	1,988	47,299	—	49,287

Total current liabilities	—	—	14,875	130,545	(1,409)	144,011
Long-term debt	—	—	33	300,851	—	300,884
Obligations under capital leases	—	—	6,370	4,444	—	10,814
Intercompany notes payable	—	—	—	88,601	(88,601)	—
Deferred income tax liabilities	—	—	3,951	—	—	3,951
Other long-term obligations	—	—	—	7,164	—	7,164

Total liabilities	—	—	25,229	531,605	(90,010)	466,824
Minority interest in equity of consolidated subsidiaries	—	—	—	—	17,419	17,419
Total stockholders’ equity	265,054	265,054	265,054	2,110	(532,218)	265,054

Total liabilities, minority interest, and stockholders’ equity	$265,054	$265,054	$290,283	$533,715	$(604,809)	$749,297

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2003
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue			$38,706	$510,836	$(6,556)	$542,986
Total operating expenses	—	—	111,071	472,211	(6,556)	576,726

Income from operations	—	—	(72,365)	38,625	—	(33,740)
Interest expense			(1,691)	(24,166)	—	(25,857)
Interest income			5,456	(4,083)	—	1,373
Other income, net			—	206	—	206
Equity in net earnings of affiliates	(60,306)	(60,306)	8,607	58	115,488	3,541

Income (loss) before minority interest and income taxes	(60,306)	(60,306)	(59,993)	10,640	115,488	(54,477)
Minority interest share of earnings of consolidated subsidiaries			—	—	(5,524)	(5,524)

Income (loss) before income taxes	(60,306)	(60,306)	(59,993)	10,640	109,964	(60,001)
Income tax expense			(313)	8	—	(305)

Net income (loss)	$(60,306)	$(60,306)	$(60,306)	$10,648	$109,964	$(60,306)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended September 30, 2003
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by (used in) operating activities	$—	$—	$(1,541)	$44,129	$—	$42,588
Net cash provided by (used in) investing activities	394	394	377	(98,106)	(15,150)	(112,091)
Net cash provided by (used in) financing activities	(394)	(394)	(21,140)	51,712	15,150	44,934

Increase (decrease) in cash and cash equivalents	—	—	(22,304)	(2,265)	—	(24,569)
Cash and cash equivalents:
Beginning of year	—	—	100,215	18,553	—	118,768

End of year	$—	$—	$77,911	$16,288	$—	$94,199

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2002
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current Assets:
Cash and cash equivalents	$—		$100,215	$18,553	$—	$118,768
Accounts receivable, net	—		2,903	67,987	—	70,890
Medical supplies	—		235	13,331	—	13,566
Due from affiliates	—		7	13	—	20
Deferred income tax assets	—		1,977	—	—	1,977
Intercompany notes and other receivables	—		2,210	—	(2,210)	—
Prepaid expenses and other current assets	—		6,085	2,027	—	8,112

Total current assets	—		113,632	101,911	(2,210)	213,333
Property and equipment, net	—		22,087	346,337	—	368,424
Investments in and advances to affiliates, net	—		2,346	888	—	3,234
Investments in subsidiaries	325,690	325,690	(3,753)	—	(647,627)	—
Goodwill, net	—		132,168	—	—	132,168
Other intangible assets, net	—		14,497	4,783	—	19,280
Intercompany notes receivables	—		70,460	—	(70,460)	—
Other assets	—		1,274	3,328	—	4,602

Total assets	$325,690	$325,690	$352,711	$457,247	$(720,297)	$741,041

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current Liabilities:
Short-term borrowings	$—		$—	$4,500	$—	$4,500
Accounts payable	—		2,140	29,568	—	31,708
Income tax payable	—		609	—	—	609
Accrued compensation and benefits	—		8,016	7,790	—	15,806
Accrued property taxes	—		31	3,059	—	3,090
Accrued construction and development costs	—		—	24,317	—	24,317
Other accrued liabilities	—		4,023	3,218	—	7,241
Intercompany notes and other payables	—		—	2,210	(2,210)	—
Current portion of long-term debt and obligations under capital leases	—		2,832	25,405	—	28,237

Total current liabilities	—	—	17,651	100,067	(2,210)	115,508
Long-term debt	—		328	260,681	—	261,009
Obligations under capital leases	—		6,803	3,644	—	10,447
Intercompany notes payable	—		—	70,460	(70,460)	—
Deferred income tax liabilities	—		2,194	—	—	2,194
Other long-term obligations	—		45	5,773	—	5,818

Total liabilities	—	—	27,021	440,625	(72,670)	394,976
Minority interest in equity of consolidated subsidiaries	—		—	—	20,375	20,375
Total stockholders’ equity	325,690	325,690	325,690	16,622	(668,002)	325,690

Total liabilities, minority interest, and stockholders’ equity	$325,690	$325,690	$352,711	$457,247	$(720,297)	$741,041

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2002
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue	$—	$—	$44,742	$438,849	$(5,954)	$477,637
Total operating expenses	—	—	54,451	373,356	(5,954)	421,853

Income from operations	—	—	(9,709)	65,493	—	55,784
Interest expense	—	—	(1,694)	(21,899)	(3)	(23,596)
Interest income	—	—	6,449	(4,112)	—	2,337
Other income, net	—	—	100	91	(1)	190
Equity in net earnings of affiliates	24,351	24,351	32,120	43	(77,858)	3,007

Income (loss) before minority interest and income taxes	24,351	24,351	27,266	39,616	(77,862)	37,722
Minority interest share of earnings of consolidated subsidiaries	—	—	—	—	(10,451)	(10,451)

Income before income taxes	24,351	24,351	27,266	39,616	(88,313)	27,271
Income tax expense			(2,915)	(5)	—	(2,920)

Net income (loss)	$24,351	$24,351	$24,351	$39,611	$(88,313)	$24,351

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended September 30, 2002
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by operating activities	$—	$—	$652	$69,040	$—	$69,692
Net cash provided by (used in) investing activities	(1,093)	(1,093)	(5,199)	(75,870)	(7,496)	(90,751)
Net cash provided by (used in) financing activities	1,093	1,093	9,305	6,483	7,496	25,470

Increase (decrease) in cash and cash equivalents	—	—	4,758	(347)	—	4,411
Cash and cash equivalents:
Beginning of year	—	—	95,457	18,900	—	114,357

End of year	$—	$—	$100,215	$18,553	$—	$118,768

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2001
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue	$—	$—	$46,118	$334,325	$(3,436)	$377,007
Total operating expenses	—	—	69,254	270,341	(3,436)	336,159

Income from operations	—	—	(23,136)	63,984	—	40,848
Interest expense	—	—	(4,267)	(22,128)	—	(26,395)
Interest income	—	—	9,458	(5,937)	—	3,521
Other income, net	—	—	(410)	83	—	(327)
Equity in net earnings of affiliates	1,050	1,050	19,701	36	(23,956)	(2,119)

Income before minority interest and income taxes	1,050	1,050	1,346	36,038	(23,956)	15,528
Minority interest share of earnings of consolidated subsidiaries	—	—	—	—	(14,160)	(14,160)

Income before income taxes	1,050	1,050	1,346	36,038	(38,116)	1,368
Income tax expense			(296)	(21)	—	(317)

Net income	$1,050	$1,050	$1,050	$36,017	$(38,116)	$1,051

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended September 30, 2001
(In thousands)

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by operating activities	$—	$—	$8,094	$36,742	$—	$44,836
Net cash provided by (used in) investing activities	(136,691)	(139,981)	(14,775)	32,007	270,662	11,222
Net cash provided by (used in) financing activities	136,691	139,981	100,066	(55,398)	(270,662)	50,678

Increase (decrease) in cash and cash equivalents	—	—	93,385	13,351	—	106,736
Cash and cash equivalents:
Beginning of year	—	—	2,072	5,549	—	7,621

End of year	—	—	95,457	18,900	—	114,357

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

________________________________________________________________________________

MedCath Holdings Corp.

Offer to Exchange

Registered 9 7/8% Senior Notes due 2012

For Any and All Outstanding
Unregistered 9 7/8% Senior Notes due 2012

PROSPECTUS

          All certificates for notes being tendered, executed Letters of Transmittal and any other required documents should be sent to the Exchange Agent at the address below.

          All questions and requests for assistance and requests for additional copies of the prospectus, the Letter of Transmittal and any other required documents should be directed to the Exchange Agent.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance
(800) 934-6802 (telephone)
(651) 495-8158 (facsimile)

You should confirm deliveries sent by facsimile.

(Originals of all documents submitted by facsimile should be sent promptly by registered or certified mail, or by hand delivery or overnight courier)

                              , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses of which the Delaware Court of Chancery or such other court shall deem proper.

      The Bylaws of the Issuer provide that the directors and officers shall be indemnified by the Issuer to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Bylaws provide that the Issuer has the power to indemnify officers who are employees as set forth in the DGCL or other applicable law. In addition, as permitted by the DGCL, the Certificate of Incorporation provides that directors of the Issuer shall have no personal liability to the Issuer or its stockholders for monetary damages or for breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to the Issuer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

      MedCath Corporation maintains insurance against liabilities under the Securities Act for the benefit of the Issuer’s officers and directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      Section 8(b) of the Registration Rights Agreement (filed as Exhibit 4.5 to this Registration Statement) provides that the holders of the original notes severally and not jointly will indemnify and hold harmless the Issuer and the guarantors and their respective directors, officers who sign the Registration Statement and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and the respective officers, directors, partners, employees, representatives and agents from any loss, claim, damage or liability, judgment, action and expense caused by any untrue statement or omission, or alleged untrue statement of a material fact, in the Registration Statement, in the prospectus or in any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case with respect to any claim or action is based on information relating to such holders furnished in writing by such holders to the Issuer, any guarantor, or their directors or officers of any such controlling person expressly for use in this Registration Statement, in the prospectus or in any amendment or supplement thereto. In no event shall the liability of any selling holder under this Registration Statement be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Notes giving rise to such indemnification obligation.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

4.1	Form of 9 7/8% Senior Note due 2012.
4.2	Indenture dated as of July 7, 2004 among MedCath Holdings Corp., as issuer (the “Issuer”), MedCath Corporation and the subsidiaries of the Issuer named therein, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the 9 7/8% Senior Notes due 2012.
4.3	Purchase Agreement dated as of June 29, 2004 between the Issuer, the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
4.4	Registration Rights Agreement dated as of July 7, 2004 among the Issuer, the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
4.5	Credit Agreement, dated as of July 7, 2004, among Medcath Corporation, as a parent guarantor, Medcath Holdings Corp., as the borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wachovia Bank, National Association, as syndication agent, and the other lenders party thereto.
4.6	Collateral Agreement, dated as of July 7, 2004, by and among Medcath Corporation, Medcath Holdings Corp., the Subsidiary Guarantors, as identified on the signature pages thereto and any Additional Grantor (as defined therein) who may become party to the Collateral Agreement, in favor of Bank of America, N.A., as administrative agent for the ratable benefit of the banks and other financial institutions from time to time parties to the Credit Agreement, dated as of July 7, 2004, by and among the MedCath Corporation, MedCath Holdings Corp. and the lenders party thereto.
5.1	Form of Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.
5.2	Form of Opinion of Winston & Strawn LLP regarding the enforceability of the securities being registered.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature pages).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.

Item 22.	Undertakings.

      Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 21, 2004.

MEDCATH HOLDINGS CORP.

By:	/s/ JOHN T. CASEY

John T. Casey
President

POWER OF ATTORNEY

      Each of the undersigned directors and officers of the above named Registrant, by his execution hereof, hereby constitutes and appoints John T. Casey, James E. Harris and James A. Parker and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JOHN T. CASEY John T. Casey	President and Director (principal executive officer)	September 21, 2004

/s/ JAMES E. HARRIS James E. Harris	Vice President, Secretary, Assistant Treasurer and Director (principal financial and accounting officer)	September 21, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 21, 2004.

MEDCATH CORPORATION

By:	/s/ JOHN T. CASEY

John T. Casey
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

      Each of the undersigned directors and officers of the above named Registrant, by his or her execution hereof, hereby constitutes and appoints John T. Casey, James E. Harris and James A. Parker, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JOHN T. CASEY John T. Casey	President, Chief Executive Officer and Chairman (principal executive officer)	September 21, 2004

/s/ JAMES E. HARRIS James E. Harris	Executive Vice President, Chief Financial Officer and Secretary (principal financial officer)	September 21, 2004

/s/ DAVID W. PERRY David W. Perry	Vice President and Chief Accounting Officer (principal accounting officer)	September 21, 2004

/s/ ADAM H. CLAMMER Adam H. Clammer	Director	September 21, 2004

/s/ EDWARD A. GILHULY Edward A. Gilhuly	Director	September 21, 2004

/s/ GALEN D. POWERS Galen D. Powers	Director	September 21, 2004

/s/ PAUL B. QUEALLY Paul B. Queally	Director	September 21, 2004

Signature	Title	Date

/s/ RUTH G. SHAW Ruth G. Shaw	Director	September 21, 2004

/s/ ROBERT S. MCCOY, JR. Robert S. McCoy, Jr.	Director	September 21, 2004

/s/ JACQUE J. SOKOLOV, MD Jacque J. Sokolov, MD	Director	September 21, 2004

/s/ JOHN B. MCKINNON John B. McKinnon	Director	September 21, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 21, 2004.

AHH MANAGEMENT, INC.
AUSTIN MOB, INC.
DTO MANAGEMENT, INC.
HHBF, INC.
HARLINGEN HOSPITAL MANAGEMENT, INC.
HARLINGEN PARTNERSHIP HOLDINGS, INC.
HOSPITAL MANAGEMENT IV, INC.
LAFAYETTE HOSPITAL MANAGEMENT, INC.
LOUISIANA HOSPITAL MANAGEMENT, INC.
MEDCATH OF ARKANSAS, INC.
MEDCATH CARDIOLOGY CONSULTING &
MANAGEMENT, INC.
MEDCATH INCORPORATED
MEDCATH OF TEXAS, INC.
MILWAUKEE HOSPITAL MANAGEMENT, INC.
NM HOSPITAL MANAGEMENT, INC.
SAN ANTONIO HOLDINGS, INC.
SAN ANTONIO HOSPITAL MANAGEMENT,
INC.
SIOUX FALLS HOSPITAL MANAGEMENT, INC.
SOUTHERN ARIZONA HEART, INC.
VENTURE HOLDINGS, INC.

By:	/s/ JOHN T. CASEY

John T. Casey
President

POWER OF ATTORNEY

      Each of the undersigned directors and officers of the above named Registrants, by his execution hereof, hereby constitutes and appoints John T. Casey, James E. Harris and James A. Parker, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JOHN T. CASEY John T. Casey	President and Director (principal executive officer)	September 21, 2004

/s/ JAMES E. HARRIS James E. Harris	Vice President, Secretary, Assistant Treasurer and Director (principal accounting and financial officer)	September 21, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 21, 2004.

INTERIM DIAGNOSTICS SOLUTIONS, LLC
MEDCATH DIAGNOSTICS, LLC
MEDCATH FINANCE COMPANY, LLC
MEDCATH NUCLEAR SERVICES, LLC
METUCHEN NUCLEAR MANAGEMENT, LLC

By:	/s/ JOHN T. CASEY

John T. Casey
Manager

By: /s/ JAMES E. HARRIS

James E. Harris
Manager

POWER OF ATTORNEY

      Each of the undersigned managers and officers of the above named Registrants, by his execution hereof, hereby constitutes and appoints John T. Casey, James E. Harris and James A. Parker, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JOHN T. CASEY John T. Casey	Vice President and Manager (principal executive officer)	September 21, 2004

/s/ JAMES E. HARRIS James E. Harris	Vice President, Secretary, Assistant Treasurer and Manager (principal accounting and financial officer)	September 21, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on September 21, 2004.

HEART RESEARCH CENTERS INTERNATIONAL, LLC

By: MedCath Diagnostics, LLC, Manager

By:	/s/ JOHN T. CASEY

John T. Casey
Manager

By: /s/ JAMES E. HARRIS

James E. Harris
Manager

POWER OF ATTORNEY

      Each of the undersigned managers and officers of the above named Registrants, by his execution hereof, hereby constitutes and appoints John T. Casey, James E. Harris and James A. Parker, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ JOHN T. CASEY John T. Casey	Vice President and Manager of the Manager (principal executive officer)	September 21, 2004

/s/ JAMES E. HARRIS James E. Harris	Vice President, Secretary, Assistant Treasurer and Manager of the Manager (principal accounting and financial officer)	September 21, 2004

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of 9 7/8% Senior Note due 2012.
4.2	Indenture dated as of July 7, 2004 among MedCath Holdings Corp., as issuer (the “Issuer”), MedCath Corporation and the subsidiaries of the Issuer named therein, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the 9 7/8% Senior Notes due 2012.
4.3	Purchase Agreement dated as of June 29, 2004 between the Issuer, the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
4.4	Registration Rights Agreement dated as of July 7, 2004 among the Issuer, the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
4.5	Credit Agreement, dated as of July 7, 2004, among Medcath Corporation, as a parent guarantor, Medcath Holdings Corp., as the borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wachovia Bank, National Association, as syndication agent, and the other lenders party thereto.
4.6	Collateral Agreement, dated as of July 7, 2004, by and among Medcath Corporation, Medcath Holdings Corp., the Subsidiary Guarantors, as identified on the signature pages thereto and any Additional Grantor (as defined therein) who may become party to the Collateral Agreement, in favor of Bank of America, N.A., as administrative agent for the ratable benefit of the banks and other financial institutions from time to time parties to the Credit Agreement, dated as of July 7, 2004, by and among the MedCath Corporation, MedCath Holdings Corp. and the lenders party thereto.
5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.
5.2	Form of Opinion of Winston & Strawn LLP regarding the enforceability of the securities being registered.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.